Exhibit 2.2

Execution Version

PURCHASE AND SALE AGREEMENT

by and between

MAPLE ENERGY HOLDINGS, LLC

as Seller

and

Vital energy, inc.

as Purchaser

Dated September 13, 2023

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Page

12.18	Limitation on Damages	94
12.19	Non-Recourse Parties	94
12.20	No Reliance	95
12.21	Waiver of Right of Rescission	95
12.22	Conspicuous	95
12.23	Change of Name	95

(continued)

EXHIBITS:

Exhibit A-1	Leases
Exhibit A-2	Wells
Exhibit A-3	Units
Exhibit A-4	Fee Minerals
Exhibit A-5	Rights of Way
Exhibit A-6	Field Office
Exhibit A-7	New Leases
Exhibit B-1	Form of Assignment and Bill of Sale
Exhibit B-2	Form of Mineral Deed
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Surface Use Agreement

v

(continued)

SCHEDULES:

Schedule K	Knowledge Persons
Schedule TI	Target Intervals
Schedule 1.2(c)(iv)	Assigned MSAs
Schedule 1.3	Certain Excluded Assets
Schedule 2.2	Allocated Values
Schedule 3.2(a)	Unrecorded Written Title Instruments
Schedule 3.3	Certain Additional Permitted Encumbrances
Schedule 3.5	Certain Environmental Matters
Schedule 4.2	Litigation
Schedule 4.3	Taxes and Assessments
Schedule 4.4	Compliance with Law
Schedule 4.5	Material Contracts
Schedule 4.7	Imbalances
Schedule 4.8(a)	Preferential Rights to Purchase
Schedule 4.8(b)	Material Consents
Schedule 4.8(c)	Consents to Assign
Schedule 4.11	Wells and Equipment
Schedule 4.12	Non-Consent Operations
Schedule 4.13	Outstanding Capital Commitments
Schedule 4.15	Environmental
Schedule 4.16	Permits
Schedule 4.17(a)	Lease Terms
Schedule 4.17(b)	Lease Demands
Schedule 4.17(c)	Lease Defaults
Schedule 4.17(d)	Drilling Commitments
Schedule 4.17(e)	Lease Maintenance Payments
Schedule 4.18	Credit Support
Schedule 4.19(a)	Insurance Policies
Schedule 4.19(b)	Pending Insurance Claims
Schedule 4.20	Suspense Funds
Schedule 4.21	Rights of Way and Surface Fee Estates
Schedule 4.22	Dedications; Minimum Volume Commitments
Schedule 5.7	Capitalization
Schedule 6.4 – Part A	Seller Operation of Business
Schedule 6.4 – Part B	Purchaser Contact Persons
Schedule 6.10 – Part A	Purchaser Operation of Business
Schedule 6.10 – Part B	Seller Contact Persons

(continued)

Accounting Arbitrator	73
Affiliate	1
Aggregate Deductible	37
Agreement	1
Allocated Value	16
Allocation	79
Asset Taxes	1
Assets	1
Assignment and Bill of Sale	20
Assumed Obligations	82
Audit Firm	66
Audited Financial Statements	66
barrel	4
Business Day	4
Casualty Loss	87
Claim	86
Claim Notice	86
Closing	70
Closing Consideration	72
Closing Date	70
Closing Payment	72
Code	4
Consent	45
Contracting Parties	95
Contracts	2
Credit Support	48
Cure Date	31
Cure Target Defect	31
Cure Target Environmental Defect	31
Cure Target Title Defect	31
Cut-Off Date	4
Damages	90
Defect Claim Date	29
Defect Escrow	34
Defect Escrow Amount	34
Defect Escrow Shares	34
Defensible Title	21
Deposit	16
Deposit Escrow	16
Designated Area	5
Dispute Environmental Matters	39
Disputed Claims	76
Disputed Matter	34
Disputed Title Matters	38
Effective Date	5
Environmental Arbitrator	39
Environmental Consultant	26
Environmental Cure Date	31
Environmental Defect	28
Environmental Defect Amount	33
Environmental Defect Asset	30
Environmental Defect Claim Notice	30
Environmental Information	28
Environmental Laws	5
Environmental Matters	5
Environmental Permits	47
Environmental Review	26
Equipment	3
Escrow Agent	16
Escrow Agreement	16
Exchange Act	5
Excluded Assets	14
Excluded Records	4
Execution Date	1
Fee Minerals	2
Field Office	3
Final Adjustment Date	40
Final Price	74
Final Release Disputed Claims	75
Final Settlement Statement	73
Financial Statements	54
First Holdback Release Amount	75
First Holdback Release Date	75
Fraud	5
G&G Data	5
GAAP	5
Governmental Authority	6
Hazardous Substance	6
Hedge	6
Holdback Cash	76
Holdback Escrow Shares	74
Holdback Period	74
Holdback Sale Right	76
HSR Act	69
Hydrocarbons	6
Income Taxes	6
Indemnified Person	86
Indemnifying Person	85
Indemnity Holdback Amount	74
Indemnity Holdback Escrow	74
Individual Defect Threshold	37
Individual Indemnity Threshold	89
Information	50
Initial Release Disputed Claims	75

Initial Reserve Reports	66
Interim Financial Statements	66
Invasive Activity	27
Knowledge	6
Laws	6
Leases	2
Liquidation Plan	76
Material Consent	6
Material Contract	6
Mineral Deed	21
Net Acre	8
Net Revenue Interest	8
New Lease Expenses	8
New Leases	8
Nine Month Interim Financials	66
Non-Disclosure Agreement	8
Nonparty Affiliates	95
NORM	28
NYSE	8
Outside Date	80
Overhead Costs	8
Parties	1
Party	1
Per Share Value	8
Permits	47
Permitted Encumbrances	22
Person	8
Phase I	26
Preliminary Settlement Statement	72
Properties	2
Property Costs	8
Purchase Price	10
Purchaser	1
Purchaser Comment Deadline	73
Purchaser Disclosure Schedules	57
Purchaser Financial Statements	67
Purchaser Fundamental Representations	10
Purchaser Group	84
Purchaser Material Adverse Effect	10
Purchaser Stock	10
Reclassification Event	16
Records	4
Records Period	67
Registration Rights Agreement	10
Regulation S-X	66
Representatives	10
Reserve Engineer	66
Retained Obligations	83
Rights of Way	2
Riverstone Fund	10
Riverstone Indemnitees	10
Royalties	11
SEC	11
SEC Documents	54
Securities Act	11
Seller	1
Seller Disclosure Schedules	51
Seller Fundamental Representations	11
Seller Group	84
Seller Material Adverse Effect	11
Seller Taxes	11
Six Month Interim Financials	66
Stock Consideration	15
Stock Deposit	12
Straddle Period	12
Surface Fee Estates	15
Surface Use Agreement	12
Suspense Funds	12
Target Closing Date	70
Target Interval	12
Tax	12
Tax Proceeding	78
Tax Return	12
Taxes	12
Third Party	12
Title Arbitrator	38
Title Benefit	22
Title Benefit Amount	34
Title Benefit Threshold	38
Title Cure Date	31
Title Defect	22
Title Defect Amount	33
Title Defect Claim Notice	29
Title Defect Property	29
Title Matters	12
Transaction Agreements	13
Transactions	13
Transfer Taxes	13
Treasury Regulations	13
Unadjusted Purchase Price	15
Unapproved Exception	13
Units	2
Working Interest	13

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), is dated as of September 13, 2023 (the “Execution Date”), by and among Maple Energy Holdings, LLC, a Delaware limited liability company (“Seller”), and Vital Energy, Inc., a Delaware corporation (“Purchaser”). Seller, on the one hand, and Purchaser, on the other hand, are referred to herein individually, as a “Party” and collectively, as the “Parties”.

RECITALS:

Seller desires to sell, and Purchaser desires to purchase, those certain oil and gas properties, rights, and related assets that are defined and described as “Assets” herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1
PURCHASE AND SALE

1.1            Purchase and Sale. On the terms and conditions contained in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, accept, and pay for, the Assets.

1.2            Certain Definitions. As used herein:

(a)            “Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, for the avoidance of doubt, for the purposes of this Agreement, except with respect to Section 12.19 and the definition of “Riverstone Indemnitees” (and its applicability in this Agreement) or as may be otherwise expressly set forth in this Agreement, the term “Affiliate” shall not include, and no provision of this Agreement shall be applicable to, Riverstone Holdings, LLC (“Riverstone”), any fund or investment vehicle managed or advised by Riverstone or its Affiliates (including the Riverstone Fund), or any Person that directly or indirectly controls, is controlled by, or is under common control with Riverstone other than Seller and Maple Energy Ventures, LLC; provided, further, that Streamline Innovations, Inc. shall not be an Affiliate of Seller for any purpose of this Agreement. “Control” and derivatives of such term, as used in this definition, means having the ability, whether or not exercised, to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

(b)           “Asset Taxes” means ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon the acquisition, operation or ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

(c)            “Assets” means all of Seller’s right, title and interest in and to the following (but excluding in all cases any Excluded Assets):

(i)            the oil and gas leases, oil, gas, and mineral leases and subleases, carried interests, operating rights, record title interests and other interests located within the Designated Area, including those identified or described on Exhibit A-1 or Exhibit A-7, and, without limiting the foregoing, all other rights (of whatever character, whether legal or equitable, vested or contingent, and whether or not the same are expired or terminated) in and to the Hydrocarbons in, on, under, and that may be produced from or are otherwise attributable to the Designated Area, including the lands covered by the leases, subleases, interests and rights described on Exhibit A-1 or Exhibit A-7, and any renewals, modifications, supplements, ratifications or amendments to such leases, subleases, interests and rights described on Exhibit A-1 or Exhibit A-7 (collectively, the “Leases”);

(ii)            all Hydrocarbon, water, CO2, injection, disposal or other wells located within the Designated Area, including those identified on Exhibit A-2 and any and all Hydrocarbon, water, CO2, injection, disposal or other wells located on the Leases or on lands pooled, communitized, or unitized therewith or on the Rights of Way, including the wells shown on Exhibit A-2, in each case, whether producing, non-producing, permanently or temporarily plugged and abandoned, and whether or not fully described on any exhibit or schedule hereto (the “Wells”);

(iii)           all pooled, communitized, consolidated or unitized acreage which includes all or part of any Leases, and all tenements, hereditaments, and appurtenances belonging thereto, including, for purposes of clarity, such units more particularly identified on Exhibit A-3 (collectively, the “Units,” and, together with the Wells, Leases and Fee Minerals (defined below), the “Properties”);

(iv)          currently existing contracts, agreements, and instruments pertaining to the other Assets (to the extent applicable to the other Assets) including operating agreements; unitization, pooling, and communitization agreements; declarations and orders; area of mutual interest agreements; farmin and farmout agreements; exchange agreements; compressor agreements; rental agreements (to the extent freely transferrable without payment of a fee or other consideration, unless Purchaser has agreed in writing to pay such fee or consideration); gathering agreements; agreements for the sale and purchase of Hydrocarbons; disposal agreements; transportation agreements; and processing agreements (the “Contracts”); provided, however, that the term “Contracts” shall not include (x) the Leases, the Rights of Way and other instruments constituting Seller’s chain of title to the applicable Leases or Rights of Way or (y) any master services agreements, drilling contracts and other similar service contracts (other than those master services agreements or similar service contracts that are listed on Schedule 1.2(c)(iv));

(v)            all fee mineral interests in the Designated Area, including those identified or described on Exhibit A-4 (the “Fee Minerals”);

(vi)           all currently existing Permits, to the extent related to the Assets and to the extent transferrable;

(vii)          all surface and/or subsurface easements, permits, licenses, servitudes, rights-of-way, leases, rights to explore and drill for, produce, store, gather, transport, use and sell surface and subsurface water and other rights to use the surface appurtenant to, or used or held for use in connection with, the Properties, including those described on Exhibit A-5 (collectively, the “Rights of Way”); provided, however, that the term “Rights of Way” shall not include interests held pursuant to the Leases and other instruments constituting Seller’s chain of title to the applicable Leases;

(viii)         all surface and subsurface equipment, machinery, fixtures, and other tangible personal property and improvements, whether owned or leased, that are located at, on or under any of the lands covered by or attributable to any of the Properties or Field Office or are used or held for use in connection with the ownership or operation of the Properties or any of the other Assets or the production, treatment, storage, disposal, or transportation of Hydrocarbons or other substances thereon or therefrom (including all Well and wellhead equipment, casing rods, boilers, tubing, motors, fixtures, pumps, pumping units, Hydrocarbon measurement facilities, flowlines, gathering systems, piping, pipelines, compressors, Hydrocarbons measurement facilities, metering facilities, interconnections, tanks, tank batteries, treatment facilities, injection facilities, disposal facilities, compression facilities, processing and separation facilities, platforms, SCADA equipment, frac tanks and ponds and other materials, supplies, inventory, facilities, machinery, equipment and similar personal property (both surface and subsurface)) (collectively, the “Equipment”);

(ix)            that certain lease agreement described on Exhibit A-5 covering the field office described on Exhibit A-6 (the “Field Office”);

(x)            all Hydrocarbons produced from, or attributable to, the Assets from and after the Effective Date; all Hydrocarbon inventories from or attributable to the Assets that are in storage or existing in stock tanks, pipelines and/or plants on the Effective Date (including inventory and line fill); and, to the extent related or attributable to the Assets, all production, plant, and transportation imbalances (provided, however, that Purchaser’s rights to the inventories and imbalances described in this subsection (x) shall be satisfied solely pursuant to Sections 2.3(c) and 2.3(d)); and

(xi)           except to the extent related to any of the Retained Obligations, all (A) trade credits, accounts receivable, take-or-pay amounts receivable, and other receivables and general intangibles, to the extent attributable to the other Assets for periods of time from and after the Effective Date or related to any Assumed Obligation hereunder, (B) liens and security interests in favor of Seller or any of its Affiliates under any Law or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Date of any of the other Assets or to the extent arising in favor of Seller with respect to any Asset or any Assumed Obligation for which Purchaser is providing indemnification hereunder, (C) indemnity, contribution, and other such rights in favor of Seller or any of its Affiliates against any Third Party arising under any of the other Assets to the extent attributable to such other Assets for periods of time from and after the Effective Date or related to any Assumed Obligation hereunder, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common Law rights of contribution and all rights and remedies of any kind arising under or with respect to any Contracts ((1) whether related to periods of time occurring before, on or after the Effective Date and (2) including audit and other similar rights (including, for purposes of clarity, the right to receive adjustments, refunds or other proceeds related to or payable in connection with the exercise of any such rights)) and (D) rights, remedies, claims, demands, interests or causes of action whatsoever, at Law or in equity, known or unknown, of Seller or any of its Affiliates against any Third Party to the extent related to (1) the Assets or periods of time from and after the Effective Date or (2) any Assumed Obligation, and, where necessary to give effect to the assignment, conveyance and/or transfer of any of the foregoing matters described in this Section 1.2(c)(xi), Seller grants to Purchaser the right to be subrogated thereto, except, in each case, to the extent relating to any of the Retained Obligations; and

(xii)          originals, to the extent available, otherwise copies (including electronic copies) of files, records, information and data in Seller’s or any of its Affiliates’ possession or control and to the extent relating or relevant to Seller’s ownership and/or operation of all or any portion of any of the Assets, including all books, records, data, files, information, drawings, maps, lease files, land files, surveys, division order files, abstracts, muniments of title, title opinions, title curative documents and other title information, contract files, well logs and other similar files, well and equipment telemetry data, wellbore schematics, shape files, the G&G Data, production data, well, operation and accounting data and records, workover, artificial lift conversion and downtime history, KMZ files, and engineering, exploration and other technical data and information (excluding any interpretive data or other technical analysis) that relates or is relevant to any of the Assets (including, for purposes of clarity, the ownership or operation thereof), but excluding, in each case:

(A)           all corporate, financial, Tax, and legal data and records of Seller that relate to Seller’s business generally (whether or not relating to the Assets) or to Seller’s business (including all Income Tax data and records), operations, assets, and properties to the extent not related to or part of the Assets;

(B)            any data, software, and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other agreement, or by applicable Law, and for which no consent to transfer has been received and/or for which Purchaser has not agreed in writing to pay the fee or other consideration, as applicable;

(C)            all legal records and legal files of Seller, including all work product of, and attorney-client communications with, Seller’s legal counsel (other than Leases, title opinions, and Contracts, which shall, for purposes of clarity, be included in the Assets);

(D)            data and records relating to the sale of the Assets, including communications with the advisors or other Representatives of Seller or any member of Seller Group;

(E)            any data and records, to the extent relating to the Excluded Assets or assets and properties to the extent they do not constitute Assets under this Agreement;

(F)            all emails and electronic correspondence, unless (I) an item otherwise included in the Records is only available as an attachment to such email or electronic correspondence, (II) such email or electronic correspondence is of a type that would ordinarily be included in a Lease file or Well file, as applicable or (III) any other record that would only be contained in email and electronic correspondence; and

(G)            those original data and records retained by Seller pursuant to Section 12.5.

(Clauses (A) through (G) shall hereinafter be referred to as the “Excluded Records” and subject to such exclusions, the data, software and records described in this Section 1.2(c)(xii) are referred to herein as the “Records.”).

(d)           “AV Units” means, collectively, the hypothetical units more particularly identified on Schedule 2.2 and the map attached thereto.

(e)            “barrel” means forty-two (42) U.S. gallons.

(f)            “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Houston, Texas or Tulsa, OK, United States of America.

(g)            “Code” means the United States Internal Revenue Code of 1986, as amended.

(h)            “Cut-Off Date” means five o’clock p.m. in Houston, Texas on the date that is twelve (12) months following the Closing Date.

(i)            “Designated Area” means Reeves County, Texas.

(j)            “Effective Date” means 12:01 a.m. in Houston, Texas on August 1, 2023.

(k)            “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended to the date hereof, and all similar Laws, including common law, as of the Execution Date of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment, biological or cultural resources, exposure to pollution or chemicals in the environment or protection of occupational safety, including those Laws relating to the storage, handling and use of Hazardous Substances and Laws relating to the generation, processing, treatment, storage, transportation, disposal or management thereof and all regulations implementing the foregoing.

(l)             “Environmental Matters” means (i) the terms of Article 3, (ii) Seller’s representations and warranties in Sections 4.2 and 4.15, (iii) Seller’s covenants and agreements pursuant to Section 6.4, (iv) the Retained Obligations and (v) Seller’s liability and indemnification obligations with respect to (including, for purposes of clarity, Purchaser’s right to indemnification pursuant to Article 11 with respect to) any (A) breach or inaccuracy, as applicable, of any such representations and warranties, covenants or agreements or (B) any Retained Obligations (including, for purposes of clarity, any and all Damages caused by, arising out of, resulting from or related to any of the foregoing matters described in this definition).

(m)           “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(n)            “Fraud” means actual and intentional fraud by a Party with respect to the making of the representations and warranties pursuant to Article 4 or Article 5 (as applicable); provided, that such actual and intentional fraud of such Party shall only be deemed to exist if any of the individuals included on Subpart 1 of Schedule K (in the case of Seller) or Subpart 2 of Schedule K (in the case of Purchaser) had Knowledge of the breach or inaccuracy of any such representation(s) and/or warranty(ies) when made by such Party pursuant to Article 4 or Article 5 (as applicable), with the intent of inducing the other Party to enter into this Agreement and upon which such other Party has relied to its detriment (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory under applicable Law).

(o)            “G&G Data” means all geological or geophysical information constituting proprietary data, studies, core samples, maps, related technical data and any other geological or geophysical information (in each case excluding any interpretations of Seller made with respect to such information as well as any seismic information of Seller) covering the Properties that Seller is not prohibited by agreement from transferring to Purchaser (other than any such information licensed from non-Affiliate Persons that cannot be transferred without additional consideration to such non-Affiliate Persons and for which Purchaser has not agreed (in its sole discretion) to pay such additional consideration).

(p)            “GAAP” means United States generally accepted accounting principles, consistently applied.

(q)            “Governmental Authority” means any national, state, county, federal, municipal, or multinational government and/or government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies, administrative body, legislature, executive or other authority or regulatory body or other instrumentalities of any of them.

(r)             “Hazardous Substance” shall mean any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM, petroleum and any fraction thereof and any other substances referenced in Section 3.4(c).

(s)            “Hedge” means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons or securities.

(t)            “Hydrocarbons” means crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.

(u)            “Income Taxes” means any U.S. federal, state or local or foreign income Tax or Tax based on profits, net profits, margin, revenues, gross receipts or similar measure.

(v)            “Knowledge” (or “knowledge” or “known” or other derivatives thereof) means, whether or not capitalized, (i) with respect to Seller, the actual knowledge, without any duty of inquiry or investigation, of any of the individuals listed in Subpart 1 of Schedule K and (ii) with respect to Purchaser the actual knowledge, without any duty of inquiry or investigation, of any of the individuals listed in Subpart 2 of Schedule K.

(w)           “Laws” means any federal, state, local or foreign or multinational law, statute, act, code, ruling, award, writ, ordinance, rule, regulation, judgment, order, injunction, decree, decision or agency requirement of any Governmental Authority, including common law.

(x)            “Material Consent” means a Consent by a third Person (i) that if not obtained prior to the assignment of an Asset, (A) voids or nullifies (automatically or at the election of the holder thereof) the assignment, conveyance or transfer of such Asset, (B) terminates (or gives the holder thereof the right to terminate) any material rights in the Asset subject to such consent, or (C) requires payment of a fee or liquidated damages or (ii) that has affirmatively been denied in writing (except for any such consent that is otherwise waived in writing by Purchaser); provided, however, that “Material Consent” does not include (x) any consent or approval of Governmental Authorities customarily obtained after Closing or (y) any Consent which by its express terms cannot be unreasonably withheld, unless such Consent has been affirmatively denied in writing.

(y)            “Material Contract” means, to the extent binding on the Assets or Purchaser’s ownership thereof after Closing, any Contract which is one or more of the following types:

(i)            Contracts between Seller, on the one hand, and any Affiliate of Seller, on the other hand, which will be binding on or otherwise burden Purchaser or any of the Assets after the Closing;

(ii)           Contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons produced from or allocable to the Properties which are not cancelable without penalty to, or material payment by Seller, its Affiliates, or its or their permitted successors and assigns, on sixty (60) days’ or less prior written notice;

(iii)           To the extent currently pending, Contracts to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Assets at any time from and after the Effective Date, but excluding conventional rights of reassignment upon intent to abandon any Asset;

(iv)            Contracts for the gathering, treatment, processing, storage or transportation of Hydrocarbons, which are not cancelable without penalty to or material payment by Seller, its Affiliates, or its or their permitted successors and assigns, on sixty (60) days’ or less prior written notice;

(v)             Contracts that are joint operating agreements, unit operating agreements, exploration agreements, development agreements, participation agreements, joint venture agreements, area of mutual interest agreements (or that contain area of mutual interest agreements or similar provisions), farmin agreements, farmout agreements, non-compete agreements, production sharing agreements, exchange agreements, pooling agreements or other similar agreements, including any agreement with any express drilling or development obligations to the extent the same have not been fully performed or fulfilled and would be binding on Purchaser and/or the Assets after Closing;

(vi)            Contracts requiring Seller or its Affiliates to post guarantees, bonds, letters of credit or similar financial agreements;

(vii)           Contracts that provide for a call upon, option to purchase or similar right with respect to any of the Assets (including any Hydrocarbons produced therefrom or allocated thereto);

(viii)          Contracts that are sale lease-back agreements, indentures, loan agreements, credit agreements, security agreements, mortgages, promissory notes or similar financial agreements that will be binding on, or result in a lien or other encumbrance on, any of the Assets after the Closing;

(ix)            Contracts for salt water or fresh water disposal, gathering, processing, transportation or other similar agreements, or any water rights or water source agreements, which are not cancelable without penalty to or material payment by Seller, its Affiliates, or its or their permitted successors and assigns, on sixty (60) days’ or less prior written notice;

(x)             Contracts containing “tag-along” or “drag-along” rights, preferential rights or other similar rights of, or applicable to, any Person, including, without limitation, any “change of control” or other similar provision;

(xi)            Contracts that constitute a lease under which Seller is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Seller without penalty or material payment upon sixty (60) days’ or less prior written notice and (B) involves (x) an annual base rental of more than One Hundred Thousand Dollars ($100,000) or (y) the payment of more than One Hundred Thousand Dollars ($100,000) in the aggregate (net to Seller’s interest);

(xii)            All other Contracts that can reasonably be expected to involve aggregate payments by, or aggregate proceeds or revenues to, Seller or any of its Affiliates in excess of One Hundred Thousand Dollars ($100,000) during the current year or any subsequent fiscal year; and

(xiii)           All Contracts with respect to G&G Data.

(z)            “Net Acre” means, as calculated separately with respect to each Lease identified on Exhibit A-1, as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 with respect to such Lease), (i) the number of gross acres of land covered by such Lease, multiplied by (ii) the lessor’s undivided interest in the Hydrocarbons in the lands covered by such Lease, multiplied by (iii) Seller’s Working Interest in such Lease; provided, however, if items (ii) and (iii) vary as to different areas of the lands covered by such Lease, a separate calculation shall be performed with respect to each such area.

(aa)     “Net Revenue Interest” means, (i) with respect to any Well (as to those formations in which such Well is currently producing, or if such Well is not currently producing, the last depth or formation at which it produced), Seller’s interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Well from those formations from which such Well is currently producing, or with respect to a Well that is not currently producing, the last depth or formation at which it produced, or (ii) with respect to the Target Interval as to any AV Unit (except as otherwise expressly set forth on Exhibit A-1, Exhibit A-3 or Schedule 2.2 with respect to such AV Unit, as applicable), Seller’s interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such AV Unit with respect to the Target Interval (except as otherwise expressly set forth on Exhibit A-1, Exhibit A-3 or Schedule 2.2 with respect to such AV Unit, as applicable), in each case of items (i) and (ii), after giving effect to all Royalties.

(bb)     “Non-Disclosure Agreement” means, collectively (i) that certain Non-Disclosure Agreement dated as of September 23, 2022, by and between Houlihan Lokey Capital, Inc. and Riverstone Credit Partners LLC, as amended from time to time, and (ii) that certain Joinder, dated March 22, 2023 and signed by Riverstone Credit Partners LLC and Purchaser, pursuant to which Purchaser joined onto the agreement described in (i) above.

(cc)     “NYSE” means the New York Stock Exchange.

(dd)     “Overhead Costs” means $150,000 per month (prorated in partial months).

(ee)     “Per Share Value” means Fifty-Four Dollars and Forty-Five Cents ($54.45).

(ff)       “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.

(gg)     “Property Costs” means, without duplication, (1) all operating expenses (including costs of insurance (solely to the extent any such insurance costs are premiums that are paid and are attributable to the period of time between the Effective Date and the Closing Date), and overhead costs charged by any Third Party operator of any of the Assets pursuant to an applicable joint operating agreement) and capital expenditures, in each case, paid or payable to Third Parties and incurred in the ownership and operation of the Assets, and (2) costs and expenses paid or owed to ValleyView Energy from and after the Effective Date to the extent and only to the extent in connection with acquiring the oil and gas leases and interests set forth on Exhibit A-7 attached hereto (the “New Leases” and such costs and expenses, the “New Lease Expenses” (which specifically exclude, for the avoidance of doubt, any costs or expenses paid or owed to ValleyView Energy in connection with evaluating or curing Title Defects that are asserted by Purchaser pursuant to this Agreement)); but excluding (without limitation), in each case, any and all liabilities, losses, costs, expenses, and Damages arising out of or otherwise attributable or related to:

(i)            claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury, illness or death; property damage; environmental damage or contamination; other torts; private rights of action given under any Law; or violation of any Law;

(ii)           obligations to plug and/or abandon wells, dismantle, decommission or remove facilities or any other Asset;

(iii)          obligations to remediate any contamination of groundwater, surface water, soil, sediments, or Equipment or that otherwise affect or relate to any of the Assets;

(iv)           (A) all costs and expenses paid or incurred in connection with, or with respect to, curing any Title Defects asserted pursuant to this Agreement, any special warranty claims made pursuant to the Assignment and Bill of Sale or Mineral Deed or with respect to curing any breach of any of Seller’s representations or warranties, including curing claims that Leases have terminated, and (B) all environmental matters, claims and/or obligations, including to remediate any contamination of water or personal property, or restore the surface around wells, facilities or personal property, including under applicable Environmental Laws (including Environmental Defect claims asserted pursuant to this Agreement);

(v)            obligations to pay working interests, Royalties, and other revenues or proceeds attributable to sale of Hydrocarbons to Third Parties (including any applicable Suspense Funds and escheat related thereto), as well as claims of improper calculation or payment of same;

(vi)            gas balancing and other production balancing obligations;

(vii)           any Casualty Loss (including any mitigation, repair, replacement or restoration costs related thereto);

(viii)          Taxes (including Asset Taxes);

(ix)            obligations with respect to Hedges;

(x)             obligations to pay (A)  any rentals, shut-in royalties or other similar lease maintenance payments (other than any New Lease Expenses), and (B) any bonuses, broker fees and other Lease acquisition costs, costs of drilling and completing wells and costs of acquiring equipment (other than any New Lease Expenses) that are not paid and/or incurred in accordance with Section 6.4;

(xi)             any of the Retained Obligations (except any such Retained Obligation described in Section 11.2(b) that results in an adjustment to the Purchase Price pursuant to Section 2.3 or a turnover obligation pursuant to Section 2.4) or any other matters for which Seller has an indemnity obligation under this Agreement;

(xii)           any general and administrative and/or overhead costs that are not (A) charged by Third Parties pursuant to an applicable joint operating agreement or (B) covered by the Overhead Costs adjustment contained in Section 2.3(f)(ii); and

(xiii)          any claims for indemnification, contribution, or reimbursement from any Third Party with respect to liabilities, losses, costs, expenses and Damages of the type described in preceding clauses (i) through (xii), whether such claims are made pursuant to contract or otherwise.

(hh)      “Purchase Price” means the Unadjusted Purchase Price, as adjusted pursuant to this Agreement, including Section 2.1(c), Section 2.3 and Section 2.6.

(ii)         “Purchaser Fundamental Representations” means the representations and warranties of Purchaser set forth in Sections 5.1, 5.2, 5.3, 5.4(a), 5.6, 5.7, 5.14, 5.16 and 5.18.

(jj)     “Purchaser Material Adverse Effect” means any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate with any other such events, conditions, changes, developments, circumstances or sets of facts, has, has had or would reasonably be expected to have, a material adverse effect on (a) the business, financial condition or results of operations of the Purchaser, or (b) the ability of Purchaser to consummate the Transactions contemplated hereby; provided, however, that the term “Purchaser Material Adverse Effect” shall not include effects (except in the case of clauses (i) through (vi) and (viii) below, to the extent such effects have a disproportionate materially adverse impact on Purchaser relative to other Persons operating in the same industry and geographic area in which Purchaser operates) resulting from (i) general changes in oil and gas prices; (ii) general changes in economic or political conditions or markets; (iii) changes in condition or developments (including changes in applicable Law) generally applicable to the oil and gas industry; (iv) acts of God, including storms and natural disasters; (v) acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of Purchaser or its Affiliates); (vi) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, civil unrest or similar disorder or terrorist acts; (vii) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions; (viii) any change in GAAP, or in the interpretation thereof; (ix) any epidemic, pandemic, or widespread disease outbreak (including the COVID-19 virus), or, in each case, any changes, restrictions or additional health or security measures imposed by a Governmental Authority in connection therewith; (x) any occurrence, condition, change, event or effect resulting from (A) the announcement of the Transactions, or (B) actions expressly required by this Agreement or expressly at or with the written consent of Seller; and (xi) any change, in and of itself, in the market price or trading volume of Purchaser Stock or any other securities of Purchaser or any of its subsidiaries.

(kk)    “Purchaser Stock” means the common stock, par value $0.01 per share, of Purchaser.

(ll)     “Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached hereto as Exhibit C, to be executed and delivered by Purchaser and Seller at Closing.

(mm)  “Representatives” means, with respect to a Person, such Person’s Affiliates and its and their respective directors, officers, partners, investors, members, managers, employees, financing sources, agents and advisors (including attorneys, accountants, consultants, bankers, financial advisors, brokers, and any representatives of those advisors).

(nn)    “Riverstone Fund” means each of the following Persons: Riverstone Credit Partners – Direct, L.P., Riverstone Master Non-US Credit Partners (Cayman), L.P., Riverstone Master Non-US Credit Partners II (Cayman), L.P., and Riverstone Maple Equity Non-US Credit Partners II, L.L.C., and each of their respective subsidiaries and investment vehicles that directly or indirectly own Seller.

(oo)   “Riverstone Indemnitees” means Riverstone Fund, Riverstone, any Person that directly or indirectly controls Riverstone Fund and/or Riverstone and of the respective Representatives of any of the foregoing Persons, but excluding any Person that is a portfolio company of any of the foregoing and any Person that is controlled by any such portfolio company.

(pp)   “Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests and other royalty burdens and other similar interests payable out of production of Hydrocarbons from or allocated to the Properties or the proceeds thereof to third Persons (excluding, for the avoidance of doubt, any Taxes).

(qq)    “SEC” means the United States Securities and Exchange Commission.

(rr)     “Securities Act” means the United States Securities Act of 1933, as amended.

(ss)     “Seller Fundamental Representations” means the representations and warranties of Seller set forth in Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d)(i), 4.9 and 4.10.

(tt)     “Seller Material Adverse Effect” means any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate with any other such events, conditions, changes, developments, circumstances or sets of facts, has, has had or would reasonably be expected to have, a material adverse effect on (a) the ownership, operation, or financial condition of the Assets, taken as a whole (as owned and operated as of the Execution Date), or (b) the ability of Seller to consummate the Transactions contemplated hereby; provided, however, that the term “Seller Material Adverse Effect” shall not include effects (except in the case of clauses (i) through (vi) and (viii) below, to the extent such effects have a disproportionate materially adverse impact on (x) Seller relative to other Persons operating in the same industry and geographic area in which Seller operates or (y) the Assets relative to similar assets within the same geographic area in which the Assets are located) resulting from (i) general changes in oil and gas prices; (ii) general changes in economic or political conditions or markets; (iii) changes in condition or developments (including changes in applicable Law) generally applicable to the oil and gas industry; (iv) Casualty Losses and acts of God, including fires, storms and natural disasters; (v) acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of Seller or its Affiliates) and actions required to be taken under applicable Laws; (vi) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, civil unrest or similar disorder or terrorist acts; (vii) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions; (viii) any change in GAAP, or in the interpretation thereof; (ix) any epidemic, pandemic, or widespread disease outbreak (including the COVID-19 virus), or, in each case, any changes, restrictions or additional health or security measures imposed by a Governmental Authority in connection therewith; (x) any occurrence, condition, change, event or effect resulting from (A) the execution, announcement or pendency of the Transactions, or (B) actions expressly required by this Agreement or expressly at or with the written consent of Purchaser; (xi) the failure of the Assets to meet or achieve the results set forth in any projection or forecast (provided that the underlying causes of such failure may be considered in determining whether there is a Seller Material Adverse Effect); and (xii) any effect resulting from any action taken by or at the request of Purchaser or any Affiliate of Purchaser.

(uu)     “Seller Taxes” means any and all (i) Income Taxes imposed by any applicable Laws on Seller or any of its Affiliates or any affiliated, combined, consolidated, unitary or similar group with respect to Taxes of which any of the foregoing is or was a member, (ii) Asset Taxes allocable to Seller pursuant to Section 9.1(a) (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of (A) the adjustments to the Purchase Price pursuant to Section 2.3 or Section 8.4, as applicable, (B) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 9.1(c), and (C) any payments made by Seller to Purchaser under Section 9.2 in respect of Asset Taxes that are allocable to Seller pursuant to Section 9.1(a)), (iii) Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Assets and (iv) Taxes (other than Taxes described in clauses (i), (ii) or (iii) of this definition) imposed on or with respect to the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion of any Straddle Period) ending before the Effective Date.

(vv)     “Shah Litigation” means, collectively, the matters set forth on Schedule 4.2.

(ww)    “Stock Deposit” means 357,500 shares of Purchaser Stock.

(xx)       “Straddle Period” means any Tax period beginning before and ending after the Effective Date.

(yy)     “Surface Use Agreement” means the Surface Use Agreement, substantially in the form attached hereto as Exhibit D, to be executed and delivered by Purchaser and Seller at Closing.

(zz)     “Suspense Funds” means all positive funds held in suspense (including positive funds held in suspense for unleased interests) by Seller or its Affiliates that are attributable to the Assets.

(aaa)      “Target Interval” has the meaning set forth in Schedule TI.

(bbb)     “Tax” or “Taxes” means (i) all taxes, assessments, duties, levies, imposts or other similar charges in the nature of a tax imposed by a Governmental Authority, including all federal, state, local and foreign income, branch profits, license, payroll, employment, environmental, social security, unemployment, disability, profits, franchise, sales, use, ad valorem, property, severance, production, conservation, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer and withholding taxes, and (ii) any interest, penalty or additions to tax, whether disputed or not, imposed by a Governmental Authority in connection with any item described in clause (i), above.

(ccc)      “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

(ddd)     “Third Party” means any Person other than Seller and Purchaser and their respective Affiliates.

(eee)      “Title Matters” means (a) the terms of Article 3, (b) the special warranty of Defensible Title in the Assignment and Bill of Sale and the special warranty of title in the Mineral Deed, (c) Seller’s representations and warranties in Sections 4.2, 4.7, 4.8, 4.11(a), 4.12, 4.13(b), 4.17, 4.21, and 4.22(b), (d) Seller’s covenants and agreements pursuant to Section 6.4, (e) the Retained Obligations described in Sections 11.2(g) and 11.2(i) and (f) Seller’s liability and indemnification obligations with respect to (including, for purposes of clarity, Purchaser’s right to indemnification pursuant to Article 11 with respect to) any (A) breach or inaccuracy, as applicable, of any such representations and warranties, covenants or agreements or (B) the Retained Obligations described in Sections 11.2(g) and 11.2(i) (including, for purposes of clarity, any and all Damages caused by, arising out of, resulting from or related to any of the foregoing matters described in this definition).

(fff)        “Transaction Agreements” means this Agreement and each other agreement or instrument to be executed and delivered pursuant hereto at the Closing.

(ggg)     “Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

(hhh)     “Transfer Taxes” means any excise, sales, purchase, transfer, stamp, documentary, filing, registration, use or other similar Taxes or fees, and costs or expenses of preparing and filing any related Tax Returns, incurred as a result of or with respect to the sale of the Assets pursuant to this Agreement.

(iii)         “Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury, whether in proposed (to the extent they can be relied upon), temporary or final form.

(jjj)         “Unapproved Exception” means, with respect to any AV Unit as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1, Exhibit A-3 or Schedule 2.2 with respect to such AV Unit), Well (as to those formations in which such Well is currently producing, or if such Well is not currently producing, the last depth or formation at which it produced) or other applicable Asset, as applicable, any fact(s), circumstance(s), or other matter(s) that, individually or in the aggregate, (i) operate to reduce Seller’s Net Revenue Interest for any AV Unit or Well to an amount below the Net Revenue Interest set forth in Schedule 2.2 or Exhibit A-2, as applicable, for such AV Unit or Well, (ii) operate to increase Seller’s Working Interest for any AV Unit or Well to an amount greater than the Working Interest set forth in Schedule 2.2 or Exhibit A-2, as applicable, for such AV Unit or Well (in each case, except to the extent the Net Revenue Interest for such AV Unit or Well is greater than the Net Revenue Interest set forth on Schedule 2.2 or Exhibit A-2, as applicable, for such AV Unit or Well in the same or greater proportion as the cumulative increase in Seller’s Working Interest therefor), or (iii) impair, or would reasonably be expected to impair, in any material respect, the ownership, operation, and/or use of the affected Asset(s) subject thereto or affected thereby as currently owned, operated and/or used by Seller or any of its Affiliates or as would otherwise be owned, operated and/or used by a reasonably prudent owner and/or operator of assets similar to such Asset(s) and located in the same geographic area as such Asset(s), as applicable.

(kkk)      “Working Interest” means, with respect to any AV Unit (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1, Exhibit A-3 or Schedule 2.2 with respect to such AV Unit, as applicable)) or Well (as to those formations in which such Well is currently producing, or if such Well is not currently producing, the last depth or formation at which it produced), the interest (expressed as a percentage or a decimal) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations for, on or in connection with such AV Unit (solely with respect to the Target Interval and expect as otherwise expressly set forth in Exhibit A-1, Exhibit A-3 or Schedule 2.2 with respect to such AV Unit, as applicable), or Well (solely with respect to those formations in which such Well is currently producing, or if such Well is not currently producing, the last depth or formation from which it produced), in each case, without regard to the effect of any Royalties.

1.3            Excluded Assets. Notwithstanding anything to the contrary in Section 1.2 or elsewhere in this Agreement, the “Assets” shall not include any rights with respect to the Excluded Assets. “Excluded Assets” means the following:

(a)            the Excluded Records;

(b)            any interpretations of Seller made with respect to any G&G Data, as well as copies of the Records retained by Seller pursuant to Section 12.5, including, for the avoidance of doubt, copies of all geological, geophysical and similar data and studies other than any such data and/or studies constituting or included in the G&G Data;

(c)            Assets excluded from this Agreement pursuant to Sections 3.4(a), 3.7(d), 3.7(e), 3.12 or 3.13;

(d)            subject to Section 11.5, all contracts of insurance and all claims, rights and interests of Seller or any Affiliate of Seller (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond or security instrument, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of an Asset prior to the Effective Date and to the extent not related to any of the Assumed Obligations;

(e)            except to the extent subject to an upward adjustment to the Purchase Price, all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Date;

(f)            all of Seller’s proprietary computer software, patents, trade secrets, copyrights, logos, trademarks, trade names, and other intellectual property;

(g)            except for the Field Office, Seller’s interests in offices, office leases and buildings;

(h)            any leased equipment and other leased personal property of Seller if such equipment or property, or the Contract pursuant to which it was leased, is not freely transferrable without payment of a fee or other consideration, unless Purchaser has agreed in writing to pay such fee or consideration;

(i)            except to the extent described in sub-clause (xi) of the definition of “Assets” or otherwise related to any Assumed Obligation, all indemnity and contribution rights, rights under any Contracts and all other rights and claims of Seller or any Affiliate of Seller against any third Person to the extent related or attributable to, periods on or prior to the Effective Date (including claims for adjustments or refunds with respect to amounts paid or incurred by Seller) or for which Seller is liable for payments or required to indemnify Purchaser under Article 11 (whether or not such claims are pending or threatened as of the Execution Date or the Closing Date);

(j)            except to the extent described in sub-clause (xi) of the definition of “Assets” or otherwise related to any Assumed Obligation, all audit rights, and rights to reimbursement with respect to, all costs and revenues associated with joint interest audits and other audits of Property Costs covering periods prior to the Effective Date, which adjustments arising from such audits are paid or received prior to the Cut-Off Date; provided, however, that such audit rights and rights to reimbursement shall be deemed to be included within the Assets for all purposes from and after the Cut-Off Date (unless any applicable joint interest audit is initiated by a Third Party prior to the Cut-Off Date, in which case such audit rights (solely with respect to the subject matter of any such joint interest audit) shall not terminate on the Cut-Off Date and shall continue until reasonably resolved);

(k)            subject to Section 9.5, any and all claims for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets relating to (i) Asset Taxes allocable to Seller under Section 9.1(a), (ii) Income Taxes of Seller or its Affiliates, (iii) Taxes attributable to the Excluded Assets, and (iv) any other Taxes relating to the ownership or operation of the Assets that are attributable to any Tax period (or portion of any Straddle Period) ending prior to the Effective Date (other than, in each case, to the extent such Taxes are economically borne by Purchaser; provided, that, for the avoidance of doubt, Purchaser shall not be treated as economically bearing any such Taxes to the extent that such Taxes are effectively borne by Seller as a result of (A) an indemnification payment made by Seller to Purchaser pursuant to Section 11.3(b), (B) the adjustments to the Purchase Price pursuant to Section 2.3 or Section 8.4, as applicable, (C) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 9.1(c), or (D) any payments made by Seller to Purchaser under Section 9.2 in respect of Asset Taxes that are allocable to Seller pursuant to Section 9.1(a));

(l)            refunds relating to the overpayment of royalties by or on behalf of Seller to any Governmental Authority, to the extent relating to royalties paid with respect to Hydrocarbon production prior to the Effective Date, whether received before, on, or after the Effective Date; provided, however, that such refunds shall be deemed to be included within the Assets for all purposes if received from and after the Cut-Off Date;

(m)            except with respect to Equipment located at, on or in the Field Office, all office equipment, computers, cell phones, pagers and other hardware, personal property, and equipment that relate primarily to Seller’s business generally, even if otherwise relating to the business conducted by Seller with respect to the Assets;

(n)            subject to Section 2.4 and except as otherwise related to any Assumed Obligation, all trade credits, accounts receivable, take-or-pay amounts receivable, and other receivables and general intangibles, to the extent attributable to the Assets for periods of time prior to the Effective Date;

(o)            whether or not relating to the Assets, any master service agreements, drilling contracts, or similar service contracts (other than those master services agreements or similar service contracts that are listed on Schedule 1.2(c)(iv));

(p)            any assets described in Section 1.2(c)(iv), Section 1.2(c)(vii) and Section 1.2(c)(ix) that are not assignable;

(q)            any and all Hedges;

(r)            Seller’s vehicles;

(s)            those certain surface fee estates described on Schedule 1.3 (“Surface Fee Estates”); and

(t)            any other assets, contracts or rights which are specifically identified or described on Schedule 1.3.

Article 2
PURCHASE PRICE

2.1            Purchase Price.

(a)            Subject to the terms and conditions set forth in this Agreement, the total purchase price to be paid for the Assets shall consist of 3,575,000 shares of Purchaser Stock (the “Stock Consideration”). As used herein, “Unadjusted Purchase Price” means an amount equal to the product of (i) the Stock Consideration, multiplied by (ii) the Per Share Value. The Stock Consideration and Unadjusted Purchase Price shall be adjusted pursuant to Section 2.1(c), Section 2.3 and Section 2.6.

(b)            Not later than one (1) Business Day following the Execution Date, Purchaser will deliver or cause to be delivered to Equiniti Trust Company, LLC (the “Escrow Agent”), the Stock Deposit, to be held by the Escrow Agent (such amount, the “Deposit” and such account the “Deposit Escrow”) to be held and disbursed in accordance with the terms of this Agreement and an escrow agreement dated as of the Execution Date among Seller, Purchaser, and Escrow Agent (the “Escrow Agreement”).

(c)            If, at any time on or after the Execution Date and prior to the Closing Date, (i) Purchaser effects any (A) dividend on shares of Purchaser Stock in the form additional shares of Purchaser Stock, (B) subdivision or split of any shares of Purchaser Stock, (C) combination or reclassification of shares of Purchaser Stock into a smaller number of shares of Purchaser Stock or (D) issuance of any securities by reclassification of shares of Purchaser Stock (including any reclassification in connection with a merger, consolidation or business combination in which Purchaser is the surviving Person) or (ii) any merger, consolidation, combination or other transaction is consummated pursuant to which shares of Purchaser Stock are converted to cash or other securities (any event described in the foregoing clauses (i) and (ii), a “Reclassification Event”), then the Stock Consideration and the Per Share Value shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (i)(D) and (ii) to provide for the receipt by Seller, in lieu of any shares of Purchaser Stock constituting the Stock Consideration, the same number or amount of cash and/or securities as is received in exchange for each share of Purchaser Stock in connection with any such transaction described in clauses (i)(D) and (ii) of this Section 2.1(c). Any adjustments made pursuant to this Section 2.1(c) shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination or reclassification.

(d)            Seller may, at its sole discretion, direct Purchaser to issue the shares of Purchaser Stock constituting the Stock Consideration to one or more of Seller’s direct or indirect equityholders or their designated Affiliates as its designee(s), by providing written notice of such direction to Purchaser not less than three (3) Business Days in advance of the Closing Date, subject to any such designee providing any documentation reasonably requested by Purchaser (which documentation shall include representations of such designee to the effect set forth in Section 4.24). Each such designee may elect to execute and deliver a countersignature to the Registration Rights Agreement (as applicable) in order for such designee to be named as a selling stockholder in, and to have such designee’s shares of Purchaser Stock included in, the initial resale shelf registration statement to be filed by Purchaser pursuant to the Registration Rights Agreement.

2.2            Allocated Values. Schedule 2.2 sets forth the agreed allocation of the Unadjusted Purchase Price among the Assets. The “Allocated Value” for any Well or AV Unit equals the portion of the Unadjusted Purchase Price that is allocated to such Well or AV Unit on Schedule 2.2. Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values.

2.3            Adjustments to Unadjusted Purchase Price. The Unadjusted Purchase Price shall be adjusted as follows (without duplication), but (x) in the case of Sections 2.3(c), 2.3(d) and 2.3(e), only to the extent identified on or before the Cut-Off Date; and (y) in the case of Section 2.3(f), only to the extent paid or received, as applicable, on or before the Cut-Off Date:

(a)            decreased in accordance with Section 3.8;

(b)            decreased as a consequence of Assets (or any portions thereof) excluded from the transactions contemplated by this Agreement as set forth in Sections 3.4(a), 3.7(d), 3.7(e), 3.12 or 3.13;

(c)            with respect to production, pipeline, storage, processing, or other imbalances or overlifts, (i) decreased (for amounts owed by Seller or any of its Affiliates to any third Person as of the Effective Date) or (ii) increased (for amounts owed by any third Person to Seller or any of its Affiliates as of the Effective Date), as applicable, (A) by an amount equal to the amount of such imbalances, multiplied by the Contract price for oil, gas, or other Hydrocarbons, as applicable (in each case, net of any (x) Royalties; (y) gathering, processing, compression, transportation, marketing and other similar costs and expenses (other than Taxes) paid or that would be payable in connection with sales of oil, gas, or other Hydrocarbons) or (B) if there is no applicable Contract, by an amount agreed to in writing by the Parties;

(d)            increased by the aggregate amount of Seller’s share of any merchantable Hydrocarbon inventories produced from or credited to the Properties in storage tanks included in the Assets upstream of delivery points to the relevant purchasers on the Effective Date and based on the quantities in such storage tanks as of the Effective Date (solely to the extent such Hydrocarbon inventories are not sold prior to the Closing Date or, if sold, so long as Purchaser is credited with such revenues), multiplied by the Contract price therefor, or, if there is no applicable Contract, the sales price in effect as of the Effective Time (in each case, net of any (x) Royalties; and (y) gathering, processing, compression, transportation, marketing and other similar costs and expenses (other than Taxes) paid or that would be payable in connection with sales of oil, gas, or other Hydrocarbons);

(e)            increased by the net amount of all prepaid expenses (other than Taxes) attributable to periods from and after the Effective Date (including prepaid insurance costs (solely to the extent attributable to the period between the Effective Date and Closing only), bonuses; rentals; and cash calls to Third Party operators) which have been paid or economically borne by Seller or its Affiliates (solely if, and to the extent, any of the foregoing constitute Property Costs hereunder);

(f)            without limiting either Party’s rights to indemnification under Article 11, adjusted for proceeds, revenues and other income attributable to the Assets, Property Costs, and certain other costs (other than Taxes) attributable to the Assets as follows:

(i)            decreased by an amount equal to the aggregate amount of the following proceeds and/or revenues received by Seller or any of its Affiliates during the period from and including the Effective Date through but excluding the Cut-Off Date:

(A)            amounts earned from the sale of Hydrocarbons produced from, or attributable or allocable to, the Properties from and after the Effective Date (net of any (x) Royalties and (y) gathering, processing, compression, transportation, marketing and other similar costs and expenses paid by or behalf of Seller in connection with sales of oil, gas, or other Hydrocarbons that are not included as Property Costs under Section 2.3(f)(ii); excluding the effects of any Hedges); and

(B)            other income earned with respect to the Assets from and after the Effective Date (excluding the effects of, or any proceeds from, any Hedges, which, for the avoidance of doubt and notwithstanding anything to the contrary, shall be for Seller’s sole benefit if realized prior to Closing without any adjustment to the Purchase Price hereunder);

(ii)            increased by an amount equal to the Overhead Costs for the period between the Effective Date and the Closing Date; and

(iii)            increased by an amount equal to the amount of all Property Costs which are incurred by Seller in the ownership and operation of the Assets from and after the Effective Date and paid to Third Parties or that are otherwise economically borne by or on behalf of Seller or any of its Affiliates on or prior to the Cut-Off Date, except, in each case, any costs already deducted in the determination of proceeds in Section 2.3(f)(i) and provided, however, that any adjustment in respect of the New Lease Expenses in this subpart (f)(iii) shall be capped at the amount of New Lease Expenses set forth on Exhibit A-7;

(g)            decreased by the amount of Suspense Funds at the Closing, and any interest accrued in escrow accounts for such Suspense Funds;

(h)            increased by the amount of Asset Taxes allocated to Purchaser pursuant to Section 9.1(a) but paid or otherwise economically borne by Seller (or any of its Affiliates);

(i)            decreased by the amount of Asset Taxes allocated to Seller pursuant to Section 9.1(a) but paid or otherwise economically borne by Purchaser (or any of its Affiliates);

(j)            to the extent Purchaser has not previously reimbursed Seller for such amounts, increased by the amount of fees, costs and expenses that Purchaser is required to reimburse Seller for under Section 6.12; and

(k)            increased or decreased by any other amount agreed to by the Parties in writing.

2.4            Certain Ordinary-Course Costs and Revenues.

(a)            With respect to revenues or other income earned or Property Costs incurred with respect to the Assets prior to the Effective Date but received or paid, as applicable, after the Effective Date:

(i)            Subject to the terms of this Section 2.4, Seller shall be entitled to (x) all amounts earned from the sale, during the period up to but excluding the Effective Date, of Hydrocarbons produced from, or attributable or allocable to, the Properties, which amounts are received after Closing but prior to the Cut-Off Date (net of any (A) gathering, processing, compression, transportation, marketing and other similar costs and expenses (other than Taxes) paid in connection with sales of Hydrocarbons that are not included as Property Costs under Section 2.4(a)(ii); and (B) Property Costs that are deducted by the purchaser of production), and (y) to all other income earned with respect to the Assets up to but excluding the Effective Date and received after Closing but on or before the Cut-Off Date.

(ii)            Seller shall be responsible for (by payment, through the adjustments to the Purchase Price under this Agreement or otherwise), and entitled to any refunds and indemnities with respect to, all Property Costs incurred prior to the Effective Date; provided, however, that Seller’s responsibility for and entitlements to, as applicable, the foregoing shall terminate on the Cut-Off Date.

(b)            Purchaser shall be entitled to all amounts earned from the sale, during the period from and after the Effective Date of Hydrocarbons produced from, or attributable or allocable to, the Properties and after the Cut-Off Date the amounts described in Section 2.4(a)(i); and to all other income earned with respect to the Assets from and after the Effective Date, and shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred from and after the Effective Date and after the Cut-Off Date the amounts described in Section 2.4(a)(i).

(c)            Notwithstanding anything herein to the contrary, without duplication of any adjustments made pursuant to Section 2.3, should Purchaser or any Affiliate of Purchaser receive after Closing, but on or before the Cut-Off Date, any proceeds or other income to which Seller is entitled under Section 2.4(a), Purchaser shall fully disclose, account for, and promptly remit the same to Seller.

(d)            Notwithstanding anything herein to the contrary, without duplication of any adjustments made pursuant to Section 2.3, should Purchaser or any Affiliate of Purchaser pay after Closing, but on or before the Cut-Off Date, any Property Costs for which Seller is responsible under Section 2.4(a), Purchaser shall be reimbursed by Seller as promptly as reasonably practicable after receipt of an invoice therefor (regardless of whether such invoice is delivered to Seller before, on or after the Cut-Off Date), accompanied by copies of the relevant vendor or other invoice and proof of payment thereof.

(e)            Notwithstanding anything herein to the contrary, without duplication of any adjustments made pursuant to this Article 2, should Seller or any Affiliate of Seller receive after Closing any amounts earned from the sale of Hydrocarbons produced from, or attributable or allocable to, the Properties or other income earned with respect to the Assets for the period of time from and after the Effective Date, Seller shall fully disclose, account for, and promptly remit the same to Purchaser.

(f)            Notwithstanding anything herein to the contrary Seller shall have no further entitlement to amounts earned from the sale of Hydrocarbons produced from, or attributable or allocable to, the Properties and other income earned with respect to the Assets, and no further responsibility for Property Costs incurred with respect to the Assets, to the extent (i) an invoice for such amounts has not been received or paid by Purchaser, Seller or any of their respective Affiliates and (ii) a claim for such amounts has not been made, in each case, respectively, on or before the Cut-Off Date.

(g)            All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid or received under this Agreement.

2.5            Procedures.

(a)            For purposes of allocating production (and accounts receivable with respect thereto) under Section 2.3 and Section 2.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the pipeline flange connecting into the tank batteries related to each Well or, if there are not storage facilities, when they pass through the LACT meter or similar meter at the entry point into the pipelines through which they are transported from such Well, and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. Seller shall use reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging or strapping data are not available.

(b)            Surface use or damage fees, insurance premiums (and refunds thereof), and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before, or on or after, the Effective Date, but, notwithstanding anything to the contrary in this Agreement, prepaid insurance premiums that constitute Property Costs shall only be Purchaser’s responsibility to the extent attributable to the period of time between the Effective Date and the Closing Date.

(c)            After Closing, Purchaser shall handle all joint interest audits and other audits of Property Costs covering periods for which Seller is in whole or in part responsible under Section 2.4, provided that, prior to the Cut-Off Date, Purchaser shall not agree to any adjustments to previously assessed costs for which Seller is liable, or any compromise of any audit claims to which Seller would be entitled, without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed (and which shall be deemed granted if not affirmatively withheld within five (5) Business Days following receipt of Purchaser’s request therefor). Purchaser shall provide Seller with a copy of all applicable audit reports and written audit agreements received by Purchaser and relating to periods for which Seller is partially responsible.

(d)            “Earned” and “incurred,” as used in Section 2.4 and Section 2.3, shall be interpreted in accordance with accounting recognition guidance under GAAP.

2.6            Adjustments to Stock Consideration. Any adjustments to the Unadjusted Purchase Price made in accordance with Section 2.1(c) or Section 2.3 shall also be subject to this Section 2.6. Should the net adjustments determined by such Sections cause the Unadjusted Purchase Price to be adjusted (a) at Closing, then the quantum of Stock Consideration shall be reduced or increased by an amount of shares of Purchaser Stock equal to (i) the net dollar amount of such downward or upward adjustment, divided by (ii) the Per Share Value (provided that if the net adjustments to the Purchase Price at Closing are positive, then, Purchaser shall settle such upward adjustment in cash pursuant to Section 8.4), and (b) after Closing, then the applicable adjustment shall be settled (x) using shares of Purchaser Stock in the Defect Escrow (with respect to adjustments relating to Disputed Matters and Cure Target Title Defects), and (y) in cash or in Purchaser Stock (in accordance with the formula provided in clause (a)(i) of this Section 2.6) at the option of the owing Party.

2.7            Withholding. Purchaser and any other applicable withholding agent shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable under this Agreement to Seller such amounts as may be required to be deducted or withheld therefrom under the Code or any other applicable Law; provided, that Purchaser or such other applicable withholding agent will, (a) notify Seller of any anticipated withholding no later than five (5) Business Days prior to the day on which the applicable consideration is payable or deliverable to Seller, (b) consult with Seller in good faith to determine whether such deduction and withholding is required under applicable Tax Law, (c) reasonably cooperate with Seller to minimize the amount of any applicable withholding, (d) be entitled to sell shares of stock that are deducted or withheld in order to satisfy the applicable withholding requirement, and (e) timely remit such withheld amounts to the applicable Governmental Authority. To the extent such withheld amounts are remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

Article 3
TITLE AND ENVIRONMENTAL MATTERS

3.1            Purchaser’s Title Review.

(a)            From and after the Execution Date, and pursuant and subject to the terms of Sections 6.1 and 6.5, Purchaser shall have the right to conduct a review of Seller’s title to the Assets. The Title Matters and the condition to Closing set forth in Section 7.1(d) (together with any rights and remedies of Purchaser set forth in this Agreement with respect to such condition) provide Purchaser’s exclusive remedies with respect to any Title Defects or other deficiencies or defects in Seller’s title to the Properties.

(b)            Purchaser’s rights with respect to title to the Properties pursuant to this Article 3 are limited to the Properties, and, except with respect to, and without limitation of the Title Matters, Seller hereby expressly disclaims and negates any and all other warranties of title whatsoever, whether express, implied, statutory, or otherwise.

(c)            The Assignment and Bill of Sale to be executed and delivered by the Parties at Closing (the “Assignment and Bill of Sale”) shall be in the form attached hereto as Exhibit B-1, and shall contain a special warranty of Defensible Title to the Properties by, through or under Seller and its Affiliates, but not otherwise, subject to the Permitted Encumbrances. The Mineral Deed to be executed and delivered by the Parties at Closing (the “Mineral Deed”) shall be in the form attached hereto as Exhibit B-2, and shall contain a special warranty of title to the applicable Fee Minerals by, through or under Seller and its Affiliates, but not otherwise, subject to the Permitted Encumbrances. Purchaser shall be deemed to have waived all breaches of Seller’s special warranty of Defensible Title set forth in the Assignment and Bill of Sale or special warranty of title in the Mineral Deed for which Purchaser has not furnished to Seller a valid defect claim notice that substantially satisfies the requirements set forth in Sections 3.6(a)(i) through 3.6(a)(v) on or before the date that is thirty-six (36) Months after Closing. Purchaser shall not be entitled to protection under Seller’s special warranty of Defensible Title in the Assignment and Bill of Sale or special warranty of title in the Mineral Deed against any Title Defect reported by Purchaser to Seller in a Title Defect Claim Notice delivered by Purchaser pursuant to Section 3.6(a) prior to the Defect Claim Date. If Purchaser provides written notice of a breach of the special warranty of Defensible Title set forth in any Assignment and Bill of Sale or special warranty of title in the Mineral Deed to Seller, Seller shall have a reasonable opportunity to cure such breach (at Seller’s sole cost and expense) for a period not to exceed ninety (90) days following Seller’s receipt of such notice. In any event, the recovery on a breach of Seller’s special warranty of Defensible Title under the Assignment and Bill of Sale or special warranty of title in the Mineral Deed (excluding any recovery attributable to such breaches that result from security interests, deeds of trust, mortgages, pledges or similar interests granted by Seller) shall not exceed the Allocated Value of the affected Asset; provided, however, that, notwithstanding anything herein to the contrary and for the avoidance of doubt, no claim asserted by Purchaser in respect of a breach of Seller’s Special Warranty of Defensible Title under the Assignment and Bill of Sale or special warranty of title in the Mineral Deed shall be subject to the limitations set forth in Sections 3.9(a)(vii)(A) or 3.9(a)(vii)(C).

3.2            Definition of Defensible Title.

(a)            As used in this Agreement, the term “Defensible Title” means that record title (including title evidenced by unrecorded written instruments that are awaiting recording with the applicable Governmental Authority if (x) such unrecorded written instruments are identified on Schedule 3.2(a) as of the Execution Date, (y) each Property that is affected by or related to each such unrecorded written instrument is identified on Schedule 3.2(a) as of the Execution Date and (z) Seller has made available to Purchaser reasonable evidence of the proper filing of each such unrecorded written instrument for recording with the applicable Governmental Authority) or beneficial title (solely in the case of contractual interests held pursuant to any applicable joint operating agreement, unit agreement or similar agreement) of Seller in and to the AV Units (with respect to the Target Interval unless otherwise expressly set forth on Exhibit A-1, Exhibit A-3 or Schedule 2.2 with respect to a particular AV Unit) and Wells (with respect to those formations in which a particular Well is currently producing, or if such Well is not currently producing, the last depth or formation from which it produced) shown on Schedule 2.2 or Exhibit A-2, as applicable, which, as of the Effective Date, the Defect Claim Date and the Closing Date, and subject to and except for Permitted Encumbrances:

(i)            with respect to each Well set forth on Exhibit A-2, entitles Seller to not less than the Net Revenue Interest set forth in Exhibit A-2 for such Well throughout the productive life thereof, except (A) decreases in connection with those operations in which Seller may elect after the Execution Date to be a non-consenting co-owner (if, and solely to the extent, such election is otherwise permissible under and made in compliance with the terms of the Agreement), (B) decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (C) decreases resulting from the establishment or amendment, after the Execution Date, of pools or units (if, and solely to the extent, such establishment or amendment thereof is otherwise permissible under and conducted in compliance with the terms of this Agreement), (D) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (E) as otherwise expressly stated in Exhibit A-2;

(ii)            with respect to each Well set forth on Exhibit A-2 and AV Unit set forth on Schedule 2.2, obligates Seller to bear a Working Interest for such Well or AV Unit, as applicable, that is not greater than the Working Interest set forth in Exhibit A-2 for such Well or set forth on Schedule 2.2 for such AV Unit, in each case, without increase throughout the productive life of such Well or AV Unit, except (A) increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or applicable Law, (B) increases resulting from the establishment or amendment, after the Execution Date, of pools or units (if, and solely to the extent, such establishment or amendment thereof is otherwise permissible under and conducted in compliance with the terms of this Agreement), (C) increases that are accompanied by at least a proportionate increase in Seller’s (or its successor’s or assign’s) Net Revenue Interest for such Well or AV Unit, and (D) as otherwise expressly stated in Exhibit A-1, Exhibit A-2, Exhibit A-3 or Schedule 2.2;

(iii)            with respect to each AV Unit set forth on Schedule 2.2, entitles Seller to not less than the Net Revenue Interest set forth in Schedule 2.2 for such AV Unit, except for (1) decreases in connection with those operations in which Seller may elect after the Execution Date to be a non-consenting co-owner (if, and solely to the extent, such election is otherwise permissible under and made in compliance with the terms of the Agreement), (2) decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (3) decreases resulting from the establishment or amendment, after the Execution Date, of pools or units (if, and solely to the extent, such establishment or amendment thereof is otherwise permissible under and made in compliance with the terms of this Agreement), (4) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (5) as otherwise expressly stated in Exhibit A-1, Exhibit A-3 or Schedule 2.2 with respect to such AV Unit; and

(iv)            is free and clear of any and all other liens, charges, encumbrances, mortgages, deeds of trust, and substantially equivalent obligations, and defects of any kind, other than Permitted Encumbrances.

(b)            As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation, defect or other matter, including a discrepancy in Net Revenue Interest or Working Interest, that causes or results in Seller’s title to any AV Unit or Well identified or described on Schedule 2.2 or Exhibit A-2, as applicable, to be less than Defensible Title.

(c)            As used in this Agreement, the term “Title Benefit” means any right, circumstance, or condition that operates to (i) increase the Net Revenue Interest of Seller as of the Effective Date, Defect Claim Date and Closing Date in any AV Unit (solely as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1, Exhibit A-3 or Schedule 2.2 with respect to such AV Unit, as applicable)) or Well (solely with respect to those formations in which such Well is currently producing, or if such Well is not currently producing, the last depth or formation from which it produced) above that shown for such AV Unit or Well on Schedule 2.2 or Exhibit A-2, as applicable, or (ii) decrease the Working Interest of Seller as of the Effective Date, Defect Claim Date and Closing Date in any Well (solely with respect to those formations in which such Well is currently producing, or if such Well is not currently producing, the last depth or formation from which it produced) below that shown for such Well on Exhibit A-2 with no decrease in the Net Revenue Interest for such Well, as applicable.

3.3            Definition of Permitted Encumbrances. As used in this Agreement, the term “Permitted Encumbrances” means any or all of the following:

(a)            all Royalties to the extent that they do not, and would not be reasonably likely to, individually or in the aggregate, reduce Seller’s Net Revenue Interest ownership in any Property below that shown in Schedule 2.2 (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1, Exhibit A-3 or Schedule 2.2 with respect to a particular AV Unit, as applicable) or Exhibit A-2 (solely with respect to those formations in which a particular Well is currently producing, or if such Well is not currently producing, the last depth or formation from which it produced), as applicable, for such Property or increase Seller’s Working Interest in any Property above that shown in Exhibit A-2 for such Well (solely with respect to those formations in which a particular Well is currently producing, or if such Well is not currently producing, the last depth or formation from which it produced) or Schedule 2.2 for such AV Unit (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1, Exhibit A-3 or Schedule 2.2 with respect to a particular AV Unit, as applicable), in each case, without a corresponding increase in the Net Revenue Interest thereof;

(b)            the terms of all Leases to the extent that the same do not, individually or in the aggregate, result in or constitute an Unapproved Exception;

(c)            the terms of all Material Contracts and Rights of Way including provisions for obligations, penalties, suspensions, or forfeitures contained therein, in each case, so long as the same do not, individually or in the aggregate, result in or constitute an Unapproved Exception;

(d)            rights of first refusal, preferential rights to purchase, and similar rights with respect to the Assets that are (i) set forth on Schedule 4.8(a) as of the Execution Date and (ii) are triggered by the Transactions;

(e)            all third Person consent requirements and similar restrictions (i) that are not applicable to the Transactions, (ii) that are Material Consents that are set forth on Schedule 4.8(b), if such consents are obtained from the appropriate Persons prior to the Closing Date, (iii) for which the appropriate time period for asserting the right to withhold or condition such consent has expired in accordance with its terms (unless (x) a dispute is pending or threatened with respect to or related to such consent or (y) such consent has been affirmatively withheld or refused by the holder thereof), (iv) that need not be satisfied prior to or in connection with a transfer of such Asset, (v) which are not Material Consents, but which are properly and timely addressed by Seller in accordance with Sections 3.11 and 3.12; or (vi) that relate solely and exclusively to Excluded Records or any other Excluded Assets;

(f)            liens for Taxes (i) not yet delinquent or (ii) if delinquent, that are being contested in good faith by appropriate actions (which actions are described and set forth on Schedule 3.3 as of the Execution Date);

(g)            liens created under the terms of the Leases, Contracts or Rights of Way that, in each case, are for amounts (i) not yet delinquent (including any amounts being withheld as provided by Law), or (ii) if delinquent, being contested in good faith by appropriate actions by or on behalf of Seller (which actions are described and set forth on Schedule 3.3 as of the Execution Date);

(h)            materialman’s, warehouseman’s, workman’s, carrier’s, mechanic’s, vendor’s, repairman’s, employee’s, contractor’s, operator’s liens, construction liens and other similar liens arising in the ordinary course of business for amounts (i) not yet delinquent (including any amounts being withheld as provided by Law), or (ii) if delinquent, being contested in good faith by appropriate actions by or on behalf of Seller (which actions are described and set forth on Schedule 3.3 as of the Execution Date);

(i)            all rights to consent, and any required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or rights or interests therein if they are customarily obtained subsequent to the sale or conveyance of such leases, rights or interests;

(j)            to the extent not yet triggered, conventional rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;

(k)            easements, rights-of-way, covenants, servitudes, permits, surface leases, conditions, restrictions, and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment, in each case, to the extent they do not, individually or in the aggregate, result in or constitute an Unapproved Exception or as would otherwise be used, owned and/or operated by a reasonably prudent owner and/or operator of oil and gas assets similar to such Assets and located in the same geographic area as such Asset(s);

(l)            rights of a common owner of any interest in Rights of Way held by Seller, to the extent that the same do not result in or constitute an Unapproved Exception or as would otherwise be used, owned, and/or operated by a reasonably prudent owner and/or operator of oil and gas assets similar to such Assets and located in the same geographic area as such Asset(s);

(m)            any lien, charge, or other encumbrance which is expressly waived or assumed by Purchaser in writing or discharged by Seller, or otherwise released, in each case, at or prior to Closing;

(n)            defects based solely on the failure to recite marital status in a document or omissions of successors or heirship or estate proceedings, absent reasonable evidence that such failure or omission has resulted in, or would reasonably be expected to result in, a superior claim of title from a third Person attributable to such matter;

(o)            lack of a survey, unless a survey is required by Law;

(p)            any defect based on a failure to conduct operations, cessation of production or insufficient production over any period of time following the drilling and completion of a well capable of producing in paying quantities on any Lease that is identified on Exhibit A-1 being held by production (or on any lands pooled or unitized therewith), except to the extent Purchaser provides reasonable evidence that such cessation of production, insufficient production or failure to conduct operations has (i) given the applicable lessor or any other third Person the right to terminate (or partially terminate) all or a portion of the applicable Lease or (ii) resulted in the expiration or termination (or partial expiration or termination) of the applicable Lease pursuant to its terms;

(q)            all applicable Laws and rights reserved to or vested in any Governmental Authorities (i) to control or regulate any of the Assets in any manner, (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, (iii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets, (iv) to use any Asset in a manner which does not materially interfere with or impair the use, ownership and/or operation of such Asset for the purposes for which it is currently used, owned and operated as of the Execution Date or as such Asset would otherwise be used, owned and/or operated by a reasonably prudent owner and/or operator of oil and gas assets similar to such Asset and located in the same geographic area as such Asset(s), or (v) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license or permit;

(r)            defects based solely on assertions that Seller’s, Seller’s Representatives’ or the applicable operator’s files lack any information (including title opinions), or defects based solely on the inability to locate an unrecorded instrument of which Purchaser has actual notice by virtue of a reference to such unrecorded instrument in any instrument provided or made available to Purchaser by Seller, if no claim has been made under such unrecorded instruments within the last ten (10) years;

(s)            defects based solely on a lack of evidence of the proper authorization, execution, delivery, acknowledgment, or approval of any instrument in Seller’s chain of title absent reasonable evidence that such matter has resulted in or would be reasonably expected to result in, a superior claim of title from a third Person attributable to such matter;

(t)            any matter that has been cured, released or waived by any applicable Law of limitation or prescription, including adverse possession and/or the doctrine of laches which has existed for more than twenty-five (25) years and for which no reasonable evidence shows that another Person has asserted, or would reasonably be expected to assert, a superior claim of title to the applicable Assets;

(u)            unreleased instruments (including prior oil and gas leases and mortgages) that have expired and terminated by their own terms or the enforcement of which is barred by applicable statutes of limitation, in each case, absent reasonable evidence that such instruments (i) continue in force and effect or (ii) give rise to, or would reasonably be expected to give rise to, a third Person’s superior claim of title to the applicable Asset(s);

(v)            any depth severances with respect to any AV Unit that do not (i) affect the Target Interval (except to the extent any such depth severance is otherwise specifically set forth and identified on Exhibit A-1, Exhibit A-3 or Schedule 2.2 with respect to such AV Unit) and/or (ii) individually or in the aggregate, result in or constitute an Unapproved Exception;

(w)            calls on Hydrocarbon production under existing Material Contracts, provided that the holder of such right must pay an index-based price for any Hydrocarbon production purchased by virtue of such call on production;

(x)            maintenance of uniform interest provisions (i) contained in any Contract to the extent compliance with such provisions has been waived in writing by the parties to such Contract, or (ii) contained in any Lease to the extent the applicable lessor has waived compliance with such provisions in writing or breach of such provisions will not result in a suspension of material rights under such Lease, the right of the lessor to terminate such Lease or the termination of such Lease;

(y)            defects arising solely from a change in applicable Laws after the Execution Date;

(z)            production payments that have expired and terminated by their own terms or the enforcement of which is barred by applicable statutes of limitation, in each case, absent reasonable evidence that such instruments (i) continue in force and effect or (ii) give rise to, or would reasonably be expected to give rise to, a third Person’s superior claim of title to the applicable Asset(s);

(aa)         defects based on or arising out of the allocation of production of Hydrocarbons or from the failure of Seller to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement, production handling agreement, or other similar agreement, in each case, with respect to any horizontal Well contained in one or more Units and that crosses more than one Lease or tract, to the extent (i) such Well has been permitted by the Railroad Commission of Texas or other applicable Governmental Authority, (ii) the allocation of Hydrocarbons produced from or allocated to such Well among such Lease(s) or tract(s) is based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or tract its applicable proportionate share of production and (iii) none of Seller or any of its Affiliates has received written notice from any Person alleging or asserting an adverse claim or demand of any kind that is based upon or related to any of the foregoing matters;

(bb)         any lien, obligation, burden, or defect that affects only which Person (other than Seller of any of its Affiliates) has the right to receive payments with respect to Royalties with respect to any Property (rather than the amount of such Royalties on the applicable Property) and that does not affect the validity of the Seller’s interest in such underlying Property;

(cc)         defects based solely on Seller’s failure to have a title opinion or title insurance policy on any Property;

(dd)         any defect arising from (i) any Lease having no pooling provision, or an inadequate horizontal pooling provision, (ii) the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any Lease or (iii) the failure of Exhibit A-1, Exhibit A-2, Exhibit A-3 or Schedule 2.2 to reflect any Lease where the owner thereof was treated as a non-participating co-tenant during the drilling of any Well, except, in each case, to the extent Seller or any of its Affiliates has received written notice from any Person alleging or asserting an adverse claim or demand of any kind that is based upon or related to any of the foregoing matters;

(ee)          lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets, (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets, or (iii) in the case of a well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, unit designations, or production or drilling units not yet obtained, formed, or created, so long as the same would not, individually or in the aggregate, result in or constitute an Unapproved Exception;

(ff)       defects arising solely from a discrepancy between the deeded and surveyed acreage with respect to any Lease;

(gg)     the terms and conditions of this Agreement;

(hh)     any matters expressly identified and set forth on Schedule 3.3 as of the Execution Date; and

(ii)       any other liens, charges, encumbrances, defects, or irregularities which (i) do not, individually or in the aggregate, result in or constitute an Unapproved Exception and (ii) would be accepted or waived by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties that are similar to the Assets.

3.4            Environmental Assessment; Environmental Defects.

(a)            From and after the Execution Date, and subject to the terms of Sections 6.1 and 6.5 and this Section 3.4, Purchaser shall have the right to conduct, or cause Sport Environmental, (the “Environmental Consultant”), to conduct, an inspection of the environmental condition and compliance status of the Assets, including with respect to the operations, use, maintenance and development thereof (the “Environmental Review”), which may include conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-21 or E2247-16) (“Phase I”). With respect to any Assets that are operated by a Third Party, Seller shall use commercially reasonable efforts to obtain permission from such Third Party operator of such Asset(s) for Purchaser and/or the Environmental Consultant to conduct the Environmental Review with respect to such Asset(s); provided, however, that Seller shall have no liability to Purchaser for failure to obtain such Third Party operator’s permission so long as Seller has used its commercially reasonable efforts to obtain permission from the applicable Third Party operator of such Asset(s) for Purchaser and/or the Environmental Consultant to conduct the Environmental Review with respect to such Asset(s) (and, for purposes of clarity, Seller shall not be required to make any payments or undertake any obligations for the benefit of any Third Party with respect to such access to such non-operated Assets). Purchaser shall provide Seller with a minimum of twenty-four (24) hours’ advance written notice of its proposed environmental assessment activities prior to entering the Asset(s) to be assessed. Seller shall have the right to have one or more Representatives accompany Purchaser and the Environmental Consultant at all times during the Environmental Review. The Environmental Review shall not include any sampling, boring, operation of Equipment, or other invasive activity (each, an “Invasive Activity”) without (x) with respect to any Invasive Activity proposed to be conducted on or with respect to any Assets that are operated by Seller or any of its Affiliates, the prior written consent of Seller (which consent can be withheld in Seller’s sole discretion for any reason or no reason), or (y) with respect to any Invasive Activity proposed to be conducted on or with respect to any Assets that are not operated by Seller or any of its Affiliates, the prior written consent of Seller and the applicable Third Party operator; provided, however, that in the event that (A) Purchaser determines in good faith that any Phase I conducted by Purchaser or any Environmental Consultant identifies the existence of any actual or potential “recognized environmental condition” (or any other fact, condition or circumstance that, individually or in the aggregate, would reasonably be expected to give rise to or otherwise indicate the potential existence of an Environmental Defect) with respect to any of the Assets and concludes or recommends that conducting any Invasive Activity(ies) with respect to the affected Asset(s) is reasonably necessary in order for Purchaser or the Environmental Consultant to determine the nature, scope and/or extent of such identified actual or potential “recognized environmental condition” (or any other fact, condition or circumstance that, individually or in the aggregate, would reasonably be expected to give rise to or otherwise indicate the potential existence of an Environmental Defect) and/or the Environmental Defect Amount thereof and (B) Seller (or, if applicable, the applicable Third Party operator of the affected Asset(s)) fails to grant its consent (which consent can be withheld in either Seller’s or the applicable Third Party operator’s sole discretion for any reason or no reason) to such Invasive Activity(ies) within five (5) days of its receipt of Purchaser’s request therefor, then Purchaser shall have the right (in its sole discretion) to elect in writing to exclude the affected Asset(s) from the transactions contemplated by this Agreement and, in such event, (1) the Unadjusted Purchase Price shall be reduced by the Allocated Value, if any, of such affected Asset(s), (2) such affected Asset(s) shall be deemed to be excluded from the definition of “Assets” and from the applicable exhibits attached hereto, (3) Purchaser shall have no obligations or liabilities of any kind with respect to such excluded affected Assets and (4) such affected Assets(s) shall thereafter be deemed to constitute Excluded Assets for all purposes of this Agreement. In performing its Environmental Review, Purchaser shall (and shall cause the Environmental Consultant and Purchaser’s other Representatives to): (I) perform all work in a safe and workmanlike manner; (II) perform all work in such a way as to not unnecessarily and unreasonably interfere with the operation of any Property or the business of Seller; (III) materially comply with all applicable Laws; and (IV) at its sole cost, risk, and expense, with respect to any physical damages or disturbances caused by the Environmental Review, repair any disturbances or damages to the Properties caused by the Environmental Review.

(b)            Purchaser shall provide to Seller (free of cost) copies of any final environmental reports generated by the Environmental Consultant with respect to any Environmental Defect asserted by Purchaser hereunder, if applicable. Except (i) as may be required or permitted pursuant to the exercise of the rights and fulfillment of the obligations of a Party under this Agreement, (ii) as may be required by applicable Law, or (iii) for information which is or becomes public knowledge through no fault of the Person against whom this sentence is sought to be enforced, Purchaser and Seller and their respective Affiliates shall maintain, and shall cause its and their respective officers, directors, employees, contractors, consultants (including, with respect to Purchaser, the Environmental Consultant), and other Representatives to maintain, all information, reports (whether interim, draft, final, or otherwise), data, work product, and other matters obtained or generated from or attributable to the Environmental Review (the “Environmental Information”) strictly confidential, and shall not disclose all or any portion of the Environmental Information to any Third Party without the prior written consent of Purchaser or Seller, as applicable, which consent shall not be unreasonably withheld or delayed. If this Agreement is terminated prior to the Closing, Purchaser shall continue to be subject to the confidentiality provisions in this Section 3.4(b) and shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller. Each Party shall be responsible for the compliance of its Affiliates, and its and their respective officers, directors, employees, contractors, consultants (including, with respect to Purchaser, the Environmental Consultant), and other Representatives with the terms of this Section 3.4(b) that are applicable to such Persons. If the Closing occurs, the foregoing confidentiality obligations set forth in this Section 3.4(b) shall not apply to Purchaser and its Affiliates and its and their respective officers, directors, employees, contractors, consultants and other Representatives, but shall, for purposes of clarity, remain in full force and effect with respect to Seller and its Affiliates and its and their respective officers, directors, employees, contractors, consultants and other Representatives.

(c)            Purchaser acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on, or under the Properties or associated with the Assets. Equipment and sites included in the Assets may contain hazardous materials, including asbestos and naturally occurring radioactive material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Properties or included in the Assets may contain hazardous materials, including asbestos and NORM. Hazardous materials, including asbestos and NORM, may have come into contact with various environmental media, including water, soils, or sediment. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT, SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRESENCE OR ABSENCE OF ASBESTOS OR NORM IN OR ON THE ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREAS WHERE THE ASSETS ARE LOCATED. AS OF CLOSING, PROVIDED SELLER HAS SUBSTANTIALLY COMPLIED WITH ITS ACCESS RELATED OBLIGATIONS CONTAINED IN THIS AGREEMENT PURCHASER SHALL HAVE INSPECTED AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT TO INSPECT THE ASSETS FOR ALL PURPOSES, AND SHALL BE DEEMED TO HAVE SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS, AND NORM. PURCHASER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ASSETS.

3.5            Environmental Defects. As used in this Agreement, the term “Environmental Defect” means (a) any condition, matter, obligation, event or circumstance with respect to all or any portion of any of the Assets that causes such Asset(s) (or Seller, with respect to such Asset(s)) to be in violation of any Environmental Law or not to be in compliance with, or to be subject to a remedial or corrective action obligation pursuant to, any Environmental Law or (b) the existence as of the Defect Claim Date with respect to the Assets or the operation thereof of any environmental pollution, contamination or degradation in excess of standards permitted under any Environmental Law; provided, however, that the term “Environmental Defect” shall not include (i) current obligations to plug or abandon any well, (ii) the presence of NORM or asbestos, as described in Section 3.4(c), other than with respect to the presence of NORM or asbestos in quantities that presently require remediation or abatement under Environmental Law, or (iii) the matters that are disclosed on Schedule 3.5 as of the Execution Date.

3.6            Notice of Title and Environmental Defects and Benefits; Adjustment.

(a)            To assert a claim for a Title Defect, Purchaser must deliver a defect claim notice or notices (each, a “Title Defect Claim Notice”) to Seller on or before 5:00 p.m. local time in Houston, Texas, on October 24, 2023 (the “Defect Claim Date”). Each such Title Defect Claim Notice shall be in writing and shall include:

(i)            a description of the alleged Title Defect(s);

(ii)            the Property(ies) affected thereby (each, a “Title Defect Property”);

(iii)            the Allocated Value of the Title Defect Property(ies) subject to the alleged Title Defect(s);

(iv)            to the extent in Purchaser’s possession or control, copies of supporting documents reasonably sufficient for Seller (as well as any attorney or examiner hired by Seller) to evaluate the alleged Title Defect(s) (any and all of which supporting documents may be furnished via access to a web link or ftp site (in lieu of other means of delivery)); and

(v)            Purchaser’s good faith estimate of the Title Defect Amount attributable to such alleged Title Defect and the computations and information upon which Purchaser’s estimate is based; provided, in the case that only a portion of a Property is affected by the alleged Title Defect, Purchaser’s good faith estimate of the Title Defect Amount shall reflect only the portion of such Property so affected using the corresponding portion of the Allocated Value for such Property.

Notwithstanding anything to the contrary in this Agreement, an immaterial failure of any Title Defect Claim Notice to include any of the information or documentation identified or described in Section 3.6(a)(i) through Section 3.6(a)(v) above shall not render such Title Defect Claim Notice void or ineffective so long as such Title Defect Claim Notice is otherwise reasonably sufficient to provide notice to Seller of the existence, nature, and Purchaser’s good faith estimate of the applicable Title Defect(s) and Title Defect Amount(s) asserted therein.

SUBJECT TO, AND WITHOUT LIMITATION OF, THE TITLE MATTERS, PURCHASER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL TITLE DEFECTS OR OTHER DEFICIENCIES OR DEFECTS IN SELLER’S TITLE TO THE PROPERTIES (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLER HAS NOT RECEIVED, ON OR BEFORE THE DEFECT CLAIM DATE, A VALID TITLE DEFECT CLAIM NOTICE THAT IS REASONABLY SUFFICIENT TO PROVIDE NOTICE TO SELLER OF THE EXISTENCE, NATURE, and purchaser’s good faith estimate OF THE TITLE DEFECT(S) AND TITLE DEFECT AMOUNT(S) ASSERTeD IN SUCH TITLE DEFECT CLAIM NOTICE.

(b)            Should (x) Purchaser obtain knowledge of any Title Benefit on or before the Defect Claim Date or (y) Seller obtain knowledge of any Title Benefit on or before the Defect Claim Date, then such Party shall, on or before the Defect Claim Date, deliver to the other Party a written notice of such alleged Title Benefit including:

(i)            a description of the alleged Title Benefit;

(ii)           the Property(ies) affected thereby;

(iii)          the Allocated Value of the Property(ies) subject to such alleged Title Benefit;

(iv)          to the extent in the possession or control of such notifying Party, copies of supporting documents reasonably sufficient for the other Party (as well as any attorney or examiner hired by the other Party) to verify the existence of the alleged Title Benefit(s); and

(v)            such notifying Party’s good faith estimate of the Title Benefit Amount attributable to such alleged Title Benefit and the computations and information upon which Purchaser’s estimate is based.

Notwithstanding anything to the contrary in this Agreement, an immaterial failure of any Title Benefit notice to include any of the information or documentation identified or described in Section 3.6(b)(i) through Section 3.6(b)(v) above shall not render such Title Benefit notice void or ineffective so long as such Title Benefit notice is otherwise reasonably sufficient to provide notice to the applicable other Party of the existence, nature, and the applicable notifying Party’s good faith estimate of the applicable Title Benefit(s) and Title Benefit Amount(s) asserted therein.

SELLER shall be deemed to have waived AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND all Title Benefits of which no Party has RECEIVED on or before the Defect Claim Date A VALID TITLE BENEFIT NOTICE THAT IS REASONABLY SUFFICIENT TO PROVIDE NOTICE TO THE OTHER PARTY OF THE EXISTENCE, NATURE, and good faith estimate OF THE TITLE BENEFIT(S) AND TITLE BENEFIT AMOUNT(S) ASSERTeD IN SUCH TITLE BENEFIT NOTICE, except to the extent Purchaser has failed to give a notice which it was obligated to give under this Section 3.6(b).

(c)            To assert a claim for an Environmental Defect, Purchaser must, on or before the Defect Claim Date, deliver to Seller one or more notices relating to Environmental Defects (each, an “Environmental Defect Claim Notice”), which Environmental Defect Claim Notices shall be in writing and shall include:

(i)            a description of the alleged Environmental Defect, including the applicable Environmental Law(s) alleged to be violated and/or implicated thereby and the facts that Purchaser believes substantiate the existence of such alleged Environmental Defect;

(ii)           the Asset(s) affected by such alleged Environmental Defect (each, an “Environmental Defect Asset”);

(iii)          to the extent in Purchaser’s possession or control, such supporting documentation and/or Environmental Information as is reasonably sufficient for Seller (as well as any consultant hired by Seller) to evaluate the alleged Environmental Defect (any and all of which supporting documents may be furnished via access to a web link or ftp site (in lieu of other means of delivery));

(iv)          Purchaser’s good faith estimate of the Environmental Defect Amount attributable to such alleged Environmental Defect and the computations and information upon which Purchaser’s estimate is based.

Notwithstanding anything to the contrary in this Agreement, an immaterial failure of any Environmental Defect Claim Notice to include any of the information or documentation identified or described in Section 3.6(c)(i) through Section 3.6(c)(iv) above shall not render such Environmental Defect Claim Notice void or ineffective so long as such Environmental Defect Claim Notice is otherwise reasonably sufficient to provide notice to Seller of the existence, nature and Purchaser’s good faith estimate of the applicable Environmental Defect(s) and Environmental Defect Amount(s) asserted therein.

SUBJECT TO, AND WITHOUT LIMITATION OF, THE ENVIRONMENTAL MATTERS, PURCHASER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL ENVIRONMENTAL DEFECTS AND OTHER DEFECTS OR DAMAGES RELATED TO THE ENVIRONMENTAL CONDITION OF THE Assets (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLER HAS NOT RECEIVED ON OR BEFORE THE DEFECT CLAIM DATE A VALID ENVIRONMENTAL DEFECT CLAIM NOTICE THAT IS REASONABLY SUFFICIENT TO PROVIDE NOTICE TO SELLER OF THE EXISTENCE, NATURE, and Purchaser’s good faith estimate OF THE ENVIRONMENTAL DEFECT(S) AND ENVIRONMENTAL DEFECT AMOUNT(S) ASSERTeD IN SUCH ENVIRONMENTAL DEFECT CLAIM NOTICE.

(d)            Purchaser agrees to use commercially reasonable efforts to provide Seller, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all alleged Title Defects and alleged Environmental Defects (as well as any claims that would be claims under the special warranty of Defensible Title under the Assignment and Bill of Sale or special warranty of title in the Mineral Deed) discovered by Purchaser during such calendar week, which notice may be preliminary in nature and may be amended, supplemented, replaced and/or withdrawn (in-whole or in-part), in Purchaser’s discretion, at any time on or prior to the Defect Claim Date and provided that, notwithstanding anything to the contrary herein, any failure of Purchaser to provide any such preliminary notice to Seller shall not be deemed or construed to waive, limit, restrict or otherwise prejudice Purchaser’s right to assert any Title Defect or Environmental Defect at any time on or prior to the Defect Claim Date. In addition, Purchaser shall be entitled, at is discretion at any time prior to Closing, to withdraw, in whole or in part, any Title Defect Claim Notice and/or Environmental Defect Claim Notice and any Title Defect and/or Environmental Defect alleged thereunder that has previously been submitted by Purchaser.

3.7            Cure.

(a)            Seller shall have the right, but not the obligation, to attempt, at Seller’s sole cost, risk, and expense, to cure or remove to the reasonable satisfaction of Purchaser (i) on or before the date that is three (3) days prior to the Target Closing Date (such date, the “Environmental Cure Date”), any alleged Environmental Defects (each such alleged Environmental Defect, a “Cure Target Environmental Defect”) or (ii) on or before the date that is ninety (90) days after the Closing Date (such date, the “Title Cure Date” and, together with the Environmental Cure Date, each, a “Cure Date”, as applicable), any alleged Title Defects (each such alleged Title Defect, a “Cure Target Title Defect” and, together with all Cure Target Environmental Defect, collectively, the “Cure Target Defects”), in each case, of which Seller has been advised by Purchaser pursuant to Sections 3.6(a), 3.6(c) or 3.6(d), as applicable. To exercise any such cure or removal right with respect to any Cure Target Title Defects after Closing, Seller shall provide written notice to Purchaser of its intent to attempt to cure or remove any such Cure Target Title Defects on or before 5:00 p.m. local time in Houston, Texas on the date that is at least three (3) days prior to the Target Closing Date. Seller may elect to perform any such environmental cure or removal work with respect to any Cure Target Environmental Defect at any time prior to the Environmental Cure Date by delivering prior written notice thereof to Purchaser. At Closing, (A) all Title Defect Properties that are affected by or subject to any such Cure Target Title Defects shall be included in the Assets to be assigned, conveyed and transferred to Purchaser in connection with Closing and (B) all adjustments to the Unadjusted Purchase Price with respect to such Cure Target Title Defects shall be addressed as provided in Section 3.8(e) for purposes of Closing and thereafter any adjustment required under Section 3.8(a) with respect thereto shall be made pursuant to Section 3.8(f). The election by Seller to attempt to cure or remove one or more of such Cure Target Defects shall not affect the rights and obligations of the Parties under Section 3.10 with respect to dispute resolution related to any such Cure Target Defect. Seller’s election to attempt to cure or remove a Cure Target Defect shall not constitute a waiver of any of the rights of Seller pursuant to this Article 3, including Seller’s right to dispute the existence, nature, or value of such Cure Target Defect.

(b)            Subject to, and without limitation of, the Parties’ respective rights under Section 3.10 with respect to any Disputed Matter, including, for purposes of clarity, the determination by the Title Arbitrator or Environmental Arbitrator, as applicable, of the existence of and/or the Title Defect Amount or Environmental Defect Amount with respect to, as applicable, any Cure Target Defect that constitutes a Disputed Matter, to the extent any Cure Target Defect is not cured and/or remediated to Purchaser’s reasonable satisfaction by Seller on or before the applicable Cure Date, the adjustment required under Section 3.7(e) with respect thereto shall be made pursuant to Section 8.4(a) or Section 8.4(b), as applicable.

(c)            Any dispute between Seller and Purchaser relating to whether, and to what extent, a Cure Target Defect has been cured or remediated shall be deemed to constitute a Disputed Matter and shall be resolved as set forth in Section 3.10, except that any such matter shall be submitted to the Title Arbitrator or Environmental Arbitrator, as applicable, on or before the date that is ten (10) Business Days after the applicable Cure Date; provided, however, that any prior or concurrent determination by the Title Arbitrator or Environmental Arbitrator, as applicable, with respect to Cure Target Defects (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute) which Seller has elected to attempt to cure or remediate pursuant to Section 3.7(a) shall be binding on the Parties with respect to such Cure Target Defect (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute).

(d)            Seller shall have the right to exclude any Environmental Defect Asset that constitutes a Lease or Well from this Agreement by delivery of written notice to Purchaser of the exercise of such right no later than three (3) Business Days prior to the Target Closing Date if Purchaser’s good faith estimate of the Environmental Defect Amount(s) for such Environmental Defect Asset(s), as set forth in the applicable Environmental Defect Claim Notice, in each case, equals or exceeds (i) one hundred percent (100%) of the Allocated Value of the applicable Environmental Defect Asset (if the applicable Environmental Defect Asset has an Allocated Value) or (ii) $75,000 if the applicable Environmental Defect Asset does not have an Allocated Value, and, in either such case, (x) the Closing Payment shall be reduced by the Allocated Value of the applicable Environmental Defect Asset (if any), (y) the Closing Consideration shall be reduced by a number of shares of Purchaser Stock equal to the applicable Allocated Value, divided by the Per Share Value, and (z) such applicable Environmental Defect Asset shall be deemed deleted from the Exhibits and Schedules hereto and constitute an “Excluded Asset” for all purposes of this Agreement; provided, however, that, notwithstanding the foregoing, Seller shall have no right to exclude any such Environmental Defect Asset if, and only if, (A) Purchaser determines in good faith that the exclusion of such Environmental Defect Asset would materially and adversely affect Purchaser’s ownership, operation and/or use of any other Asset (or any group of Assets) in any material respect following Closing and (B) the aggregate downward adjustment to the Purchase Price associated with all Environmental Defect Asset(s) addressed in subpart (A) of this Section 3.7(d) (for the avoidance of doubt, if such Environmental Defect Asset(s) were not excluded from this Agreement) would be less than One Million Dollars ($1,000,000), in which case such Environmental Defect Asset(s) will be conveyed to Purchaser at Closing in accordance with the terms of this Agreement. If, following Closing but prior to the Title Cure Date, Seller is able to cure or remove, to the reasonable satisfaction of Purchaser, all Environmental Defects with respect to any Environmental Defect Asset that was excluded from Closing pursuant to this Section 3.7(d), then, prior to the date of the final adjustment to the Unadjusted Purchase Price under Section 8.4(b) or Section 8.4(c), as applicable, (A) Seller shall, promptly after such Environmental Defects are cured or removed from an Environmental Defect Asset, convey the applicable Environmental Defect Asset to Purchaser, (B) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Environmental Defect Asset at such delayed Closing; (C) Purchaser shall, simultaneously with the conveyance of the applicable Environmental Defect Asset, pay the amount of any previous deduction from the Unadjusted Purchase Price (subject to all other applicable adjustments with respect to such Environmental Defect Asset under this Agreement) on account of such Environmental Defect Asset pursuant to this Section 3.7(d) to Seller in cash or in Purchaser Stock (at the Per Share Value), and (D) such Environmental Defect Asset shall no longer be deemed to be an Excluded Asset for any purposes hereunder.

(e)            Seller shall have the right to exclude any Title Defect Property that constitutes a Lease or Well from this Agreement by delivery of written notice to Purchaser of the exercise of such right no later than three (3) Business Days prior to the Target Closing Date if Purchaser’s good faith estimate of the Title Defect Amount(s) for such Title Defect Property(ies), as set forth in the applicable Title Defect Claim Notice equals or exceeds seventy-five percent (75%) of the Allocated Value of the applicable Title Defect Property, and, in such case, (x) the Closing Payment shall be reduced by the Allocated Value of the applicable Title Defect Property, (y) the Closing Consideration shall be reduced by a number of shares of Purchaser Stock equal to the applicable Allocated Value, divided by the Per Share Value, and (z) such applicable Title Defect Property shall be deemed deleted from the Exhibits and Schedules hereto and constitute an “Excluded Asset” for all purposes of this Agreement. If, following Closing but prior to the Title Cure Date, Seller is able to cure or remove, to the reasonable satisfaction of Purchaser, all Title Defects with respect to any Title Defect Property that was excluded from Closing pursuant to this Section 3.7(e), then, prior to the date of the final adjustment to the Unadjusted Purchase Price under Section 8.4(b) or Section 8.4(c), as applicable, (A) Seller shall, promptly after such Title Defects are cured or removed from a Title Defect Property, convey the applicable Title Defect Property to Purchaser, (B) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Title Defect Property at such delayed Closing; (C) Purchaser shall, simultaneously with the conveyance of the applicable Title Defect Property, pay the amount of any previous deduction from the Unadjusted Purchase Price (subject to all other applicable adjustments with respect to such Title Defect Property under this Agreement) on account of such Title Defect Property pursuant to this Section 3.7(e) to Seller in cash or in Purchaser Stock (at the Per Share Value), and (D) such Title Defect Property shall no longer be deemed to be an Excluded Asset for any purposes hereunder.

3.8            Adjustment for Title Defects and Benefits and Environmental Defects.

(a)            With respect to each Asset for which any Title Defect or Environmental Defect has been alleged under Section 3.6(a) or 3.6(c), such Asset shall, subject to Seller’s exercise of its right in Section 3.7(d) with respect to any applicable Environmental Defect Asset or Section 3.7(e) with respect to any applicable Title Defect Property, be assigned at Closing subject to all uncured Title Defects and Environmental Defects, and the Purchase Price shall be reduced at Closing by (i) in the case of Title Defects, an amount determined pursuant to Section 3.9(a) (the “Title Defect Amount”), and (ii) in the case of Environmental Defects, an amount determined pursuant to Section 3.9(c) (the “Environmental Defect Amount”), in each case, as provided in Sections 3.8(d), 3.8(e) and 3.8(f), as applicable; provided, however, that, notwithstanding the foregoing, without limitation of Section 3.8(e), no reduction shall be made in the Unadjusted Purchase Price at Closing with respect to any Title Defect or Environmental Defect which (A) Seller elects to cure following Closing pursuant to Section 3.7(a) (solely with respect to Title Defects) or (B) are Disputed Matters.

(b)            With respect to each Property affected by Title Benefits reported under Section 3.6(b), there shall be an offset to Title Defects and Environmental Defects by an amount as determined pursuant to Section 3.9(b) (the “Title Benefit Amount”); provided, however, that, notwithstanding anything in this Agreement to the contrary, in no event shall any Title Benefit Amount(s) result in any increase to the Unadjusted Purchase Price.

(c)            Seller and Purchaser shall use their respective commercially reasonable efforts and cooperate in good faith to attempt to agree upon the existence of any Title Defects, Title Benefits or Environmental Defects reported pursuant to Sections 3.6(a), 3.6(b) and 3.6(c), as applicable, and any corresponding Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts, in each case, on or before the Closing Date. If Seller and Purchaser are unable to agree by the Closing Date, then, subject to Section 3.7, the Title Defects, Title Benefits, Environmental Defects, reported pursuant to Sections 3.6(a), 3.6(b) and 3.6(c), as applicable, and any corresponding Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts which are then in dispute (each a “Disputed Matter”) shall be exclusively and finally resolved by arbitration pursuant to Section 3.10.

(d)            At Closing, the Unadjusted Purchase Price shall be adjusted (i) in accordance with Section 3.8(a) or Section 3.7(e), as applicable, with respect to any Title Defects which (A) Seller has not elected to attempt to cure pursuant to Section 3.7(a) and (B) are not Disputed Matters, (ii) in accordance with Section 3.8(a) or Section 3.7(d), as applicable, with respect to any Environmental Defects which (A) Seller has not cured to Purchaser’s reasonable satisfaction as of the Closing Date and (B) are not Disputed Matters and (iii) in accordance with Section 3.8(b) with respect to any Title Benefits which are not Disputed Matters.

(e)            At Closing, an amount equal to the sum of all Title Defect Amounts and Environmental Defect Amounts (as asserted in good faith by Purchaser in the applicable Title Defect Claim Notices and Environmental Defect Claim Notices provided in accordance with Sections 3.6(a) and/or 3.6(c), as applicable) related to (i) any Cure Target Title Defects which Seller elects to attempt to cure prior to the Title Cure Date in accordance with Section 3.7(a) or (ii) which are Disputed Matters (such aggregate amount, solely to the extent exceeding the Aggregate Deductible, the “Defect Escrow Amount”), shall be deducted from the Stock Consideration to be issued to Seller at Closing as provided in Section 8.4(a); provided, that such Title Defect Amounts and Environmental Defect Amounts shall solely be deducted from such Stock Consideration to the extent such amounts exceed the Aggregate Deductible. At the Closing, Purchaser shall deposit an amount of shares of Purchaser Stock with the Escrow Agent equal to the Defect Escrow Amount divided by the Per Share Value (the “Defect Escrow Shares” and such account the “Defect Escrow”), to be governed by the Escrow Agreement. For the avoidance of doubt, no partial shares of Purchaser Stock shall be deposited into the Defect Escrow, and the applicable Defect Escrow Amount shall be rounded up or down (as appropriate) to result in a whole number of Defect Escrow Shares based on the Per Share Value. The Defect Escrow Shares shall be held and disbursed in accordance with the terms of this Article 3 and the Escrow Agreement pending the curing and/or resolution, as applicable, of the applicable Cure Target Title Defects and/or the applicable Disputed Matters in accordance with the applicable terms of this Article 3. For the avoidance of doubt, the Defect Escrow and Defect Escrow Shares shall each be independent of and separate from the Deposit Escrow and Stock Deposit (and, if Closing occurs, the Stock Deposit will be retained by the Escrow Agent and converted into the Indemnity Holdback Escrow in accordance with Section 8.5 herein).

(f)            After Closing, the Purchase Price shall be adjusted for (i) any Cure Target Title Defects which (A) Seller elects to attempt to cure prior to the Title Cure Date pursuant to Section 3.7(a) or (B) are Disputed Matters and (ii) any Environmental Defects or Title Benefits which are Disputed Matters, in each case, to the extent the Title Defect Amounts, Title Benefit Amounts and Environmental Defect Amounts for such Title Defects, Title Benefits and Environmental Defects are included in the Defect Escrow Amount, as provided in this Section 3.8(f). Within two (2) Business Days following the cure of any Cure Target Title Defect, Seller and Purchaser shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release a portion of the Defect Escrow Shares to Seller in respect of such cured Title Defect. Within ten (10) Business Days after the later to occur of (x) the Title Cure Date and (y) the final date of determination of all Disputed Matters submitted to a Title Arbitrator or Environmental Arbitrator pursuant to Section 3.10, as applicable, and after consideration of all other adjustments previously made to the Unadjusted Purchase Price and after giving effect to all applicable limitations set forth in Section 3.9, the Parties shall execute joint written instructions to the Escrow Agent instructing it to deliver (1) to Seller, to the extent available in the Defect Escrow Amount, a number of the Defect Escrow Shares equal to the amount which Seller is entitled to receive with respect to (a) any Disputed Matters determined in favor of Seller, as determined by the applicable Title Arbitrator or Environmental Arbitrator under Section 3.10(a) and/or Section 3.10(b), as applicable, and (b) any Cure Target Title Defects which Seller elected to attempt to cure prior to the Title Cure Date pursuant to Section 3.7(a) and which are not Disputed Matters after considering the extent such Title Defects have been cured pursuant to Section 3.6(c) to Purchaser’s reasonable satisfaction, divided by the Per Share Value, and (2) to Purchaser, the balance of the Defect Escrow Shares after making the disbursement to Seller pursuant to clause (1) above. Notwithstanding anything herein to the contrary and for the avoidance of doubt, to the extent that the Parties or the applicable Title Arbitrator or Environmental Arbitrator, as applicable, determine that (x) Purchaser is entitled to an adjustment to the Purchase Price on account of any Cure Target Defects or Disputed Matters or (y) the Seller is not entitled to any portion of the Defect Escrow Amount and Defect Escrow Shares, then, in either case, the Parties shall promptly execute joint written instructions to the Escrow Agent instructing it to deliver such Defect Escrow Shares to Purchaser and Seller shall have no claim to any of such Defect Escrow Shares hereunder.

(g)            The Parties shall treat for Tax purposes, any disbursements of Purchaser Stock pursuant to this Section 3.8 as an adjustment to the Purchase Price.

(h)            SUBJECT TO, AND WITHOUT LIMITATION OF, THE ENVIRONMENTAL MATTERS, THE TITLE MATTERS, THE TERMS AND PROVISIONS OF THE OTHER TRANSACTION AGREEMENTS, THE CONDITION TO CLOSING IN SECTION 7.2(d), (X) THIS Article 3 SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, OTHERWISE BE THE EXCLUSIVE RIGHT AND REMEDY OF PURCHASER WITH RESPECT TO TITLE DEFECTS AND OTHER DEFICIENCIES IN TITLE TO THE ASSETS AND ANY ENVIRONMENTAL DEFECTS AND OTHER DEFECTS OR DAMAGES RELATED TO THE ENVIRONMENTAL CONDITION OF THE ASSETS AND (Y) EXCEPT AS PROVIDED IN SECTION 3.6(a) AND SECTIOn 3.6(c), BUT SUBJECT TO THE FOREGOING TERMS OF THIS SECTION 3.8(h), PURCHASER OTHERWISE RELEASES, REMISES, AND FOREVER DISCHARGES SELLER, ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE MEMBERS, SHAREHOLDERS, INTEREST OWNERS, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, ADVISORS, AND REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO, OR ARISING OUT OF, ANY TITLE DEFECT, ENVIRONMENTAL DEFECT, OR OTHER DEFICIENCY IN TITLE TO, OR OTHER DEFECTS OR DAMAGES RELATED TO THE ENVIRONMENTAL CONDITION OF, ANY ASSET.

3.9            Calculation of Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts.

(a)            The Title Defect Amount resulting from a Title Defect shall be determined as follows:

(i)             if Purchaser and Seller agree in writing upon the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)            if the Title Defect is a lien, encumbrance, or other charge which is liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the affected Property;

(iii)          [reserved];

(iv)          if (x) the Title Defect represents a discrepancy between (A) Seller’s aggregate Net Revenue Interest for any AV Unit (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1, Exhibit A-3 or Schedule 2.2 with respect to such AV Unit)) or Well and (B) the Net Revenue Interest stated in Schedule 2.2 or Exhibit A-2, as applicable, for such AV Unit (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1, Exhibit A-3 or Schedule 2.2 with respect to such AV Unit)) or Well, and (y) there is a proportionate decrease in Seller’s Working Interest for such applicable AV Unit (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1, Exhibit A-3 or Schedule 2.2 with respect to such AV Unit)) or Well from that set forth in Schedule 2.2 or Exhibit A-2, as applicable, for such AV Unit (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1, Exhibit A-3 or Schedule 2.2 with respect to such AV Unit)) or Well, then the Title Defect Amount shall be the product of the Allocated Value of such AV Unit or Well multiplied by a fraction, the numerator of which is the decrease in Seller’s aggregate Net Revenue Interest in such AV Unit or Well and the denominator of which is Seller’s Net Revenue Interest stated in Schedule 2.2 or Exhibit A-2, as applicable, for such AV Unit or Well; provided, however, that if the Title Defect does not affect such AV Unit or Well throughout its entire productive life, the Title Defect Amount determined under this Section 3.9(a)(iv) shall be reduced to take into account the applicable time period only;

(v)            if the Title Defect represents an obligation, encumbrance, burden, or charge upon, or other defect in title to, the affected Property of a type not described in subsections (i), (ii), (iii), or (iv) of this Section 3.9, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Property so affected, the portion of Seller’s interest in the Property affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the productive life of the affected Property, the values placed upon the Title Defect by Purchaser and Seller, the age of the factual matters causing or constituting the alleged Title Defect, the probability that title failure will occur with respect to any Title Defect that represents only a possibility of title failure, and such other factors as are necessary to make a proper evaluation;

(vi)           the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder or for which Purchaser otherwise receives credit in the calculation of the Purchase Price; and

(vii)          notwithstanding anything to the contrary in this Article 3:

(A)            an individual claim for a Title Defect for which a valid Title Defect Claim Notice is given prior to the Defect Claim Date shall only generate an adjustment to the Unadjusted Purchase Price under this Article 3 if the Title Defect Amount with respect thereto exceeds Seventy-Five Thousand Dollars ($75,000) (the “Individual Defect Threshold”); provided, however, that if a specific Title Defect affects more than one Title Defect Property, then the Title Defect Amounts associated with such specific Title Defect may be aggregated by Purchaser for determining whether the Individual Defect Threshold is met with respect to all such Properties affected by such specific Title Defect;

(B)            except with respect to Title Defects described in Section 3.9(a)(ii) the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any given Property shall not exceed the Allocated Value of such Property; and

(C)            there shall be no adjustment to the Purchase Price for Title Defects or Environmental Defects unless and until the aggregate of all Title Defect Amounts and Environmental Defect Amounts that exceed (or are deemed to exceed) the Individual Defect Threshold less the aggregate of all Title Benefit Amounts that exceed the Title Benefit Threshold, exceeds an amount equal to two percent (2%) of the Unadjusted Purchase Price (“Aggregate Deductible”), and then only to the extent that such aggregate amount exceeds the Aggregate Deductible. For purposes of this Section 3.9(a)(vii)(C), the Unadjusted Purchase Price shall be reduced by the Allocated Value of any Assets excluded pursuant to Section 3.4(a), Section 3.7(d), 3.7(e), or Section 3.12 and references to the Unadjusted Purchase Price in this Section 3.9(a)(vii)(C) shall be deemed and construed to reference the Unadjusted Purchase Price as reduced by any such reductions described herein.

(b)            The Title Benefit Amount resulting from a Title Benefit shall be determined as follows:

(i)            if Purchaser and Seller agree in writing upon the Title Benefit Amount, that amount shall be the Title Benefit Amount;

(ii)            [reserved];

(iii)            if (x) the Title Benefit represents a discrepancy between (A) the Net Revenue Interest for any AV Unit (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1, Exhibit A-3 or Schedule 2.2 with respect to such AV Unit)) or Well and (B) the Net Revenue Interest stated with respect to such AV Unit (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1, Exhibit A-3 or Schedule 2.2 with respect to such AV Unit)) or Well, as applicable, in Schedule 2.2 or Exhibit A-2, and (y) there is a proportionate increase in Seller’s Working Interest, for such applicable AV Unit (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1, Exhibit A-3 or Schedule 2.2 with respect to such AV Unit)) or Well from that set forth in Schedule 2.2 or Exhibit A-2, as applicable, for such AV Unit (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1, Exhibit A-3 or Schedule 2.2 with respect to such AV Unit)) or Well, then the Title Benefit Amount shall be the product of the Allocated Value of the affected AV Unit (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1, Exhibit A-3 or Schedule 2.2 with respect to such AV Unit)) or Well multiplied by a fraction, the numerator of which is the increase in Seller’s aggregate Net Revenue Interest in such AV Unit (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1, Exhibit A-3 or Schedule 2.2 with respect to such AV Unit)) or Well and the denominator of which is the Net Revenue Interest stated in Schedule 2.2 or Exhibit A-2 with respect to such AV Unit (as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1, Exhibit A-3 or Schedule 2.2 with respect to such AV Unit)) or Well; provided, however, that if the Title Benefit does not affect an AV Unit or Well throughout the entire productive life of thereof, the Title Benefit Amount determined under this Section 3.9(b)(iii) shall be reduced to take into account the applicable time period only;

(iv)            if a Title Benefit represents a right, circumstance, or condition of a type not described in subsections (i), (ii) or (iii) of this Section 3.9(b), the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Property so affected, the portion of Seller’s interest in the Property so affected, the legal effect of the Title Benefit, the potential discounted economic effect of the Title Benefit over the productive life of any affected Property, the values placed upon the Title Benefit by Purchaser and Seller, and such other factors as are necessary to make a proper evaluation; and

(v)            notwithstanding anything to the contrary in this Article 3, an individual claim for a Title Benefit shall only serve to offset the any applicable Title Defect Amounts and/or Environmental Defect Amounts if the Title Benefit Amount with respect thereto exceeds Seventy-Five Thousand Dollars ($75,000) (the “Title Benefit Threshold”).

(c)            The Environmental Defect Amount resulting from an Environmental Defect shall be determined as follows:

(i)            if Purchaser and Seller agree on the Environmental Defect Amount, that amount shall be the Environmental Defect Amount;

(ii)            the Environmental Defect Amount shall include, but shall not exceed, the reasonable cost of the response required or allowed under Environmental Laws in effect on the Execution Date that addresses and resolves (for current and future use in the same manner as currently used) the applicable Environmental Defect with the most cost-effective remediation of such Environmental Defect (considered as a whole, taking into consideration any material impacts such response may have on the continued, safe, and prudent operation of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a direct result of such response);

(iii)            the Environmental Defect Amount with respect to an Environmental Defect shall be determined without duplication of any costs or losses included in another Environmental Defect Amount or adjustment to the Purchase Price hereunder; and

(iv)            notwithstanding anything to the contrary in this Article 3, an individual claim for an Environmental Defect for which a valid Environmental Defect Claim Notice is given prior to the Defect Claim Date shall only generate an adjustment to the Unadjusted Purchase Price if the Environmental Defect Amount with respect thereto exceeds the Individual Defect Threshold.

3.10            Dispute Resolution.

(a)            Except as otherwise provided in Section 3.7(c), with respect to any Disputed Matter concerning Title Defects, Title Benefits, Title Defect Amounts and/or Title Benefit Amounts (collectively, “Disputed Title Matters”), on or after the date that is ten (10) Business Days following the Closing Date, either Party may notify the other Party of its election to submit all remaining Disputed Title Matters to a title attorney with at least ten (10) years’ experience in oil and gas titles in the State of Texas, as selected by mutual agreement of Purchaser and Seller (the “Title Arbitrator”) and thereafter the Parties shall promptly submit such remaining Disputed Title Matters to the Title Arbitrator. If Purchaser and Seller have not agreed upon a Person to serve as Title Arbitrator within ten (10) Business Days of a Party’s election to submit such Disputed Title Matters to the Title Arbitrator, the Parties shall, within five (5) Business Days after the end of such ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association (or in the event that there is no such office in Houston, Texas at such time, to any other office of the American Arbitration Association) to choose the Title Arbitrator and submit such Disputed Title Matters along with such application. The Title Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute other than the payment of the Title Arbitrator’s fees and expenses incurred as Title Arbitrator.

(b)            Except as provided in Section 3.7(c), with respect to any Disputed Matter concerning Environmental Defects and Environmental Defect Amounts (collectively, “Disputed Environmental Matters”), on or after a date that is ten (10) Business Days following the Closing Date, either Party may notify the other Party of its election to submit all remaining Disputed Environmental Matters to a reputable environmental consultant with at least ten (10) years’ experience in corrective environmental action regarding oil and gas properties in the State of Texas, as selected by mutual agreement of Purchaser and Seller (the “Environmental Arbitrator”), and thereafter the Parties shall promptly submit such remaining Disputed Environmental Matters to the Environmental Arbitrator. If Purchaser and Seller have not agreed upon a Person to serve as Environmental Arbitrator within ten (10) Business Days of a Party’s election to submit such Disputed Environmental Matters to the Environmental Arbitrator, the Parties shall, within five (5) Business Days after the end of such ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Environmental Arbitrator and submit such Disputed Environmental Matters along with such application. The Environmental Arbitrator shall not have worked as an employee or outside consultant for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute other than the payment of the Environmental Arbitrator’s fees and expenses incurred as Environmental Arbitrator.

(c)            In each case above, the arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 3.10. The Title Arbitrator’s or Environmental Arbitrator’s determination, as applicable, shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making their respective determinations, the Title Arbitrator and the Environmental Arbitrator shall be bound by the provisions of this Article 3 and may consider such other matters as, in the opinion of the Title Arbitrator or Environmental Arbitrator (as applicable), are necessary or helpful to make a proper determination. The Title Arbitrator and Environmental Arbitrator may consult with and engage disinterested Third Parties to advise the arbitrator, including petroleum engineers. The Title Arbitrator and Environmental Arbitrator shall act as experts for the limited purpose of determining the specific disputed Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts submitted by any Party and may not award damages, interest, or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear their own legal fees and other costs of presenting their respective cases. Purchaser shall bear one-half of the costs and expenses of the Title Arbitrator and Environmental Arbitrator, and Seller shall be responsible for the remaining one-half of the costs and expenses. The Title Arbitrator may not award Purchaser a greater Title Defect Amount than the Title Defect Amount claimed by Purchaser in its applicable Title Defect Claim Notice or a greater Title Benefit Amount than that claimed by Seller in its position statement delivered to the Title Arbitrator. The Environmental Arbitrator may not award Purchaser a greater Environmental Defect Amount than the Environmental Defect Amount claimed by Purchaser in its applicable Environmental Defect Claim Notice.

3.11            Notice to Holders of Consent and Preferential Purchase Rights. Promptly after the Execution Date (but in any event no later than five (5) Business Days following the Execution Date), Seller shall (a) prepare and send (i) notices to the holders of any Consents (including, for purposes of clarity, the Material Consents and all other consents and similar rights that are set forth on Schedule 4.8(b)) requesting the consent of each such Person to the Transactions (or a waiver of such Consent right) and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights that are applicable to or triggered by any of the Transactions (including, for purposes of clarity, those set forth on Schedule 4.8(a)) in material compliance with the terms of such rights and requesting waivers of such rights, in each case, using forms of such notices that are reasonably acceptable to Purchaser and (b) provide Purchaser with a true and complete copy of each such notice promptly after Seller’s delivery thereof in accordance with this Section 3.11. Seller shall use commercially reasonable efforts to obtain all such Consents and similar approvals (or waivers thereof) and waivers of all preferential rights and other similar rights prior to the Target Closing Date; provided, however, that Seller shall not be required to make any payments or undertake any obligations for the benefit of the holders of such rights or any other Person in order to obtain the required Consents and waivers. Upon receipt of Seller’s written request, Purchaser shall use commercially reasonable efforts to cooperate in good faith with Seller in seeking to obtain such any and all such Consents and waivers; provided, however, that Purchaser shall not be obligated to spend any monies or undertake any obligations (other than requesting such Consents and waivers) in connection therewith. Seller covenants and agrees that it shall promptly provide written notice to Purchaser after becoming aware of any actual or threatened dispute, disagreement or proceeding affecting or with respect to any Consent, preferential rights and other similar rights affecting or relating to the Transactions.

3.12            Consent Requirements.

(a)            Subject to, and without limitation of, Section 3.12(c), unless the Parties otherwise agree in writing, in no event shall there be transferred at Closing any Asset for which a Material Consent has not been obtained prior to Closing. Seller shall deliver a written notice to Purchaser on or before five (5) Business Days prior to the Target Closing Date setting forth each Material Consent which, as of such date, has not been satisfied or waived (or that is otherwise subject to an actual or threatened dispute) and Purchaser shall thereafter have the continuing right until the date that is one (1) Business Day prior to the Target Closing Date to elect to waive the receipt (or waiver) of any such Material Consent, in which case, such Material Consent shall be deemed to have been obtained prior to Closing with respect to the affected Asset(s) for all purposes of this Agreement.

(b)            In cases in which the Asset subject to such an un-obtained Material Consent is an Asset other than a Property, and Purchaser is assigned the Property or Properties to which such Asset relates, but such Asset is not transferred to Purchaser due to the un-waived Material Consent requirement, the Parties shall continue after Closing and until the date of the final adjustment to the Unadjusted Purchase Price under Sections 8.4(b) and/or 8.4(c), as applicable (the “Final Adjustment Date”), to use commercially reasonable efforts to obtain the Material Consent so that such Asset can be transferred to Purchaser upon receipt of the Material Consent (or waiver thereof), and, if permitted pursuant to applicable Law and agreement, such Asset shall be held by Seller for the benefit of Purchaser, Purchaser shall pay all amounts due thereunder or with respect thereto, and Purchaser shall be responsible for the performance of any obligations under or with respect to such Asset to the extent that Purchaser has been transferred the Assets necessary to such performance until the applicable Material Consent is obtained. Notwithstanding the foregoing, neither Party shall be required to make any payments or undertake any obligations for the benefit of the holders of any un-obtained Material Consents subject to this Section 3.12(b) in connection with obtaining (or attempting to obtain) any such Material Consent (or a waiver thereof).

(c)            In cases in which the Asset subject to such a Material Consent requirement is a Property and the Material Consent to the transfer of such Property (or a waiver thereof) is not obtained by Closing, Purchaser shall have the right to elect to exclude the Property subject to such Material Consent and, subject to the remainder of this Section 3.12(c), (i) the affected Property shall not be conveyed to Purchaser at Closing, (ii) the Unadjusted Purchase Price shall be reduced at Closing by the Allocated Value of such Property, and the Closing Consideration shall be appropriately reduced by an amount equal to such Allocated Value, divided by the Per Share Value; (iii) such Property shall be deemed to be deleted from Exhibit A-1, Exhibit A-2 and/or Exhibit A-3 attached hereto, as applicable, and added to Schedule 1.3 attached hereto and (iv) such Property shall constitute an Excluded Asset for all purposes hereunder. The Parties shall continue to use commercially reasonable efforts to obtain the Material Consent so that such Asset can be transferred to Purchaser upon receipt of the Material Consent, and if any such Material Consent requirement with respect to which an adjustment to the Unadjusted Purchase Price is made under Section 2.3(b) is subsequently satisfied (or waived) prior to the date of the final adjustment to the Unadjusted Purchase Price under Section 8.4(b) or Section 8.4(c), as applicable, (A) Seller shall, promptly after such Material Consent requirement is satisfied (or waived), convey the applicable Property to Purchaser, (B) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Property (or portion thereof) at such delayed Closing; (C) Purchaser shall, simultaneously with the conveyance of the applicable Property (or portion thereof), issue to Seller an amount of Purchaser Stock equal to the reduction in the Stock Consideration received at Closing by Seller due to such unobtained Material Consent, in each case, with such valuation and payment or issuance, as applicable, being subject to all other applicable adjustments with respect to such Property (or portion thereof) under this Agreement, and (D) such Property shall no longer be deemed to be (x) deleted from Exhibit A-1, Exhibit A-2 and/or Exhibit A-3 attached hereto, as applicable, (y) added to Schedule 1.3 attached hereto or (z) an Excluded Asset for any purposes hereunder.

(d)            Purchase Price adjustments calculated in the same manner as the adjustments in Section 2.3(a) with respect to the affected Property (or portion thereof), if any, shall be calculated from the period from and after the Effective Date to the date of the conveyance, and the net amount of such adjustment, shall be accounted for pursuant to this Section 3.12.

3.13            Preferential Purchase Rights.

(a)            Any preferential purchase right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Section 8.1 on the dates set forth herein. The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset, adjusted as set forth herein.

(b)            If any preferential right to purchase any Asset is validly exercised prior to Closing, (i) the affected Asset (or portion(s) thereof) shall not be conveyed to Purchaser at Closing, (ii) the Unadjusted Purchase Price shall be reduced by the Allocated Value of such Asset (or portion(s) thereof), and the Closing Consideration shall be appropriately reduced by an amount equal to such Allocated Value, divided by the Per Share Value; (iii) such Asset (or portion(s) thereof) shall be deemed to be deleted from the applicable Exhibits attached hereto and added to Schedule 1.3 attached hereto, (iv) such Asset shall constitute an Excluded Asset for all purposes hereunder, and (v) Seller shall convey the affected Asset (or portion(s) thereof) to the preferential right holder on the terms and provisions set out in the applicable preferential right provision and shall be entitled to the consideration paid by such holder.

(c)            Should a third Person fail to validly exercise or waive its preferential right to purchase as to any portion of the Assets prior to Closing, and the time for exercise or waiver has not yet expired by Closing, then (i) such Assets (or portions thereof) shall not be conveyed to Purchaser at Closing, (ii) the Unadjusted Purchase Price shall be reduced by the Allocated Value of each such Asset (or portion thereof subject to such preferential purchase right) and the Closing Consideration shall be appropriately reduced by an amount equal to such Allocated Value, divided by the Per Share Value; (iii) each such affected Asset (or portion thereof) shall be subject to the remainder of this Section 3.13(c) and Section 3.13(d), and (iv) Seller shall continue to use commercially reasonable efforts (without the obligation to make any payments or undertake any obligations for the benefit of the holders of such preferential rights to purchase) to obtain the waiver of the preferential purchase right and shall continue to be responsible for the compliance therewith. Should the holder of the preferential purchase right validly exercise the same after Closing, (A) such affected Asset shall be deemed to be deleted from the applicable Exhibits attached hereto and added to Schedule 1.3 attached hereto, (B) such Asset (or portion thereof) shall constitute an Excluded Asset for all purposes hereunder, and (C) Seller shall convey the affected Asset (or portion thereof) to the preferential right holder on the terms and provisions set out in the applicable preferential right provision and Seller shall be entitled to the consideration paid by such holder.

(d)            In the event that, after Closing, a preferential purchase right with respect to an Asset (or portion thereof) not conveyed to Purchaser at Closing pursuant to Section 3.13(c) is waived in writing or the time for exercise of such right has expired pursuant to its terms without exercise by the holder thereof, (i) Purchaser shall purchase the affected Asset (or portion thereof) on the terms set forth in this Agreement at a delayed closing which shall occur within ten (10) Business Days following the date on which Seller obtains such waiver, or the time period for exercising the applicable preferential right has expired (which date shall, with respect to such Asset, or portion thereof, be considered to be the Closing Date with respect to such Asset (or applicable portion thereof)), (ii) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Asset (or portion thereof) at such delayed Closing; and (iii) Purchaser shall, simultaneously with the conveyance of the applicable Asset (or portion thereof) issue to Seller an amount of Purchaser Stock equal to the reduction in the Stock Consideration received at Closing by Seller due to such preferential purchase right, in each case, with such valuation and payment or issuance, as applicable being subject to all other applicable adjustments with respect to such Property (or portion thereof) under this Agreement, and (iv) such Asset shall no longer be (A) deemed to be deleted from the Exhibits attached hereto, (B) added to Schedule 1.3 attached hereto or (C) an Excluded Asset for any purposes hereunder.

(e)            Purchase Price adjustments calculated in the same manner as the adjustments in Section 2.3(a) with respect to the affected Asset (or portion thereof), if any, shall be calculated from the period from and after the Effective Date to the date of the conveyance, and the net amount of such adjustment, if positive, shall be accounted for in pursuant to this Section 3.13.

3.14            Limitations on Applicability. Purchaser’s right to allege Title Defects and Environmental Defects pursuant to this Article 3 shall terminate as of the Defect Claim Date and shall have no further force and effect thereafter, provided there shall be no termination of Purchaser’s or Seller’s rights under Section 3.7(e) with respect to any Environmental Defect, Title Defect or Title Benefit claim properly reported on or before the Defect Claim Date.

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the provisions of this Article 4, and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the following as of the Execution Date, and effective upon the Closing, as of the Closing Date:

4.1            Seller.

(a)            Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Delaware, and is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located, with the limited liability company power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.

(b)            Seller has the limited liability company power and authority to enter into and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party and to consummate the Transactions contemplated by this Agreement and such other Transaction Agreements.

(c)            The execution, delivery and performance of this Agreement (and each other Transaction Agreement to which Seller is a party), and the consummation of the Transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and at Closing each other Transaction Agreement to which Seller is a party will have been duly executed and delivered by Seller), and this Agreement constitutes the valid and binding obligations of Seller, and at the Closing each other Transaction Agreement to which Seller is a party will be the valid and binding obligation of Seller, in each case enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)            Assuming compliance with any applicable requirements of the HSR Act, the execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated by this Agreement do not (i) violate any provision of the certificate of incorporation or formation or the limited liability company agreement or bylaws, as applicable, of Seller, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any note, bond, mortgage, indenture, or other financing instrument to which Seller or any of its Affiliates is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to Seller or any of its Affiliates as a party in interest, or (iv) violate any Laws applicable to Seller or any of its Affiliates, except any matters described in clauses (ii), (iii), or (iv) above which would not have a Seller Material Adverse Effect.

4.2            Litigation. Except (i) with respect to Tax matters (for which Seller’s sole representations and warranties are set forth in Section 4.3) and (ii) as set forth on Schedule 4.2: (a) there are no actions, suits, or proceedings pending, or, to Seller’s knowledge, threatened in writing, before any Governmental Authority or arbitrator with respect to the Assets or Seller’s ownership, use or operation of the Assets; (b) there are no actions, charges, suits, or proceedings pending, or, to Seller’s knowledge, threatened in writing, before any Governmental Authority or arbitrator against Seller or its Affiliates, which are reasonably likely to impair or delay materially Seller’s ability to perform its obligations under this Agreement; and (c) none of Seller, its Affiliates or the Assets are subject to any material outstanding judgments, writs, orders, injunctions or decrees issued, made, entered or rendered by any Governmental Authority; provided that Seller makes no representation or warranty in this clause (c) as to any judgments, orders, writs, rules, injunctions or decrees which are, or contain issues, of broad applicability to, or which broadly affect, the Hydrocarbon exploration and production industry.

4.3            Taxes and Assessments. Except as disclosed on Schedule 4.3:

(a)            all material Asset Taxes that have become due and payable by Seller (whether or not shown on a Tax Return) or any of its Affiliates have been duly and timely paid, and all Tax Returns required to be filed by Seller or any of its Affiliates with respect to such Asset Taxes have been duly and timely filed and each such Tax Return is true, correct and complete in all material respects;

(b)            all withholding Tax requirements imposed on or with respect to the Assets have been satisfied in all material respects;

(c)            there are no liens on any of the Assets attributable to unpaid Taxes other than Permitted Encumbrances;

(d)            there is not currently in effect any extension or waiver of any statute of limitations in any jurisdiction regarding the assessment or collection of any Asset Tax;

(e)            no extension of time within which to file any Tax Return with respect to Asset Taxes is currently in effect;

(f)            no audit, litigation or other proceeding with respect to Asset Taxes has been commenced by any Governmental Authority or is presently pending, and Seller has not received written notice of any pending claim against it from any applicable Governmental Authority for assessment of Asset Taxes and, to Seller’s knowledge, no such claim has been threatened; and

(g)            other than pursuant to the limited liability company agreement of Riverstone Maple Investor, LLC, which is the entity that Seller is disregarded from for U.S. federal income tax purposes, none of the Assets is subject to any Tax partnership agreement or is otherwise required to be treated as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

4.4            Compliance with Laws. Except with respect to (i) Environmental Laws (for which Seller’s sole representations and warranties are set forth in Section 4.15), (ii) Tax Laws (for which Seller’s sole representations and warranties are set forth in Section 4.3), and (iii) except as disclosed on Schedule 4.4, Seller’s and its Affiliates’ ownership and the operation of the Assets (and, to Seller’s knowledge, the operation of the Assets by any applicable Third Parties during Seller’s period of ownership) is and has been in compliance with all applicable Laws in all material respects.

4.5            Material Contracts. Schedule 4.5 sets forth a true, complete and accurate list of all Material Contracts as of the Execution Date (including any and all amendments, supplements thereto (and all applicable written waivers of any of the terms thereof in effect as of the Execution Date)). None of Seller or any of its Affiliates or, to Seller’s knowledge, any other Person, is in material breach of or material default under any Material Contract except as disclosed on Schedule 4.5. To Seller’s knowledge, all Material Contracts are in full force and effect and constitute legal and binding obligations of Seller and/or its applicable Affiliate(s). Except as disclosed on Schedule 4.5, as of the Execution Date no written notice of default or breach has been received or delivered by Seller or any of its Affiliates under any Material Contract, the resolution of which is outstanding as of the Execution Date, and there are no current notices that have been received by Seller or any of its Affiliates as of the Execution Date of the exercise of any premature termination, price redetermination, market-out, or curtailment of any Material Contract. Seller has provided or made available to Purchaser complete and accurate copies of all Material Contracts (including any and all amendments, supplements thereto (and all currently applicable written waivers of any of the terms thereof)) prior to the Execution Date.

4.6            Payments for Production. Neither Seller nor any of its Affiliates is obligated by virtue of a take-or-pay payment, advance payment, or other similar payment (other than Royalties established in the Leases or reflected on Exhibit A-1 or Exhibit A-2, minimum throughput commitments covered by Section 4.22, imbalances covered by Section 4.7, and gas balancing agreements or other agreements relating to any of the foregoing), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s or any of its Affiliates’ interest in the Properties at some future time without receiving payment therefor at or after the time of delivery.

4.7            Imbalances. Except as set forth on Schedule 4.7 and to Seller’s knowledge, as of the date set forth on Schedule 4.7, none of Seller or any of its Affiliates has, and its and their interests in the Assets are not subject to, any production, transportation, plant, or other imbalances with respect to production from or allocated the Properties.

4.8            Consents and Preferential Purchase Rights.

(a)            Except as set forth on Schedule 4.8(a), there are no preferential rights to purchase, rights of first offer, rights of first refusal, tag-along rights, drag-along rights or similar rights which, in each case, may be applicable to the sale or transfer of any right, title or interest in or to any of the Assets (including, for purposes of clarity, the operation thereof) by Seller or any of its Affiliates as contemplated by this Agreement.

(b)            Except (i) for compliance with any applicable requirements of the HSR Act, (ii) as set forth on Schedule 4.8(b) and (iii) for consents and approvals of Governmental Authorities that are customarily obtained after Closing, there are no Material Consents which may be applicable to the sale or transfer of any right, title or interest in and to any of the Assets (including, for purposes of clarity, the operation thereof) by Seller or any of its Affiliates as contemplated by this Agreement.

(c)            Except (i) for compliance with any applicable requirements of the HSR Act, (ii) for Material Consents and (iii) for consents and approvals of Governmental Authorities that are customarily obtained after Closing, to Seller’s knowledge Schedule 4.8(c) sets forth all approvals, consents, ratifications, waivers or other authorizations (including from any Governmental Authority) from, or permits of, or filings with, or notifications to any Person that is required to be obtained, made or complied with for or in connection with the execution or delivery of this Agreement or the consummation of the Transactions (each, a “Consent”).

4.9            Liability for Brokers’ Fees. None of Purchaser or any of its Affiliates shall, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of Seller or any of its Affiliates for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

4.10            Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to Seller’s knowledge, threatened against Seller or any of its Affiliates (whether by Seller, any of its Affiliates or a third Person). Neither Seller nor any of its Affiliates is insolvent and no such Person shall be rendered insolvent by the consummation of any of the transactions contemplated by this Agreement.

4.11            Wells and Equipment. Except as set forth on Schedule 4.11:

(a)            all Wells have been drilled and completed within the limits permitted by all applicable Leases and Contracts in all material respects and no Well is subject to penalties on allowables with regard to time periods after the Effective Date because of any overproduction or any other violation of Laws;

(b)            to Seller’s knowledge as of the Execution Date, all currently producing Wells (and related Equipment) are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted; and

(c)            the Properties do not contain any Equipment, dry holes, or shut in or otherwise inactive wells that Seller, its Affiliates (or in the case of Properties operated by a Third Party operator, such Third Party operator) is currently as of the Execution Date obligated by applicable Law to plug, dismantle or abandon, other than wells that have been plugged and abandoned in accordance with all applicable Laws; and

(d)            to Seller’s knowledge, Seller has defensible title to, or a valid leasehold interest in, all Equipment and other personal property included in the Assets, free and clear of any liens, encumbrances, obligations, or defects except for (i) Permitted Encumbrances and (ii) dispositions, liens, encumbrances, obligations or defects arising between the Execution Date and Closing that are permitted under Section 6.4(a);

provided, however, that, with respect to Assets that are operated by any Person other than Seller or any of its Affiliates, the representations and warranties set forth in this Section 4.11 (other than Section 4.11(d)), are limited to the knowledge of Seller.

4.12            Non-Consent Operations. Except as set forth on Schedule 4.12 or Exhibit A-2, none of Seller or any of its Affiliates has elected not to participate in any operation or activity proposed with respect to the Properties which could result in any of Seller’s or its Affiliates’ interests in such Properties becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity.

4.13            Outstanding Capital Commitments; Payout Balances.

(a)            Except as set forth on Schedule 4.13, as of the Execution Date, there are no outstanding authorities for expenditure which are binding on the Properties and which Seller reasonably anticipates will individually require expenditures by the owner of the Properties after the Closing Date in excess of One Hundred Thousand Dollars ($100,000), net to the interest of Seller.

(b)            To Seller’s knowledge, as of the Execution Date, the payout balance for each Well that has not reached payout status is reflected in all material respects in Schedule 4.13 as of the respective dates shown thereon.

4.14            Hedges. There are no futures, options, swaps, or other derivatives with respect to the sale of Hydrocarbons from the Assets that will be binding on the Assets after Closing.

4.15            Environmental. Except as set forth in Schedule 4.15:

(a)            To Seller’s knowledge, the Assets that are operated by Seller or its Affiliates, and to Seller’s knowledge, the Assets operated by third-party operators, are in compliance with Environmental Laws in all material respects (other than any non-compliance that has been previously cured or otherwise resolved in accordance with applicable Environmental Laws);

(b)            To Seller’s knowledge, during the past twelve (12) months, there has been no release of Hazardous Substances on or from the Assets operated by Seller or its Affiliates, or to Seller’s knowledge from any Asset not operated by Seller or its Affiliates, for which there are material investigative or remediation obligations under Environmental Laws and for which remedial or corrective action has not been taken pursuant to Environmental Laws or that has not been previously cured or otherwise resolved in accordance with applicable Environmental Laws;

(c)            Seller and, to Seller’s knowledge, each third-party operator of the Assets, has obtained and is maintaining in full force and effect (and, to the extent applicable, has timely filed applications to renew) all permits, certificates, licenses, approvals, and authorizations under applicable Environmental Laws required or necessary for its ownership or operation of the Assets as currently owned and operated by Seller, the applicable third-party operator and their respective Affiliates (the “Environmental Permits”), in all material respects, and no written notice of violation of the terms of such permits, certificate, licenses, approvals, and authorizations has been received by Seller or its Affiliates or, to Seller’s knowledge, any third-party operator, the resolution of which is outstanding as of the Execution Date;

(d)            Neither Seller nor any of its Affiliates has entered into and the Assets operated by Seller or its Affiliates are not subject to, and to Seller’s knowledge, no third-party operator has entered into, and the Assets operated by any third party are not subject to, any agreements, consents, orders, decrees or judgments of any Governmental Authority, that are in existence as of the Execution Date, that are based on any Environmental Laws and that relate to the current or future use, ownership or operation of any of the Assets;

(e)            Neither Seller nor any of its Affiliates, and to Seller’s knowledge, no third-party operator, has received as of the Execution Date written notice from any Person of (i) any material violation of, alleged material violation of or material non-compliance with any Environmental Laws relating to the Assets or (ii) any release or disposal of any Hazardous Substance concerning any land, facility, asset or property included in the Assets, in each case, that has not been previously cured or otherwise resolved to the satisfaction of the relevant Governmental Authority and for which Seller or its Affiliates, and to Seller’s knowledge any third-party operator, has no further material obligations outstanding; and

(f)            Copies of all final written reports of environmental site assessments and/or compliance audits by a Third Party on behalf of Seller or any of its Affiliates or that are otherwise in Seller’s or any of its Affiliates’ possession or control, in each case, that have been prepared in the three (3) years prior to the Execution Date have been, in each case, provided or made available to Purchaser prior to the Execution Date.

(g)            This Section 4.15 constitutes Seller’s sole representation and/or warranty regarding the environmental condition of the Assets (or the Assets’ compliance with Environmental Law) or Seller’s compliance with, or violation of, Environmental Laws regarding the Assets.

4.16            Permits. Other than with respect to Environmental Laws and Environmental Permits (which are handled in Section 4.15), and except as set forth on Schedule 4.16, Seller or its Affiliates, and, to Seller’s knowledge, each third-party operator of the Assets has obtained and is maintaining in full force and effect (and, to the extent applicable, has timely filed applications to renew) all material permits, certificates, licenses, approvals, and authorizations under applicable Laws required or necessary for such Person’s and its applicable Affiliates’ ownership and/or operation of the Assets as currently owned and operated as of the Execution Date (together with the Environmental Permits, collectively, the “Permits”) and no written notice of violation of the terms of such Permits (other than the Environmental Permits) has been received by Seller or any of its Affiliates or, to Seller’s knowledge, any third-party operator of the Assets, the resolution of which is outstanding as of the Execution Date.

4.17            Leases.

(a)            Schedule 4.17(a) sets forth the expiration dates of the primary terms for each Lease with a primary term that will expire prior to the Target Closing Date or in the twelve (12) month period immediately following the Target Closing Date;

(b)            Except as set forth on Schedule 4.17(b), as of the Execution Date, there are no pending written requests or written notices or demands that have been received by Seller or any of its Affiliates or, to Seller’s knowledge, any third-party operator of the Assets, alleging (i) that any payment required under the Leases has not been paid or Seller, any of its Affiliates, or any third-party operator of the Assets has failed to perform any of its material obligations under any of the Leases and (ii) as a result thereof, the applicable Lease has terminated or is terminable.

(c)            Except as set forth on Schedule 4.17(c), as of the Execution Date, neither Seller nor any Affiliate of Seller has received and, to Seller’s knowledge, no third-party operator of the Assets has received, from any other party to any Lease, any unresolved written notice stating (i) a reasonable basis to terminate, forfeit or unilaterally modify such Lease or (ii) that an event has occurred and that such event constitutes (or with notice or lapse of time, or both, would constitute) a material breach under any Lease.

(d)            Except as set forth on Schedule 4.17(d), none of the Leases operated by Seller or its Affiliates, and, to Seller’s knowledge, none of the Leases operated by any third party or its Affiliates, in each case, is subject to (i) any unfulfilled obligations to drill any commitment wells within the six (6) month period immediately following Closing or (ii) any requirement to drill additional wells, maintain continuous drilling operations or otherwise conduct material development operations within the six (6) month period immediately following Closing in order to continue such Lease in force and effect after the primary term thereof or to otherwise hold the Net Acres or the vertical depths and/or formations of any such Lease.

(e)            Schedule 4.17(e) sets forth sets forth those Leases that are currently as of the Execution Date being maintained by the payment of shut-in royalties or other similar lease maintenance payments in lieu of operations or production.

(f)            All Royalties, rentals, lease payments and other payments due and payable by Seller or any of its Affiliates and, to Seller’s knowledge, payable by any third party operators of the Assets, to royalty holders, overriding royalty holders and other interest owners under or with respect to any of the Assets and any Hydrocarbons produced therefrom, measured thereby or attributable thereto (including working interest amounts), in all material respects have been properly and timely paid (or constitute Suspense Funds that are identified on Schedule 4.20).

4.18            Credit Support. Schedule 4.18 sets forth a complete and accurate list of all cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support provided by Seller or any of its Affiliates in support of the obligations of Seller and its Affiliates to any Governmental Authority, contract counterparty or other Person related to the ownership or operation of the Assets (collectively, the “Credit Support”).

4.19            Insurance. Schedule 4.19(a) sets forth a true and correct list of all insurance policies maintained by or for the benefit (in each case, directly or indirectly) of Seller or its Affiliates with respect to the Assets as of the Execution Date. All premiums due on such insurance policies have either been paid or, if not yet due, accrued. All such insurance policies (and any replacement policies) are in full force and effect and enforceable in accordance with their terms (other than any termination or lapse of a policy at the end of its term). Neither Seller nor any of its Affiliates has received as of the Execution Date any written notice of cancellation, termination or non-renewal of any insurance policy or refusal of coverage under any insurance policy. Schedule 4.19(b) sets forth as of the Execution Date a list of all pending insurance claims of Seller or its Affiliates or otherwise with respect to the Assets.

4.20            Suspense Funds. Schedule 4.20 sets forth a true, complete and accurate list, as of the date set forth on Schedule 4.20, of all Suspense Funds held by Seller or any of its Affiliates that are attributable to the Assets, which includes, to Seller’s knowledge, with respect to all such Suspense Funds (a)  the amount and value of such Suspense Funds, (b)  a description of the source of such funds (including, if applicable, the applicable Property name), (c)  the reason such funds are being held in suspense and (d) if known, the name or the names of the Person(s) claiming such funds or to whom such funds are owed. To Seller’s Knowledge, as of the Execution Date, no share of Hydrocarbon proceeds attributable to Seller’s interest in the Assets to which Seller is entitled is currently being held in suspense by the applicable third-party operator or payor thereof.

4.21            Rights of Way; Surface Fee Estates. Except as set forth on Schedule 4.21, (a) Seller holds defensible title, free and clear of all claims and liens (other than Permitted Encumbrances), to the Surface Fee Estates; (b) to Seller’s knowledge, each of the Rights of Way owned or held by Seller or its Affiliates is legal, valid, binding, enforceable and in full force and effect; (c) neither Seller nor any of its Affiliates is in material breach of or in material default under any such Rights of Way; and (d) the Rights of Way and Surface Fee Estates are sufficient in all material respects for the ownership and operation of the Assets as currently conducted by Seller and its Affiliates as of the Execution Date.

4.22            Dedications; Minimum Volume Commitments.

(a)            None of Seller or any of its Affiliates is a party to any Contract binding on or applicable to the Assets (i) that contains a commitment for Seller or any such Affiliate to provide a minimum volume of Hydrocarbons to another Person (except for and excluding any minimum volume of Hydrocarbons committed under a customary base contract for the sale and purchase of natural gas, as amended or supplemented) or (ii) that requires Seller or any such Affiliate to pay a deficiency payment or similar obligation (or become subject to any penalty or similar Damages) in the event Seller or any such Affiliate fails to provide the applicable minimum volume of Hydrocarbons in such relevant time period.

(b)            Except as set forth on Schedule 4.22, none of Seller or any of its Affiliates is a party to any Contract binding on or applicable to the Assets pursuant to which any portion of the Assets is dedicated or Hydrocarbons produced therefrom are otherwise required to be delivered to a certain Person.

4.23            Condemnation. As of the Execution Date, there is no pending or, to Seller’s knowledge, threatened in writing taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation or eminent domain.

4.24        Investment Representations.

(a)            Seller (i) is an experienced and knowledgeable investor, (ii) is able to bear the economic risks of the acquisition and ownership of the Purchaser Stock constituting the Stock Consideration, (iii) is capable of evaluating (and has evaluated) the merits and risks of investing in the Purchaser Stock and its acquisition and ownership thereof, (iv) is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (v) is acquiring the shares of Purchaser Stock constituting the Stock Consideration for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable blue sky Laws, or any applicable other securities Laws, and (vi) acknowledges and understands that (A) the shares of Purchaser Stock constituting the Stock Consideration have not been registered under the Securities Act in reliance on an exemption therefrom and (B) the shares of Purchaser Stock constituting the Stock Consideration will, upon acquisition thereof by Seller, be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or in a transaction exempt from, or otherwise not subject to, the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws.

(b)            Any distribution by Seller of shares of Purchaser Stock constituting the Stock Consideration will not be made in any manner or to any Person that will result in the offer and sale of Purchaser Stock pursuant to this Agreement being subject to the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated under the Securities Act. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby do not require the consent or vote of (nor shall any such consent or vote be sought) from any Person that is not an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(c)            Seller acknowledges and understands that (i) the Purchaser and its Affiliates and advisors possess material nonpublic information regarding Purchaser not known to Seller that may impact the value of the Stock Consideration (the “Information”), and (ii) Purchaser is not disclosing the Information to Seller. Seller understands, based on its experience, the disadvantage to which Seller is subject due to the disparity of information between the Purchaser and its advisors, on the one hand, and the Seller, on the other hand. Notwithstanding such disparity, Seller has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby. Seller agrees that none of Purchaser, its Affiliates and its and their principals, stockholders, partners, employees and agents shall have any liability to Seller, its Affiliates and its and their principals, stockholders, partners, employees, agents, grantors or beneficiaries, whatsoever, due to or in connection with Purchaser’s use or non-disclosure of the Information, and Seller hereby irrevocably waives any claim that it might have based on the failure of Purchaser to disclose the Information.

4.25        Limitations.

(a)            SUBJECT TO, AND WITHOUT LIMITATION OF, PURCHASER’S RIGHT TO INDEMNIFICATION PURSUANT TO ARTICLE 11, THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS ARTICLE 4, THE CORRESPONDING CERTIFICATION IN THE CERTIFICATE TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 8.2(e) AS TO THE ACCURACY AS OF THE CLOSING DATE OF THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS ARTICLE 4, THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT AND BILL OF SALE, THE SPECIAL WARRANTY OF TITLE IN THE MINERAL DEED AND THE TERMS AND PROVISIONS OF THE OTHER TRANSACTION AGREEMENTS, (I) SELLER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS, OR OTHER REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, ADVISOR OR OTHER REPRESENTATIVE OF SELLER OR ANY MEMBER OF SELLER GROUP).

(b)            SUBJECT TO, AND WITHOUT LIMITATION OF PURCHASER’S RIGHT TO INDEMNIFICATION PURSUANT TO ARTICLE 11, AND THE TERMS AND PROVISIONS OF THE OTHER TRANSACTION AGREEMENTS, THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS ARTICLE 4, THE CORRESPONDING CERTIFICATION IN THE CERTIFICATE TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 8.2(e) AS TO THE ACCURACY AS OF THE CLOSING DATE OF THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS ARTICLE 4, THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT AND BILL OF SALE AND THE SPECIAL WARRANTY OF TITLE IN THE MINERAL DEED, SELLER MAKES NO, AND HEREBY EXPRESSLY DISCLAIMS, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER, OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OF SELLER, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (VI) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, (IX) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (X) COMPLIANCE WITH ANY ENVIRONMENTAL LAW OR THE ENVIRONMENTAL CONDITION OF ANY OF THE ASSETS, AND FURTHER DISCLAIMS ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE TO ENTER INTO THIS AGREEMENT ON THE EXECUTION DATE. SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

(c)            Inclusion of a matter on any of the Schedules which are referenced in this Article 4 (such Schedules, as amended in accordance with and subject to the terms of Section 6.8(a), the “Seller Disclosure Schedules”) with respect to a representation or warranty that addresses matters having a Seller Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Seller Material Adverse Effect. The Seller Disclosure Schedules may include matters not required by the terms of the Agreement to be listed on the schedules, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters are included. A matter scheduled on any of the Seller Disclosure Schedules as an exception for any representation and/or warranty shall be deemed to be an exception to all representations and/or warranties for which it is relevant, but only to the extent such relevance is reasonably apparent based on the face of the disclosure in which such matter is disclosed in the Seller Disclosure Schedules.

Article 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Subject to the provisions of this Article 5, and the other terms and conditions of this Agreement, Purchaser represents and warrants to Seller the following as of the Execution Date, and effective upon the Closing, as of the Closing Date:

5.1          Existence and Qualification. Purchaser is a corporation organized, validly existing, and in good standing under the Laws of the state of Delaware.

5.2          Power. Purchaser has the corporate power and authority to enter into and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party and to consummate the Transactions contemplated by this Agreement and such other Transaction Agreements.

5.3          Authorization and Enforceability. The execution, delivery and performance by Purchaser of this Agreement and each other Transaction Agreement to which it is a party, and the consummation of the Transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and at Closing each other Transaction Agreement to which a Purchaser is a party will have been duly executed and delivered by Purchaser), and this Agreement constitutes the valid and binding obligations of Purchaser, and at Closing each other Transaction Agreement to which Purchaser is a party will be the valid and binding obligation of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.4          No Conflicts. Assuming compliance with any applicable requirements of the HSR Act, the execution, delivery and performance of this Agreement and the other Transaction Agreements by Purchaser, and the consummation of the Transactions, will not (a) violate any provision of the certificate of incorporation, bylaws or other governing instruments of Purchaser, (b) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Purchaser is a party or by which it is bound, (c) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest or (d) violate any Law applicable to Purchaser, except any matters described in clauses (b), (c), or (d) above which would not have a Purchaser Material Adverse Effect.

5.5          Consents, Approvals or Waivers. Except (a) as required in connection with the listing of the shares of Purchaser Stock constituting the Stock Consideration on the NYSE, (b) for compliance with any applicable requirements of the HSR Act, and (c) for any consent or approval of Governmental Authorities customarily obtained after Closing and assuming that Seller obtains all relevant consents to assignment or approvals it is required to obtain in connection with the Transactions contemplated hereby, the execution, delivery, and performance of this Agreement by Purchaser will not be subject to any consent, approval, or waiver from any Governmental Authority or other third Person. Without limitation of the foregoing, the consummation of the Transactions, including the issuance by Purchaser of the shares of Purchaser Stock constituting the Stock Consideration, do not and will not require any vote or approval of holders of shares of Purchaser Stock under applicable Law, the rules and regulations of the NYSE or the certificate of incorporation or bylaws of Purchaser.

5.6          Valid Issuance.

(a)            At the Closing, the shares of Purchaser Stock constituting the Stock Consideration will be duly authorized, validly issued, fully paid and non-assessable, and such Purchaser Stock will not be (a) subject to or issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person or (b) subject to any liens, claims, encumbrances or restrictions other than (i) restrictions on transfer under applicable securities Laws, and (ii) any such liens, claims, encumbrances or restrictions arising exclusively by, through or under Seller or its Affiliates. Such shares of Purchaser Stock will be issued and granted in compliance in all material respects with applicable securities Laws and other applicable Laws. On the Execution Date, Purchaser has, and at the Closing Purchaser will have, sufficient shares of Purchaser Stock that are authorized, unissued and not reserved for any other purpose to issue the shares of Purchaser Stock constituting the Stock Consideration.

(b)            Assuming the accuracy of Seller’s representations and warranties set forth in Article 4, no registration under the Securities Act is required for the offer and sale of the Stock Consideration by the Purchaser to Seller in the manner contemplated by this Agreement.

(c)            Neither the Purchaser nor any Person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Stock Consideration.

(d)            None of the Purchaser, its subsidiaries or any of their Affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Stock Consideration under the Securities Act, whether through integration with prior offerings pursuant to Rule 502(a) of the Securities Act or otherwise.

5.7          Capitalization. Except as set forth on Schedule 5.7:

(a)            As of the Execution Date, the authorized capital stock of Purchaser consists solely of (i) 40,000,000 shares of Purchaser Stock, of which 18,590,894 shares are issued and outstanding, and (ii) 50,000,000 shares of preferred stock, $0.01 par value per share, of which zero shares are issued and outstanding.

(b)            All of the issued and outstanding shares of Purchaser Stock are duly authorized and have been validly issued in accordance with the certificate of incorporation and bylaws of Purchaser, are fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person.

(c)            Except as set forth in the SEC Documents filed prior to the Execution Date, there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Purchaser to issue or sell any equity interests of Purchaser or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquired, any equity interest in Purchaser, and no securities or obligations evidencing such rights authorized, issued or outstanding.

(d)            Except as set forth in the SEC Documents filed prior to the Execution Date, there are no agreements, arrangements or rights of any kind relating to the voting of or requiring the registration of any Purchaser Stock.

(e)            Purchaser does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the rights to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in Purchaser on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.

5.8          SEC Documents, Financial Statements, No Liabilities.

(a)            Purchaser has timely filed or furnished with the SEC all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since December 31, 2022 under the Securities Act or the Exchange Act (all such documents collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in light of the circumstances under which they were made) not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iv) in the case of the Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and subject, in the case of interim financial statements, to normal year-end adjustments), (v) in the case of the Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flow of Purchaser as of the dates and for the periods indicated thereon, and (vi) in the case of the Financial Statements, have been prepared in a manner consistent with the books and records of Purchaser and its subsidiaries. Since December 31, 2022, Purchaser has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law (and except to the extent any such financial statements have been corrected by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date). The books and records of Purchaser and its subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)            There are no liabilities of or with respect to Purchaser that would be required by GAAP to be reserved, reflected or otherwise disclosed on a consolidated balance sheet of Purchaser other than (i) liabilities reserved, reflected or otherwise disclosed in the consolidated balance sheet of Purchaser as of June 30, 2023, (ii) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2023, (iii) any obligations or liabilities arising under or pursuant to or that are otherwise assumed by Purchaser pursuant to this Agreement or any other Transaction Agreement, (iv) fees and expenses paid or incurred in connection with the Transactions or (v) liabilities that would not reasonably be expected to have a Purchaser Material Adverse Effect.

5.9          Internal Controls; NYSE Listing Matters.

(a)            Purchaser has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by Purchaser in the reports it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such material information is accumulated and communicated to Purchaser’s management as appropriate to allow timely decisions regarding required disclosure.

(b)            Purchaser has established and maintains a system of internal control over financial reporting (as defined in Rules 13a 15(f) and 15d 15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of the Financial Statements for external purposes in accordance with GAAP. Purchaser has disclosed, based on its most recent evaluation of Purchaser’s internal control over financial reporting prior to the date hereof, to Purchaser’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Purchaser’s internal control over financial reporting which would reasonably be expected to adversely affect Purchaser’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal control over financial reporting.

(c)            Since December 31, 2022, (i) Purchaser has not been advised by its independent auditors of any significant deficiency or material weakness in the design or operation of Purchaser’s internal control over financial reporting that would reasonably be expected to materially and adversely affect Purchaser’s internal control over financial reporting, (ii) Purchaser has no knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal control over financial reporting that would reasonably be expected to materially and adversely affect Purchaser’s internal control over financial reporting, and (iii) there have been no changes in Purchaser’s internal control over financial reporting that would reasonably be expected to materially and adversely affect Purchaser’s internal control over financial reporting, including any corrective actions with regard to any significant deficiency or material weakness.

(d)            As of the Execution Date, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Documents.

(e)            Purchaser is in compliance in all material respects with the rules and regulations of the NYSE that are applicable to Purchaser.

(f)            The Purchaser Stock is registered under Section 12(b) of the Exchange Act and listed on the NYSE, and Purchaser has not received any notice of deregistration or delisting from the SEC or the NYSE and no judgment, order, ruling, decree, injunction or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any securities of Purchaser has been issued and no proceedings for such purpose are, to Purchaser’s knowledge, pending, contemplated or threatened. Purchaser has taken no action that is designed to terminate the registration of the Purchaser Stock under the Exchange Act or the listing of the Purchaser Stock on the NYSE.

5.10        Absence of Certain Changes. Since December 31, 2022, there has not occurred any Purchaser Material Adverse Effect or any event, occurrence, change, discovery or development of a state of circumstance or facts that would, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect.

5.11        Compliance with Law. Except as to specific matters disclosed in the SEC Documents filed prior to the Execution Date or as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, (a) Purchaser is, and during the past two years has been, in compliance with all applicable Laws, (b) Purchaser has not received written notice of any violation in any respect of any applicable Law, and (c) Purchaser has not received written notice that it is under investigation by any Governmental Authority for potential non-compliance with any Law.

5.12        Litigation.

(a)            Except as to specific matters disclosed in the SEC Documents filed or furnished prior to the Execution Date (excluding any disclosures included in any “risk factor” section of such SEC Documents or any other disclosures in such SEC Documents to the extent they are predictive or forward looking and general in nature), there are no actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing before any Governmental Authority or arbitrator against Purchaser or any of its subsidiaries that have had or would be reasonably expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect under clause (a) of the definition of Purchaser Material Adverse Effect.

(b)            There are no actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing before any Governmental Authority or arbitrator against Purchaser or any of its subsidiaries that have had or would be reasonably expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect under clause (b) of the definition of Purchaser Material Adverse Effect.

5.13        Investment Company. Purchaser is not, and immediately after the consummation of the transactions contemplated hereby, will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.14        Form S-3. As of the Execution Date, Purchaser is eligible to register the shares of Purchaser Stock constituting the Stock Consideration for resale by Seller under Form S-3 promulgated under the Securities Act and to file an “automatic shelf registration statement” as defined in Rule 405 of the Securities Act with respect to such registration.

5.15        Independent Investigation. Purchaser is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Purchaser acknowledges and affirms that (a) as of the Execution Date, it has completed such independent investigation, verification, analysis, and evaluation of the Assets and has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to enter into this Agreement, and (b) prior to or as of Closing, it will have completed its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as it deems necessary or appropriate to consummate the transactions contemplated hereby. Except for the representations and warranties expressly made by Seller in Article 4 of this Agreement, the Assignment and Bill of Sale, the Mineral Deed or any other Transaction Agreement, Purchaser acknowledges that there are no other representations or warranties, express or implied, as to the financial condition, liabilities, operations, business, or prospects of the Assets and that, in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, and subject to the foregoing, Purchaser has otherwise relied solely upon its own independent investigation, verification, analysis, and evaluation and the terms of this Agreement and the other Transaction Agreements. Purchaser understands and acknowledges that neither the United States Securities and Exchange Commission nor any federal, state, or foreign agency has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Purchaser, and, except as set forth in Article 10, Purchaser is not entitled to cancel, terminate, or revoke this Agreement.

5.16        Liability for Brokers’ Fees. None of Seller or any of its Affiliates shall, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of Purchaser or any of its Affiliates for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution, or delivery of this Agreement or any agreement or transaction contemplated hereby.

5.17        Qualification; Bonding. Without limiting Section 12.4, Purchaser is, or as of the Closing will be, qualified under applicable Laws to hold Leases, Rights of Way, and other rights included in the Assets which are issued by any applicable Governmental Authority. Subject to the accuracy of Seller’s representations and warranties in Section 4.18, and without limitation of Section 12.4, Purchaser has, or as of the Closing will have, posted such Credit Support, and provided such evidence of such Credit Support, in accordance with Section 12.4.

5.18        Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to the knowledge of Purchaser, threatened against Purchaser or any Affiliate of Purchaser (whether by Purchaser or a third Person). Neither Purchaser nor any of its Affiliates is insolvent and no such Person shall be rendered insolvent by the consummation of any of the transactions contemplated by this Agreement.

5.19        Limitations.

(a)            SUBJECT TO, AND WITHOUT LIMITATION OF, SELLER’S RIGHT TO INDEMNIFICATION PURSUANT TO ARTICLE 11, THE REPRESENTATIONS AND WARRANTIES OF PURCHASER SET FORTH IN THIS ARTICLE 5, THE CORRESPONDING CERTIFICATION IN THE CERTIFICATE TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 8.3(g) AS TO THE ACCURACY AS OF THE CLOSING DATE OF THE REPRESENTATIONS AND WARRANTIES OF PURCHASER SET FORTH IN THIS ARTICLE 5, THE ASSIGNMENT AND BILL OF SALE AND THE TERMS AND PROVISIONS OF THE OTHER TRANSACTION AGREEMENTS, (I) PURCHASER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND (II) PURCHASER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO SELLER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS, OR OTHER REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO SELLER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, ADVISOR OR OTHER REPRESENTATIVE OF PURCHASER OR ANY MEMBER OF PURCHASER GROUP).

(b)            Inclusion of a matter on any of the Schedules which are referenced in this Article 5 (such Schedules, as amended in accordance with and subject to the terms of Section 6.8(b), the “Purchaser Disclosure Schedules”) with respect to a representation or warranty that addresses matters having a Purchaser Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Purchaser Material Adverse Effect. The Purchaser Disclosure Schedules may include matters not required by the terms of the Agreement to be listed on the schedules, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters are included. A matter scheduled on any of the Purchaser Disclosure Schedules as an exception for any representation and/or warranty shall be deemed to be an exception to all representations and/or warranties for which it is relevant, but only to the extent such relevance is reasonably apparent based on the face of the disclosure in which such matter is disclosed in the Purchaser Disclosure Schedules.

Article 6
COVENANTS OF THE PARTIES

6.1          Access. Upon execution of this Agreement until the Closing Date, subject to the limitations expressly set forth in this Agreement, Seller shall provide Purchaser and its Representatives reasonable access to the Assets operated by Seller or any of its Affiliates and access to and the right to copy, at Purchaser’s sole expense, the Records in Seller’s or any of its Affiliates’ possession or control for the purpose of conducting a confirmatory review of the Assets, but only to the extent that Seller may do so without (a) violating applicable Laws, (b) violating any obligations to any Third Party, (c) waiving any legal privilege of Seller, any of its Affiliates or its counselors, attorneys, accountants or consultants, and (d) to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller. Such access by Purchaser shall be limited to Seller’s normal business hours, and Purchaser’s investigation shall be conducted in a manner that reasonably minimizes interference with the operation of the business of Seller and any applicable Third Party operator. Subject to the terms of this Agreement, all investigations and due diligence conducted by Purchaser or any of Purchaser’s Representatives shall be conducted at Purchaser’s sole cost, risk and expense and any conclusions made from any examination done by Purchaser or any of Purchaser’s Representatives shall result from Purchaser’s own independent review and judgment. Seller shall use commercially reasonable efforts (but without the obligation to incur any out-of-pocket costs, expenses, or the obligation to undertake any liability or other obligations to or by Seller) to (i) obtain permission for Purchaser to gain access from any Third Party to whom Seller owes obligations including to gain access to Third Party operated Assets to inspect the condition of the same; provided, however, that Seller shall have no liability to Purchaser (or otherwise be in breach of this agreement) for failure to obtain such operator’s permission, (ii) obtain a waiver of confidentiality obligations owed to any Third Parties or establish any necessary confidential relationships with Third Parties reasonably required to allow Purchaser to view and access the Records, and (iii) grant any access to which Seller has the authority to grant without breaching any restriction binding on Seller. Seller or its designee shall have the right to accompany Purchaser and its Representatives whenever they are on site on the Assets.

6.2          Notification of Breaches. Without limiting the Seller Group’s or the Purchaser Group’s respective rights to indemnification or to assert their respective rights to seek indemnification, as applicable, pursuant to Article 11, until the Closing, (a)      Purchaser shall notify Seller promptly after Purchaser obtains knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect; and

(b)            Seller shall notify Purchaser promptly after Seller obtains knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.

If either Party has notice that (i) any of the other Party’s representations or warranties are untrue or shall become untrue in any material respect between the date hereof and the Closing Date, or (ii) any of the other Party’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but, in each case, if such breach of representation, warranty, covenant, or agreement shall (if curable) actually be fully cured on or before the Closing, then such breach shall be considered not to have occurred for all purposes of this Agreement.

6.3          Press Releases. Until the Closing, neither Seller nor Purchaser, nor any Affiliate thereof, shall make any press release or public disclosure or statement regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without the prior written consent of Purchaser (in the case of announcements by Seller or its Affiliates) or Seller (in the case of announcements by Purchaser or its Affiliates), which consent shall not be unreasonably withheld or delayed; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller (i) with respect to a press release or disclosure by Purchaser, after Purchaser has, if and to the extent reasonably practicable, provided Seller with the opportunity to review and provide comments to any such proposed press release or disclosure (which comments shall, if and to the extent reasonably practicable, be considered in good faith by Purchaser), (ii) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, (iii) to Governmental Authorities and Third Parties holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents, or (iv) to such Party’s investors and members, and current or prospective financing sources, including Seller’s Affiliates’ investors and limited partners, and to prospective investors or other Persons as part of fundraising or marketing activities undertaken by Seller’s Affiliates or Riverstone and its affiliates provided such disclosures are made to Persons subject to an obligation of confidentiality with respect to such information. Seller and Purchaser shall each be liable for the compliance of its respective Affiliates, and Seller shall be responsible for the compliance by Riverstone and its affiliates, with the terms of this Section 6.3. The Parties agree that neither Purchaser nor Seller may have an adequate remedy at law if any of the foregoing Persons violate (or threaten to violate) any of the terms of this Section 6.3. In such event, Purchaser or Seller, as applicable, shall have the right, in addition to any other it may have, to seek injunctive relief to restrain any breach or threatened breach of the terms of this Section 6.3.

6.4          Operation of Business. Except (v) as set forth on Schedule 6.4-Part A, (w) for the operations covered by the authorities for expenditures and other capital commitments described on Schedule 4.13, (x) for actions taken in connection with emergency situations or as may be required by Law or Permit, (y) as expressly required by this Agreement or (z) as expressly consented to in writing by Purchaser (which consent shall not be unreasonably delayed, withheld or conditioned, except in the case of clauses (d), (g), (i), (j), or (k)), until Closing Seller shall:

(a)            not transfer, sell, hypothecate, encumber, or otherwise transfer or dispose of any of the Assets, except for (i) sales and dispositions of Hydrocarbons made in the ordinary course of business and (ii) other sales and dispositions made in the ordinary course of business and not exceeding, individually, One Hundred Thousand Dollars ($100,000), or, in the aggregate, One Million Dollars ($1,000,000);

(b)            not (i) terminate, (ii) amend or modify (other than in a de minimis respect), (iii) waive, release, grant, transfer or fail to enforce any significant rights under, (iv) execute, or (v) extend any Contract that, in each case, is (or upon execution would be) a Material Contract;

(c)            use commercially reasonable efforts to maintain insurance coverage on the Assets in the amount and of the types currently maintained by Seller and not make any election to be excluded from any coverage provided by an operator for the joint account pursuant to a joint operating, unit operating, or similar Contract;

(d)            (i) not amend or modify any Lease or Right of Way (other than in a de minimis respect) and (ii) use commercially reasonable efforts to maintain in full force and effect all Leases and Rights of Way, to the extent, with respect to any Lease, that such Leases are capable of producing in paying quantities at Hydrocarbon prices in effect as of the date that Seller or any Third Party proposes to relinquish any such Leases or allow any such Leases to terminate or expire; provided, in no event shall Seller have any obligation to make any payment or undertake any drilling or operational activity to hold or extend any Lease or Right of Way so long as Seller provides written notice to Purchaser at least ten (10) Business Days in advance of such termination or expiration and Purchaser expressly consents in writing to the same in its sole discretion; and, if Purchaser does not so expressly consent, then Seller must make the relevant payment and/or undertake the relevant operational activity to hold or extend such Lease;

(e)            operate and maintain the Assets in the usual, regular and ordinary manner consistent with past practice and, with respect to any Assets operated by Seller or its Affiliates, as a reasonably prudent operator, in substantial compliance with all applicable Laws, Permits, Contracts and Leases;

(f)            maintain the Records in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Seller;

(g)            not plug or abandon any well located on the Assets unless required by Law, Permit, Lease, or Contract;

(h)            (i) submit to Purchaser for prior written approval, all written requests received by Seller or its Affiliates for capital expenditures relating to the Assets that involve individual commitments of more than One Hundred Thousand Dollars ($100,000), net to Seller’s interest, and (ii) not propose, approve or consent to (or non-consent to) any operation or activity (or series of related operations or activities) on the Assets or otherwise commit to make any capital expenditure, in each case, reasonably anticipated to cost the owner of the Assets more than One Hundred Thousand Dollars ($100,000), net to Seller’s interest; provided, however, that, notwithstanding the foregoing, the Seller have the right to conduct any operation or activity (or propose or make a commitment to make any capital expenditure) with respect to any of the Assets that is, in each case, primarily related to operations or activities with respect to the maintenance or replacement of any failed or malfunctioning electric submersible pump (ESP) located on the Assets if, and to the extent, the costs and expenses paid and/or incurred (or contemplated to be paid and/or incurred) in connection therewith would not, and would not reasonably be expected to, cost the owner of the affected Assets more than Two Hundred Thousand Dollars ($200,000), net to Seller’s interest;

(i)             use commercially reasonable efforts to maintain in all material respects (i) all material Permits that are maintained by Seller or any of its Affiliates with respect to the Assets as of the Execution Date and (ii) all Credit Support that is necessary for Seller to own and, if applicable, operate the Assets;

(j)             not elect to go non-consent pursuant to a joint operating agreement as to any proposed operation on any of the Leases or Wells; provided, that this Section 6.4(i) shall not apply if Purchaser fails to approve an expense contemplated by Section 6.4(h);

(k)            not voluntarily relinquish its position as operator to anyone other than Purchaser (or an Affiliate of Purchaser) with respect to any of the Assets operated by Seller or any Affiliate thereof, or voluntarily abandon any of the Assets other than as required pursuant to the terms of a Lease or applicable Law;

(l)             provide written notice to Purchaser (after obtaining knowledge thereof) promptly upon receipt or delivery by Seller or any of its Affiliates of any written notice (i) of default or breach under any Material Contract and (ii) of the exercise of any premature termination, price redetermination, market-out, or curtailment of any Material Contract;

(m)            provide written notice to Purchaser (after obtaining knowledge thereof) promptly upon receipt by Seller or any of its Affiliates or, to Seller’s knowledge, any Third Party operator of the Assets, of (i) any written requests or written notices or demands, alleging (A) that any payment required under any of the Leases has not been paid, or Seller, any of its Affiliates, or any Third Party operator of the Assets has failed to perform any of its material obligations under any of the Leases and (B) as a result thereof, the applicable Lease has terminated or is terminable, or (ii) any unresolved written notice received by a Third Party operator of the Assets from any other party to any Lease stating (A) a reasonable basis to terminate, forfeit or unilaterally modify such Lease or (B) that an event has occurred and that such event constitutes (or with notice or lapse of time, or both, would constitute) a material breach under such Lease;

(n)            not waive, compromise or settle any right or claim with respect to any of the Assets, except to the extent (i) such right is an Excluded Asset or would not reasonably be expected to adversely affect (other than in a de minimis respect) the ownership, operation or value of the Assets after Closing or (ii) such claim is a Retained Obligation and would not adversely affect, or be reasonably expected to adversely affect, Purchaser or the ownership or operation of the Assets after Closing;

(o)            with respect to Asset Taxes attributable to any Straddle Period or any Tax period beginning at or after the Effective Date, not (i) make, change or revoke any material Tax election, (ii) file any amended Tax Return, (iii) enter into any closing agreement, (iv) settle or compromise any claim or assessment, or (v) consent to any extension or waiver of the limitation period applicable to any claim or assessment; and

(p)            not enter into any agreement or commitment to do or not do, as applicable, any of the foregoing.

Requests for approval of any action restricted by this Section 6.4 shall be delivered to either of the individuals listed on Schedule 6.4-Part B, which requests may be delivered electronically to such individual’s email address set forth on Schedule 6.4-Part B (provided that receipt of such email is requested and received, including automatic receipts), each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser.

Purchaser’s approval of any action restricted by this Section 6.4 shall not be unreasonably withheld or delayed (except as expressly provided in the introduction to this Section 6.4) and shall be considered granted in full within five (5) Business Days (unless a shorter time, not to be less than 48 hours, is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) of delivery of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period. Notwithstanding the foregoing provisions of this Section 6.4, in the event of an emergency, Seller may take such action as reasonably necessary and shall notify Purchaser of such action promptly thereafter. Purchaser acknowledges that Seller owns undivided interests in the Assets and may not be the operator of all of the Assets, and Purchaser agrees that the acts or omissions of Third Parties (including the applicable operators of the Assets) who are not Affiliates of Seller shall not constitute a violation of the provisions of this Section 6.4, nor shall any action required by a vote of Working Interest owners constitute such a violation so long as Seller and its controlled Affiliates have voted their respective interests or exercised any applicable rights under any applicable Contracts in a manner consistent with the provisions of this Section 6.4. If any specific action or inaction that is expressly approved (and not, for the avoidance of doubt, considered granted due to the expiration of the five (5) Business Day period described above) by Purchaser pursuant to this Section 6.4 would, in and of itself, constitute a breach of one or more of Seller’s representations and warranties in Article 4 or Seller’s covenants or agreements contained in this Agreement, the taking of such action or any such inaction by Seller to which Purchaser expressly consented shall not, in and of itself, constitute a breach of such representations, warranties, covenants or agreements.

6.5          Indemnity Regarding Access. Purchaser’s access to the Assets and its (and its Affiliates and Representatives) examinations and inspections, whether under Sections 6.1, 3.4, or otherwise, shall be at Purchaser’s sole risk, cost, and expense, and Purchaser waives and releases all claims against Seller, ITS Affiliates, and each member of the Seller group, arising in any way therefrom, or in any way connected therewith, eXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSONS. Purchaser agrees to indemnify, defend, and hold harmless Seller and each member of the Seller Group, the other owners of interests in the Properties, and all such Persons’ directors, officers, employees, agents, and other Representatives from and against any and all Damages, including Damages attributable to personal injury, death, or property damage, to the extent arising out of, or relating to, access to the Assets prior to the Closing by Purchaser, its Affiliates, or its or their respective directors, officers, employees, agents, or other Representatives, even if caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of any indemnified Person, eXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSONS AND EXCEPT TO the EXTENT SUCH DAMAGES ARE ATTRIBUTABLE TO the DISCOVERY OF CONDITIONS EXISTING ON the ASSETS PRIOR TO THE EXECUTION DATE. SUBJECT TO, AND WITHOUT LIMITATION OF PURCHASER’S RIGHT TO INDEMNIFICATION PURSUANT TO ARTICLE 11 FOR BREACHES OF, OR INACCURACIES IN, SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 4 OR SET FORTH IN THE CORRESPONDING CERTIFICATION IN THE CERTIFICATE TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 8.2(e) AS TO THE ACCURACY AS OF THE CLOSING DATE OF THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE 4, AND THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THE OTHER TRANSACTION AGREEMENTS, PURCHASER RECOGNIZES AND AGREES THAT ALL MATERIALS, DOCUMENTS, SAMPLES, REPORTS, AND OTHER INFORMATION OF ANY TYPE AND NATURE MADE AVAILABLE TO IT, ITS AFFILIATES OR REPRESENTATIVES, IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO Article 6 OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, OR STATUTORY, AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, DOCUMENTS, SAMPLES, REPORTS, AND OTHER INFORMATION, AND NO WARRANTY OF ANY KIND IS MADE BY SELLER AS TO SUCH INFORMATION SUPPLIED TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES AND PURCHASER EXPRESSLY AGREES THAT, SUBJECT TO THE FOREGOING LIMITATIONS, ANY RELIANCE UPON such information, OR CONCLUSIONS DRAWN THEREFROM, SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

6.6          Regulatory Approvals.

(a)            Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use (and shall cause its Affiliates to use) its commercially reasonable efforts to take, or cause to be taken, promptly any actions, and to do, or cause to be done, promptly and to assist and cooperate with the other Party in doing, any things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. Each of Seller and Purchaser shall be responsible for 50% of all filing fees under the HSR Act.

(b)            Each of the Parties shall (and shall cause its Affiliates to) (i) as promptly as commercially practicable (and in any event not more than ten (10) Business Days) after the date hereof (unless a later date is mutually agreed by the Parties), make all required filings under the HSR Act, (ii) make available to the other Party such information as the other Party may reasonably request in order to make any HSR Act filings or respond to information or document requests by any relevant Governmental Authority, (iii) use commercially reasonable efforts to take, or cause to be taken, other actions and do, or cause to be done, other things advisable to consummate and make effective the transactions contemplated hereby, and (iv) keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications or correspondence between either of the Parties, or any of their respective Affiliates, and any third party or Governmental Authority with respect to such transactions. Prior to transmitting any substantive communications, advocacy, white papers, information responses or other submissions to any Governmental Authority in connection with the transactions contemplated by this Agreement, each Party shall permit counsel for the other Party a reasonable opportunity to review and provide comments thereon, and consider in good faith the views of the other Party in connection therewith. Each of the Parties agrees not to participate in any substantive meeting or discussion with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent practicable and not prohibited by such Governmental Authority, gives the other Party the opportunity to attend and participate where appropriate and advisable under the circumstances.

(c)            In furtherance and not in limitation of the foregoing, each of Parties shall use its commercially reasonable efforts to (i) respond to and comply with, as promptly as commercially practicable, any request for information or documentary material regarding the transactions contemplated by this Agreement from any relevant Governmental Authority and (ii) assist and cooperate with the other Party in doing any things necessary, proper or advisable to consummate and make effective the transactions.

(d)            In furtherance and not in limitation of the foregoing, the Parties shall use their commercially reasonable efforts to contest and defend against the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or materially delay the Closing on or before the Outside Date, including defending through litigation on the merits any claim asserted in any court with respect to the transactions contemplated by this Agreement by the applicable Governmental Entity or any private party.

(e)            Notwithstanding anything to the contrary contained in this Agreement, in no event shall Purchaser or its Affiliates be required to (and Seller and its Affiliates shall not without Purchaser’s prior written consent) offer, propose, negotiate, commit to, agree to or effect, by consent decree, hold separate order or otherwise, (i) the sale, divestiture, license, transfer or other disposition of any businesses, assets, commercial relationships, equity interests, product lines or properties, (ii) the creation, termination, amendment, modification or divestment of any contracts, agreements, commercial arrangements, relationships, ventures, rights or obligations, (iii) any restrictions, impairments, agreements or actions that would limit the freedom of action with respect to, or the ability to own, manage, operate, conduct and retain, any businesses, assets, commercial relationships, equity interests, product lines or properties or (iv) any other remedy, condition or commitment of any kind, in each case in order to obtain any approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations or other confirmations or to avoid the commencement of any proceeding or action to prohibit the transactions contemplated by this Agreement, or to avoid the entry of, or to effect the dissolution of, any Law in any action or proceeding seeking to prohibit any of the transactions contemplated by this Agreement.

6.7          Further Assurances. After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

6.8          Supplemental Disclosures.

(a)            Purchaser agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until three (3) Business Days before the Closing Date to, in good faith, add to, supplement or amend or create any Seller Disclosure Schedules to its representations and warranties in Article 4 to the extent necessary to identify any matter first arising after the Execution Date which, if existing on the Execution Date, would have been required to be set forth or described in such Seller Disclosure Schedules and Seller shall provide any additional information regarding such matter that is within its possession or control to the extent reasonably requested by Purchaser. For all purposes of this Agreement, including for purposes of determining whether the conditions to Closing of Purchaser set forth in Article 7 have been fulfilled or satisfied, the Seller Disclosure Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if as a result of the matter that is the subject of such addition, supplement or amendment the conditions to Closing of Purchaser set forth in Article 7 are not satisfied or fulfilled as of the Closing Date, and nonetheless Purchaser elects to waive such conditions and proceed with the Closing, and the Closing shall occur, then, for purposes of Article 11, then all matters giving rise to Purchaser’s termination right shall be deemed waived and Purchaser shall not be entitled to make a claim thereon under this Agreement or otherwise with respect to such matters; provided, that Purchaser shall not waive its rights under Article 11 with respect to any matters arising under this Section 6.8(a) that did not cause the conditions of Closing of Purchaser to fail to be satisfied.

(b)           Seller agrees that, with respect to the representations and warranties of Purchaser contained in this Agreement, Purchaser shall have the continuing right until three (3) Business Days before the Closing Date to, in good faith, add to, supplement, amend or create any Purchaser Disclosure Schedules to its representations and warranties in Article 5 to the extent necessary to identify any matter first arising after the Execution Date which, if existing on the Execution Date, would have been required to be set forth or described in such Purchaser Disclosure Schedules and Purchaser shall provide any additional information regarding such matter that is within its possession or control to the extent reasonably requested by Seller. For all purposes of this Agreement, including for purposes of determining whether the conditions to Closing of Seller set forth in Article 7 have been fulfilled or satisfied, the Purchaser Disclosure Schedules to Purchaser’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if as a result of the matter that is the subject of such addition, supplement or amendment the conditions to Closing of Seller set forth in Article 7 are not satisfied or fulfilled as of the Closing Date, and nonetheless Seller elects to waive such conditions and proceed with the Closing, and the Closing shall occur, then, for purposes of Article 11, then all matters giving rise to Seller’s termination right shall be deemed waived and Seller shall not be entitled to make a claim thereon under this Agreement or otherwise with respect to such matters; provided, that Seller shall not waive its rights under Article 11 with respect to any matters arising under this Section 6.8(b) that did not cause the conditions of Closing of Seller to fail to be satisfied.

6.9          NYSE Listing; Form S-3. Purchaser shall use its reasonable best efforts to cause the shares of Purchaser Stock constituting the Stock Consideration to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing.

6.10        Conduct of Purchaser. Except (x) as set forth on Schedule 6.10-Part A, (y) for actions taken in as may be required by Law or (z) with the prior written consent of Seller (which consent shall not be unreasonably delayed, withheld or conditioned), from the Execution Date until the Closing, Purchaser shall and shall cause its subsidiaries to:

(a)            (i) not amend the certificate of incorporation of Purchaser and (ii) not amend the bylaws of Purchaser in a manner that would adversely affect in any material respect the shares of Purchaser Stock to be issued to Seller hereunder or Seller’s rights with respect thereto;

(b)            not declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends or distributions (i) by a wholly-owned subsidiary of Purchaser to its parent or (ii) which constitute a Reclassification Event for which an adjustment is made pursuant to Section 2.1(c);

(c)            not reclassify, combine, split or subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any Purchaser Stock, other than withholding and sale of Purchaser Stock to satisfy Income Tax withholding payments due upon vesting of employee equity awards;

(d)            not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(e)            not take any action, or fail to take any action, which action or failure would reasonably be expected to terminate the registration of the Purchaser Stock under the Exchange Act or the listing of the Purchaser Stock on the NYSE;

(f)             not take any action, or fail to take any action, which action or failure would reasonably be expected to cause Purchaser to be ineligible to file an “automatic shelf registration statement” as defined in Rule 405 of the Securities Act with respect to the registration of the resale of the Stock Consideration; and

(g)            not enter into an agreement or commitment with respect to any of the foregoing.

Requests for approval of any action restricted by this Section 6.10 shall be delivered to either of the individuals set forth on Schedule 6.10-Part B, which requests may be delivered electronically to such individual’s email address set forth on Schedule 6.10-Part B (provided that receipt of such email is requested and received, including automatic receipts), each of whom shall have full authority to grant or deny such requests for approval on behalf of Seller.

Seller’s approval of any action restricted by this Section 6.10 shall not be unreasonably withheld or delayed and shall be considered granted in full within five (5) Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Purchaser’s notice) of delivery of Purchaser’s notice to Seller requesting such consent unless Seller notifies Purchaser to the contrary during that period. If any specific action or inaction that is expressly approved (and not, for the avoidance of doubt, considered granted due to the expiration of the five (5) Business Day period described above) by Seller pursuant to this Section 6.10 would, in and of itself, constitute a breach of one or more of Purchaser’s representations and warranties in Article 5 or Purchaser’s covenants or agreements contained in this Agreement, the taking of such action or any such inaction by Purchaser to which Seller expressly consented shall not, in and of itself, constitute a breach of such representations, warranties, covenants or agreements.

6.11        Operatorship. As soon as reasonably practicable following Closing, Seller will (and will cause its applicable Affiliates) to send out notifications of its resignation as operator under any Contracts, effective as of the Closing Date, for all Properties that Seller (or any Affiliate of Seller) currently operates and transfers to Purchaser pursuant to this Agreement. Seller makes no representation and/or warranty to Purchaser as to the transferability or assignability of operatorship of such Properties. Seller agrees, however, that, as to the Assets it or any Affiliate of it operates, it shall use its commercially reasonable efforts to support Purchaser’s effort to become successor operator of such Properties effective as of Closing and to designate, to the extent legally possible and permitted under any applicable joint operating agreement or other agreement, Purchaser as successor operator of such Properties effective as of the Closing. Purchaser acknowledges that the rights and obligations associated with such Properties are governed by applicable agreements and that operatorship will be determined by the terms of those agreements. Notwithstanding anything to the contrary contained in this Section 6.11, the Parties shall execute Texas Railroad Commission Form P-4s for all Wells currently operated by Seller or its Affiliates, naming Purchaser (or its designated Affiliate) as operator of such Wells with the Texas Railroad Commission at Closing as provided in Section 8.2(k).

6.12        Financial Information.

(a)            On or prior to the signing of this Agreement, Seller has provided Purchaser with the following:

(i)            the audited consolidated balance sheet of Seller as of December 31, 2022 and the consolidated statements of operations, equity and cash flows of Seller for the period beginning January 1, 2022 and ended December 31, 2022, together with all related notes thereto (inclusive of SMOG) and accompanied by a report thereon of the Audit Firm (as defined below), in each case, in accordance with GAAP consistently applied (the “Audited Financial Statements”);

(ii)            a reserve report of Seller as of December 31, 2021 and December 31, 2022 covering all or substantially all of the Properties and utilizing SEC pricing that, with respect to the report delivered as of December 31, 2022, has been audited by Netherland Sewell & Associates or another nationally recognized petroleum engineering consultant of Seller (the “Reserve Engineer” and such report, the “Initial Reserve Reports”); and

(iii)            the unaudited consolidated balance sheets of Seller as of both December 31, 2022 and June 30, 2023 and the consolidated statements of operations, equity and cash flows of Seller for the six (6) month periods ended June 30, 2022 and June 30, 2023, in each case, in accordance with GAAP consistently applied, with the balance sheets being compared against the prior period’s year-end figures (e.g., December 31, 2022) and the equity statements, income statements and cash flows being compared against the figures from the same six-month period in the period year (e.g., June 30, 2022) (the “Six Month Interim Financials”), in each case, that have been reviewed by the Audit Firm.

(b)            From and after the date hereof, Seller shall use:

(i)            commercially reasonable best efforts to cause the external audit firm that audited the Audited Financial Statements (the “Audit Firm”) to cooperate with Purchaser and its Representatives to cause the Audited Financial Statements to comply with Regulation S-X promulgated by the SEC (“Regulation S-X”) and other rules and regulations of the SEC with respect to reporting obligations of Purchaser and its Affiliates under the Exchange Act or any registration of securities under the Securities Act;

(ii)            commercially reasonable best efforts (A) to prepare or cause to be prepared unaudited consolidated balance sheets of Seller as of both December 31, 2022 and September 30, 2023 and the consolidated statements of operations, equity and cash flows for the nine (9) month periods ended September 30, 2022 and September 30, 2023, in each case, in accordance with GAAP consistently applied, with the balance sheets being compared against the prior period’s year-end figures (e.g., December 31, 2022) and the equity statements, income statements and cash flows being compared against the figures from the same nine-month period in the period year (e.g., September 30, 2022) (the “Nine Month Interim Financials” and, together with the Six Month Interim Financials, the “Interim Financial Statements”), (B) in causing the Audit Firm to cooperate with Purchaser and its Representatives to cause the Interim Financial Statements to comply with Regulation S-X and other rules and regulations of the SEC with respect to reporting obligations of Purchaser and its Affiliates under the Exchange Act or any registration of securities under the Securities Act, (C) to prepare or cause to be prepared an income statement of Seller for the period from October 1, 2023 through Closing in accordance with GAAP, and (D) in causing the Audit Firm to review the Nine Month Interim Financials; and

(iii)            commercially reasonable best efforts as soon as reasonably practicable after the Execution Date, to deliver the Nine Month Interim Financials to Purchaser;

provided, however, that, following the Closing, Purchaser shall be responsible for engaging Fractal Resources, LLC to assist with the performance of the Seller’s obligations under this Section 6.12(b) and Seller shall assist Purchaser and Fractal Resources, LLC in connection therewith.

(c)            [Reserved.]

(d)            During the period beginning from and after the date of this Agreement and ending two (2) years after the Closing Date (the “Records Period”), Seller shall use commercially reasonable efforts to cause its accountants, counsel, agents and other Persons to cooperate with Purchaser and its Representatives in connection with the preparation by Purchaser of financial statements meeting the requirements of Regulation S-X, in connection with the transactions contemplated by this Agreement (the “Purchaser Financial Statements”), that are required to be included in any filing by Purchaser or its Affiliates with the SEC, including to use their commercially reasonable efforts to cause the Audit Firm and the Reserve Engineer to (i) provide its consent to be named as an expert in (A) any filings that may be made by Purchaser under the Securities Act or required by the SEC under securities laws applicable to Purchaser or any report required to be filed by Purchaser under the Exchange Act in connection with the transactions contemplated by this Agreement, in each case, that include the Audited Financial Statements or the Initial Reserve Reports, as applicable, or (B) any prospectus or offering memorandum used in connection with Purchaser’s or its Affiliates’ debt or equity securities offerings that include the Audited Financial Statements or the Initial Reserve Reports, as applicable, or (ii) provide customary “comfort letters” with respect to the Audited Financial Statements or the Initial Reserve Reports, as applicable, to any underwriter or initial purchaser in connection with Purchaser’s or its Affiliates’ debt or equity securities offering during the Records Period that include the Audited Financial Statements or the Initial Reserve Reports, as applicable. If reasonably requested, Seller shall use commercially reasonable efforts to execute and deliver, or shall use commercially reasonable efforts to cause its Affiliates to execute and deliver, to the Audit Firm such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit, as may be reasonably requested by the Audit Firm, with respect to the Purchaser Financial Statements, including, as requested, representations regarding internal accounting controls and disclosure controls.

(e)            In no event shall Seller or any of its Affiliates or Representatives be required to bear any cost or expense or pay any fee (other than reasonable out-of-pocket costs and expenses for which they are promptly reimbursed or indemnified) in connection with any action taken pursuant to this Section 6.12(a) through (d). Purchaser shall be responsible for all fees and expenses related to the actions contemplated by this Section 6.12(a) through (d), including the compensation of any contractor or advisor of Seller or any of its Affiliates or Representatives. For the avoidance of doubt, Purchaser shall be responsible for all fees and expenses related to Seller’s preparation of disclosure related to the standardized measure of oil and gas (or SMOG) and Seller’s preparation of the Audited Financial Statements and the Interim Financial Statements, including the compensation of any contractor or advisor of Seller or any of its Affiliates or Representatives in connection therewith and the compensation of the Audit Firm to review the Interim Financial Statements using appropriate standards and procedures for conducting such reviews. Accordingly, notwithstanding anything to the contrary herein, Purchaser shall promptly, upon written request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented compensation or other fees of any contractor or advisor of Seller or any of its Affiliates or Representatives) incurred in connection with the cooperation of Seller as contemplated by this Section 6.12. Further, Purchaser shall indemnify and hold harmless Seller and its Affiliates and Representatives from and against any and all losses or damages actually incurred or suffered by them in connection with the obligations of Seller and its Affiliates and Representatives under Section 6.12(a) through (d) (other than to the extent resulting from the fraud, gross negligence, or willful misconduct of Seller or any of its Affiliates or Representatives).

(f)             Notwithstanding anything to the contrary in this Section 6.12, none of the Seller nor any of its Affiliates makes any representation or warranty, express or implied, regarding any of the information provided pursuant to this Section 6.12.

Article 7
CONDITIONS TO CLOSING

7.1          Conditions of Seller to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, at the option of Seller, waiver in writing, on or prior to Closing of each of the following conditions:

(a)            (i) The Purchaser Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the Execution Date and as the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) and (ii) the other representations and warranties of Purchaser set forth in Article 5 shall be true and correct as of the Execution Date and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except, in the case of this clause (ii), for such failures of representations and warranties of Purchaser to be so true and correct as, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect; provided, however, that any representation or warranty qualified by materiality or Purchaser Material Adverse Effect shall be deemed not to be so qualified for the purposes of this Section 7.1(a);

(b)            Purchaser shall have performed and observed, in all material respects (and in all respects in the case of any covenants and agreements qualified by substantiality, materiality, Purchaser Material Adverse Effect), all covenants and agreements to be performed or observed by Purchaser under this Agreement prior to or on the Closing Date (other than Section 6.2(a));

(c)            On the Closing Date, no injunction, order, award or other Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, or granting substantial Damages in connection therewith, shall have been issued, entered, enacted or promulgated and remain in force, and no suit, action, or other proceeding shall be pending or threatened in writing by any Governmental Authority seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial Damages from Seller or any Affiliate of Seller resulting therefrom;

(d)            The net sum of all downward adjustments to the Purchase Price to be made or reasonably alleged in good faith pursuant to Sections 2.3(a) and 2.3(b) shall be less than or equal to twenty percent (20%) of the Unadjusted Purchase Price;

(e)            The shares of Purchaser Stock constituting the Stock Consideration shall have been approved for listing on the NYSE, subject only to official notice of issuance; and

(f)             Purchaser shall have delivered or be prepared to deliver all of the deliverables Purchaser is required to deliver pursuant to Section 8.3.

(g)            All waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (“HSR Act”), and any commitment to, or agreement (including any timing agreement) with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the transactions contemplated by this Agreement, shall have been terminated or shall have expired.

7.2          Conditions of Purchaser to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, at the option of Purchaser, waiver, on or prior to Closing of each of the following conditions:

(a)            (i) The Seller Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the Execution Date and as the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) and (ii) the other representations and warranties of Seller set forth in Article 4 shall be true and correct as of the Execution Date and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except, in the case of this clause (ii), for such failures of representations and warranties of Seller to be so true and correct as, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect; provided, however, that any representation or warranty qualified by materiality (excluding references to “Material Contract” or “Material Consent”) or Seller Material Adverse Effect shall be deemed not to be so qualified for the purposes of this Section 7.2(a);

(b)            Seller shall have performed and observed, in all material respects (and in all respects in the case of any covenants and agreements qualified by substantiality, materiality, Seller Material Adverse Effect), all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date (other than Section 6.2(b));

(c)            On the Closing Date, no injunction, order, award or other Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, or granting substantial Damages in connection therewith, shall have been issued, entered, enacted or promulgated and remain in force, and no suit, action, or other proceeding shall be pending or threatened in writing by any Governmental Authority seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial Damages from Purchaser or any Affiliate of Purchaser resulting therefrom;

(d)            The net sum of all downward adjustments to the Purchase Price to be made or reasonably alleged in good faith pursuant to Sections 2.3(a) and 2.3(b) shall be less than or equal to twenty percent (20%) of the Unadjusted Purchase Price; and

(e)            Seller shall have delivered or be prepared to deliver all of the deliverables Seller is required to deliver pursuant to Section 8.2.

(f)            All waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the transactions contemplated by this Agreement, shall have been terminated or shall have expired.

Article 8
CLOSING

8.1          Time and Place of Closing. The consummation of the purchase and sale of the Assets contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Latham & Watkins LLP, located at 811 Main Street, Suite 3700, Houston, TX 77002, at 10:00 a.m., local time, on October 31, 2023 (the “Target Closing Date”), or if all conditions in Article 7 to be satisfied prior to Closing have not yet been satisfied or waived, on the date that is three (3) Business Days after such conditions have been satisfied or waived, subject to the provisions of Article 10. The date on which the Closing occurs with respect to any Asset is referred to herein as the “Closing Date” for such Asset.

8.2            Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 8.3, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a)            Counterparts of the Assignment and Bill of Sale, duly executed and acknowledged by Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(b)            Counterparts of the Mineral Deed, duly executed and acknowledged by Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(c)            Assignments in form required by any Governmental Authority for the assignment of any Assets controlled by such Governmental Authority, duly executed and acknowledged (to the extent so required) by Seller, in sufficient duplicate originals to allow recording and filing in all appropriate offices;

(d)            Letters-in-lieu of transfer or division orders executed by Seller to reflect the transaction contemplated hereby, which letters shall be on forms prepared by Seller and reasonably satisfactory to Purchaser;

(e)            A certificate from Seller duly executed by an authorized officer of Seller, dated as of the Closing, certifying on behalf of Seller, that the conditions set forth in Sections 7.2(a) and 7.2(b) have been fulfilled;

(f)            A validly executed IRS Form W-9 of Seller;

(g)            Where notices of approval, consent, or waiver are received by Seller pursuant to a filing or application under Section 6.6, copies of such notices;

(h)            Any other forms or instruments required by any Governmental Authority relating to the assignments or transfer of any interest in or to any of the Assets;

(i)            Originals of executed and acknowledged, or, to the extent execution and acknowledgment are not required for effectiveness, copies of, releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, and fixture filings burdening the Assets (including, for purposes of clarity, UCC-3 termination statements) to the extent securing indebtedness for borrowed money of the Seller or its Affiliates, which releases and terminations shall be in form and substance reasonably satisfactory to Purchaser;

(j)            A counterpart of the Registration Rights Agreement, duly executed by Seller (or its designee(s) pursuant to Section 2.1(d), as applicable);

(k)            Appropriate change of operator forms for the Assets operated by Seller or any of its Affiliates, designating Purchaser as operator of such Assets;

(l)             The Preliminary Settlement Statement, duly executed by Seller;

(m)           Joint written instructions to the Escrow Agent to retain the Stock Deposit, together with any interest or income thereon, in the Deposit Escrow, which amount, after Closing, shall become the Indemnity Holdback Amount in accordance with Section 8.5(a);

(n)            A counterpart of the Surface Use Agreement, duly executed by Seller; and

(o)            All other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser, including any documents from Seller’s designee(s) pursuant to Section 2.1(d) for such designee to receive all or a portion of the Stock Consideration.

8.3          Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 8.2, Purchaser shall deliver or cause to be delivered to Seller (or, in the case of the items specified in clauses (a) and (k) below, to Seller’s designee pursuant to Section 2.1(d), as applicable), among other things, the following:

(a)            A number of shares of Purchaser Stock equal to the Closing Consideration;

(b)            The Defect Escrow Shares to the Escrow Agent as provided in Section 3.8(e), if applicable;

(c)            [Reserved];

(d)            Counterparts of the Assignment and Bill of Sale, duly executed and acknowledged by Purchaser, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(e)            Counterparts of the Mineral Deed, duly executed and acknowledged by Purchaser, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(f)            Assignments in form required by any Governmental Authority for the assignment of any Assets controlled by such Governmental Authority, duly executed and acknowledged (to the extent so required) by Purchaser, in sufficient duplicate originals to allow recording and filing in all appropriate offices;

(g)            A certificate duly executed by an authorized officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 7.1(a) and 7.1(b) have been fulfilled;

(h)            Where notices of approval, consent, or waiver are received by Purchaser pursuant to a filing or application under Section 6.6, copies of such notices;

(i)            Evidence of replacement of all Credit Support to the extent required pursuant to Section 12.4;

(j)             Any other forms or instruments required by any Governmental Authority relating to the assignments or transfer of any interest in or to any of the Assets;

(k)            A counterpart of the Registration Rights Agreement, duly executed by Purchaser;

(l)            The Preliminary Settlement Statement, duly executed by Purchaser;

(m)           Evidence reasonably satisfactory to Seller of the satisfaction of the condition set forth in Section 7.1(e);

(n)            Joint written instructions to the Escrow Agent to retain the Stock Deposit, which Purchaser Stock, after Closing, shall become the Holdback Escrow Shares in accordance with Section 8.5(a);

(o)            A counterpart of the Surface Use Agreement, duly executed by Purchaser; and

(p)            All other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.

8.4          Closing Payment, Closing Consideration and Post-Closing Adjustments.

(a)            Not later than five (5) Business Days prior to the Target Closing Date, Seller shall in good faith prepare and deliver to Purchaser, using and based upon the best information available to Seller, a draft preliminary settlement statement (the “Preliminary Settlement Statement”) setting forth Seller’s good faith estimate of the adjusted Purchase Price for the Assets as of the Closing Date, after giving effect to all adjustments set forth in Section 2.3 (the “Closing Payment”). In addition to setting forth the Closing Payment amount, the Preliminary Settlement Statement shall also reflect Seller’s good faith estimations of the Stock Consideration to be issued to Seller at Closing pursuant to this Agreement and any other Stock Consideration that will not be issued to Seller at Closing, and shall be determined in accordance with Section 2.6 and as follows:

(i)            The Stock Consideration to be issued to Seller at Closing (the “Closing Consideration”) shall be adjusted as follows (without duplication): (A) by subtracting the Stock Deposit therefrom; (B) [reserved]; (C) by subtracting the Defect Escrow Shares (if any) therefrom; and (D) in the event that the net adjustments to the Purchase Price estimated pursuant to Section 8.4(a) are negative (without taking into effect any adjustments represented by the Defect Escrow Shares), by subtracting a number of shares of Purchaser Stock equal to such downward adjustment divided by the Per Share Value. For the avoidance of doubt, the adjustments set forth in subpart (D) above shall be rounded up or down (as appropriate) to result in a whole number of shares of Purchaser Stock based on the Per Share Value.

(ii)            If and only if the net adjustments to the Purchase Price estimated pursuant to Section 8.4(a) are positive (without taking into effect any adjustments represented by the Defect Escrow Shares), then Purchaser shall pay such upward adjustment to Seller at Closing in cash, by wire transfer of immediately available funds, to a bank account identified by Seller in writing in the Preliminary Settlement Statement.

(iii)            Seller shall supply to Purchaser reasonable documentation in the possession or control of Seller and its Affiliates to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by Seller and a reasonably detailed explanation of any such adjustments and the reasons therefor. Within three (3) Business Days after receipt of Seller’s draft Preliminary Settlement Statement, Purchaser may deliver to Seller a written report containing all changes that Purchaser proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of any such changes.

(iv)            The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Unadjusted Purchase Price and Stock Consideration at Closing; provided that if the Parties cannot agree on all adjustments set forth in the Preliminary Settlement Statement prior to the Closing, then any adjustments as set forth in the Preliminary Settlement Statement as presented by Seller (with any amendments or modifications thereto that were so agreed between the Parties) will be used to adjust the Unadjusted Purchase Price and Stock Consideration at Closing.

(v)            For purposes of clarity, Purchaser’s failure to propose any changes to the Preliminary Settlement Statement and/or Purchaser’s agreement to all or any portion of the Preliminary Settlement Statement proposed by Seller shall not, and shall not be deemed or construed to, prejudice any of Purchaser’s rights hereunder (including, for purposes of clarity, Purchaser’s right to dispute any adjustment or amount set forth in the Preliminary Settlement Statement in connection with the final calculation and determination of the Purchase Price pursuant to Section 8.4(b) and/or 8.4(c), as applicable).

(b)            As soon as reasonably practicable after the Closing but not later than the ninetieth (90th) day following the Closing Date, Seller shall prepare and deliver to Purchaser a draft statement setting forth the final calculation of the adjusted Purchase Price (the “Final Settlement Statement”) and showing the calculation of each adjustment under Section 2.3, based on the most recent actual figures available for each adjustment, and the resulting adjustments to the Stock Consideration, determined in the same manner as set forth in Section 2.6 and Section 8.4(a). Seller shall make such reasonable documentation as is in Seller’s or any of its Affiliates’ possession or control available to support the final figures set forth in the Final Settlement Statement. As soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt of such Final Settlement Statement from Seller (as such time period may be extended as described below, the “Purchaser Comment Deadline”), Purchaser may deliver to Seller a written report containing any changes that Purchaser proposes be made to such Final Settlement Statement. Seller may deliver a written report to Purchaser on or prior to the Purchaser Comment Deadline reflecting any changes that Seller proposes to be made to the Final Settlement Statement as a result of additional information received after the Final Settlement Statement was first prepared and delivered to Purchaser hereunder (and if any such written report is delivered by Seller to Purchaser on or after the date that is five (5) Business Days before the Purchaser Comment Deadline, then the Purchaser Comment Deadline will be automatically extended for five (5) Business Days). If Purchaser does not deliver such report to Seller on or before the Purchaser Comment Deadline, Purchaser shall be deemed to have agreed with Seller’s Final Settlement Statement, and such Final Settlement Statement shall, subject to the application of Section 9.1(c), become final and binding upon the Parties.

(c)            The Parties shall undertake to agree on the Final Settlement Statement of the Purchase Price and Stock Consideration no later than ninety (90) days after the delivery to Purchaser of Seller’s initial Final Settlement Statement. In the event that the Parties cannot reach agreement on the final Purchase Price within such period of time, any Party may refer the items of adjustment which are in dispute to, the Houston, Texas office of KPMG LLP, or, if such firm is not able or willing to serve, a nationally-recognized independent accounting firm or consulting firm mutually acceptable to both Purchaser and Seller (the “Accounting Arbitrator”), for review and final determination by arbitration. If Purchaser and Seller have not agreed upon a mutually acceptable alternate Person to serve as Accounting Arbitrator within ten (10) Business Days of receiving notice of KPMG LLP’s unavailability, Seller shall, within ten (10) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Accounting Arbitrator. The Accounting Arbitrator shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 8.4(c). The Accounting Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall, subject to the application of Section 9.1(c), be final and binding on all Parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the Accounting Arbitrator shall be bound by the terms of Article 2 and may not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of Purchase Price adjustments submitted by any Party and may not award damages, interest (except as expressly provided for in this Section 8.4(c)) or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear their own legal and accounting fees and other costs of presenting its case to the Accounting Arbitrator. Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Accounting Arbitrator. Within ten (10) days after the earlier of (i) the Purchaser Comment Deadline without delivery by Purchaser to Seller of any written report with respect to the Final Settlement Statement under Section 8.4(b) or (ii) the date on which the Parties or the Accounting Arbitrator, as applicable, finally determine the Purchase Price (any such finally determined amount, the “Final Price”), the Parties shall true up on such final determinations.

(d)            If the Final Price exceeds the Closing Payment, then Purchaser shall pay Seller such excess in accordance with Section 2.6; provided, to the extent the Final Price exceeds the Closing Payment on account of Title Defects or Environmental Defects that have been resolved in Seller’s favor, then Purchaser shall pay Seller such excess from the Defect Escrow in accordance with a joint written instruction or pursuant to Section 3.10.

(e)            If the Final Price is less than the Closing Payment, the Seller shall pay Purchaser such difference in accordance with Section 2.6; provided, to the extent the Final Price is less than the Closing Payment on account of Title Defects or Environmental Defects that have been resolved in Purchaser’s favor, then Seller shall pay Purchaser such difference from the Defect Escrow in accordance with a joint written instruction or pursuant to Section 3.10.

(f)             Purchaser shall use commercially reasonable efforts to assist Seller in preparation of the Final Settlement Statement under Section 8.4(b) by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be reasonably requested by Seller to facilitate such process post-Closing (but in no event shall Purchaser be obligated to pay or incur any funds in connection with providing such assistance).

8.5          Indemnity Holdback

(a)            In the event Closing occurs, the Stock Deposit shall remain with the Escrow Agent and be reclassified hereunder as the “Indemnity Holdback Amount” and “Holdback Escrow Shares” and shall be maintained by the Escrow Agent under the terms of the Escrow Agreement in the Deposit Escrow (the “Indemnity Holdback Escrow”) for the purpose of securing the satisfaction and discharge of indemnity claims of Purchaser against Seller under this Agreement. The Indemnity Holdback Escrow shall be governed by the provisions of this Section 8.5 and the Escrow Agreement. Except as expressly provided herein, the joint, written authorization of representatives of both Purchaser and Seller pursuant to the Escrow Agreement shall be required for the disbursement of any portion of the Holdback Escrow Shares.

(b)            With respect to each claim for indemnification asserted by Purchaser against Seller pursuant to Article 11 during the period from and after the Closing Date up to the date that is twelve (12) months following the Closing Date (the “Holdback Period”), upon final resolution or determination of such an indemnity claim by the Parties or in accordance with Section 12.7, such amount as would satisfy such finally resolved or determined indemnity claim will, to the extent it is capable of being satisfied (in whole or in part) by the Holdback Escrow Shares remaining in the Indemnity Holdback Escrow as of such time, be satisfied first from the Holdback Escrow Shares and Purchaser and Seller shall promptly (and in any event within two (2) Business Days after such resolution or determination) jointly instruct the Escrow Agent to disburse to Purchaser a portion of the Indemnity Holdback Amount and Holdback Escrow Shares equal to the amount to which Purchaser is entitled pursuant to this Section 8.5(b) divided by the Per Share Value. For the avoidance of doubt, but subject to the other terms and provisions of this Agreement, disbursements from the Indemnity Holdback Escrow shall not be the sole and exclusive recourse of Purchaser for any of Seller’s indemnification obligations under Section 11.3(b) or any of the Transaction Agreements, and, if such amounts in the Indemnity Holdback Escrow are insufficient to fully satisfy any amounts to which any member of the Purchaser Group may be entitled under Section 11.3(b) or any of the Transaction Agreements, such insufficiency shall not be deemed to prohibit, restrict or otherwise limit such member of the Purchaser Group from seeking recovery therefor. Notwithstanding anything in this Agreement or the Transaction Agreements to the contrary, if, following Closing, the Indemnity Holdback Escrow is insufficient to satisfy any of Seller’s obligations under Section 11.3(b) or any of the Transaction Agreements, then Seller will have the option to satisfy such obligations by delivering to Purchaser shares of Purchaser Stock (which will be valued at the Per Share Value) or cash.

(c)            If, upon the final resolution or determination of any such indemnity claim during the Holdback Period, Purchaser and Seller fail to deliver a joint written instruction to the Escrow Agent in accordance with Section 8.5(b), then the Escrow Agent shall, upon delivery by Purchaser or Seller to the Escrow Agent of a written final, non-appealable court order from a court of competent jurisdiction, disburse to Purchaser a portion of the Holdback Escrow Shares equal to the amounts set forth in such court order divided by the Per Share Value.

(d)            Purchaser and Seller shall jointly instruct the Escrow Agent to release to Seller on the date that is 180 days following the Closing Date (the “First Holdback Release Date”) a number of Holdback Escrow Shares equal to the First Holdback Release Amount (as defined below) divided by the Per Share Value. The “First Holdback Release Amount” shall be calculated as follows: (i) the sum of (A) the Indemnity Holdback Amount then-remaining in the Indemnity Holdback Escrow (which shall be calculated by adding (1) the number of Holdback Escrow Shares then remaining in the Indemnity Holdback Escrow times the Per Share Value, plus (2) the amount of Holdback Cash then remaining in the Indemnity Holdback Escrow), minus (B) an amount equal to $9,732,937, minus (C) an amount equal to the aggregate amount of all outstanding claims for indemnification for which Purchaser has provided notice to Seller and that have not been previously satisfied in full as of the First Holdback Release Date (which amounts and corresponding Holdback Escrow Shares shall remain part of the Indemnity Holdback Escrow until final resolution of such outstanding indemnity claims (the “Initial Release Disputed Claims”)).  Notwithstanding anything herein to the contrary, if the amount of the then-applicable First Holdback Release Amount, as calculated as of the First Holdback Release Date, is less than or equal to $0, then no amounts will be released from the Indemnity Holdback Escrow on the First Holdback Release Date.

(e)            Subject to the foregoing, on the first Business Day after the expiration of the Holdback Period, Purchaser and Seller shall jointly instruct the Escrow Agent to release to Seller any Holdback Escrow Shares then-remaining in the Indemnity Holdback Escrow, except for (i) any Holdback Escrow Shares retained in the Indemnity Holdback Escrow at such time in respect of any Initial Release Disputed Claims, plus (ii) an amount of any Holdback Escrow Shares equal to (A) the aggregate amount of all outstanding claims for indemnification made subsequent to the First Holdback Release Date for which Purchaser has provided notice to Seller and that have not been previously satisfied (which amount shall remain part of the Indemnity Holdback Escrow until final resolution of such outstanding indemnity claims (the “Final Release Disputed Claims” and, together with the Initial Release Disputed Claims, the “Disputed Claims”)), divided by (B) the Per Share Value; provided, that the amount of any Holdback Escrow Shares disbursed pursuant to this Section 8.5 shall be rounded up or down (as appropriate) to result in a whole number of Holdback Escrow Shares based on the Per Share Value.

(f)             Upon final resolution or determination of all Disputed Claims by the Parties or in accordance with Section 12.7, as applicable, Purchaser and Seller shall deliver to the Escrow Agent joint written instructions to disburse to (i) Purchaser from the Indemnity Holdback Escrow a number of Holdback Escrow Shares equal to the amount so finally determined to be owed to Purchaser (if any), divided by the Per Share Value, and (ii) Seller, all other Holdback Escrow Shares remaining in the Indemnity Holdback Escrow in respect of such Disputed Claim.

(g)            If Purchaser and Seller fail to deliver a joint written instruction to the Escrow Agent in accordance with the foregoing sentence within three (3) Business Days following the final resolution or determination of the applicable Disputed Claim, then the Escrow Agent shall, upon delivery by Purchaser or Seller to the Escrow Agent of a written final, non-appealable court order from a court of competent jurisdiction relating to such Disputed Claim, disburse to the applicable Party a number of Holdback Escrow Shares from the Indemnity Holdback Escrow in respect of such Disputed Claim as provided in the immediately preceding sentence.

(h)            Notwithstanding anything to the contrary, Seller shall be entitled to request that either all or a portion of any Holdback Escrow Shares then-remaining in escrow be sold and liquidated at any time during the Holdback Period by delivering a written notice of a commercially reasonable plan of liquidation with respect to the applicable Holdback Escrow Shares (taking into account, among other things, Purchaser’s market capitalization and daily trading volume) to Purchaser (“Liquidation Plan”). If the volume weighted average sales price, as traded on New York Stock Exchange, of Purchaser Stock calculated for the 5-trading day period ending on the date that is one trading day immediately preceding the date of such Liquidation Plan is (i) greater than or equal to the Per Share Value, or (ii) (A) less than the Per Share Value and (B) Purchaser agrees to the Liquidation Plan (such agreement to be in Purchaser’s sole discretion), then, in either case, the Parties will jointly instruct the Escrow Agent to sell all or the applicable portion of the Holdback Escrow Shares then-remaining in escrow pursuant to the Liquidation Plan and immediately redeposit the net proceeds of such sale (the “Holdback Cash”) into the Indemnity Holdback Escrow to be held and released in accordance with this Section 8.5 and the Escrow Agreement (the “Holdback Sale Right”). In the event that the Parties agree to exercise the Holdback Sale Right, (i) the provisions of this Agreement applicable to the Holdback Escrow Shares shall apply mutatis mutandis to the Holdback Cash, and (ii) any disbursements from the Indemnity Holdback Escrow shall first be settled in Holdback Cash and if (and only if the Holdback Cash is insufficient to satisfy such disbursement, in Holdback Escrow Shares on the First Holdback Release Date or to satisfy any claim.

Article 9
TAX MATTERS

9.1          Allocation of Asset Taxes.

(a)            Seller shall be allocated and bear all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Date and (ii) the portion of any Straddle Period ending immediately prior to the Effective Date, provided, however with respect to both clauses (i) and (ii), that if Purchaser becomes entitled, pursuant to Section 2.4, to any amounts earned from the sale of hydrocarbons produced from, or attributable to, the Properties during the period up to but excluding the Effective Date, Purchaser shall be allocated and bear all unpaid Asset Taxes associated with the production of such Hydrocarbons or the receipt of proceeds therefrom. Purchaser shall be allocated and bear all Asset Taxes attributable to (A) any Tax period beginning at or after the Effective Date and (B) the portion of any Straddle Period beginning at the Effective Date; provided, however, that Seller (not Purchaser) shall be allocated and bear the portion, if any, of any such Asset Taxes that consist of penalties, interest or additions to tax to the extent attributable to the failure by Seller or any of its Affiliates to timely file any Tax Return required to be filed on or prior to the Closing Date with respect to such Asset Taxes or to timely pay any such Asset Taxes that were or became due and payable prior to Closing.

(b)            For purposes of determining the allocations described in Section 9.1(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than, for the avoidance of doubt, Asset Taxes that are ad valorem, property and similar Asset Taxes imposed on a periodic basis) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i), above, or that are ad valorem, property and similar Asset Taxes imposed on a periodic basis), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property and similar Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Date and the portion of such Straddle Period beginning at the Effective Date by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the Effective Date, on the one hand, and the number of days in such Straddle Period that occur on or after the Effective Date, on the other hand. For purposes of applying this Section 9.1(b) to Asset Taxes that are ad valorem, property and similar Asset Taxes imposed on a periodic basis, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(c)            To the extent the actual amount of an Asset Tax is not determinable at the time an adjustment to the Purchase Price is to be made with respect to such Asset Tax pursuant to Section 2.3 or Section 8.4, Seller and Purchaser shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. If the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 8.4, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 9.1. (taking into account, and without duplication of, Asset Taxes effectively borne by Seller as a result of any payments made by Seller to Purchaser under Section 9.2 in respect of Asset Taxes that are allocable to Seller pursuant to Section 9.1(a)).

9.2          Tax Returns. Without limiting Purchaser’s indemnification rights pursuant to Section 11.3(b), after the Closing Date, Purchaser shall (i) file (or cause to be filed) all Tax Returns with respect to Asset Taxes that are required to be filed after the Closing Date that relate to any Tax period ending before the Effective Date or any Straddle Period on a basis consistent with past practice except to the extent otherwise required by Law; provided that Purchaser shall submit each such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor (other than Tax Returns that are required to be filed contemporaneously with the closing of a Tax period, which shall be provided promptly after filing), and Purchaser shall incorporate any reasonable comments received from Seller reasonably in advance of the due date therefor and timely file any such Tax Return, and (ii) pay (or cause to be paid) prior to delinquency, all Asset Taxes relating to any Tax period that ends before or includes the Effective Date that become due after the Closing Date. In the case of any Tax Return described in clause (i) that includes Asset Taxes that are allocable to Seller pursuant to Section 9.1(a), Purchaser shall send to Seller a statement that apportions the Asset Taxes shown on such Tax Return between Purchaser and Seller in accordance with Section 9.1(a), and Seller shall promptly pay to Purchaser the amount shown as allocable to Seller on such statement (taking into account, and without duplication of, Asset Taxes effectively borne by Seller as a result of (x) the adjustments to the Purchase Price pursuant to Section 2.3 or Section 8.4, as applicable, and (y) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 9.1(c)); provided, however, that if such payment is required to be made during the Holdback Period, such payment shall be disbursed (in whole or in part) from the Indemnity Holdback Escrow in accordance with Section 8.5. The Parties agree that (A) this Section 9.2 is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable taxing authority and (B) nothing within this Section 9.2 shall be interpreted as altering the manner in which Asset Taxes are allocated and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by Purchaser of its obligations under this Section 9.2, which shall be borne by Purchaser).

9.3          Transfer Taxes. To the extent that any Transfer Taxes are payable, Purchaser will be responsible for one hundred percent (100%) of all Transfer Taxes and shall prepare and file, or cause to be prepared and filed, all related Tax Returns. Purchaser and Seller shall agree, upon request, to cooperate in good faith to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes that could be imposed in connection with the transactions contemplated herein.

9.4          Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Seller and Purchaser agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority.

9.5          Refunds. Seller shall be entitled to any and all refunds and credits of Asset Taxes economically borne by Seller, any of its Affiliates or its respective predecessors in interest. Purchaser shall be entitled to any and all refunds and credits of Asset Taxes economically borne by Purchaser, any of its Affiliates or its respective successors in interest. If a Party or its Affiliate receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 9.5, such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any costs or expenses (including Taxes) incurred by such recipient Party in procuring such refund.

9.6          Tax Proceedings. Purchaser shall, within five (5) days of receipt, provide Seller with written notice of any inquiries, audits, examinations or proposed adjustments by any Governmental Authority, which relates to any Asset Taxes or Tax Return with respect to Asset Taxes, in each case, for any Tax period ending prior to the Effective Date or any Straddle Period (each, a “Tax Proceeding”) provided, that the failure of Purchaser to provide such notice will not relieve Seller of its obligations under this Agreement except to the extent such failure results in insufficient time being available to permit Seller to effectively defend against or participate in a Tax Proceeding or otherwise materially prejudices Seller’s ability to defend against or participate in a Tax Proceeding. Seller shall have the option to control the conduct and resolution of any Tax Proceeding that relates solely to a Tax period ending prior to the Effective Date. Seller may exercise such option by providing written notice to Purchaser within fifteen (15) days of receiving written notice of any such Tax Proceeding from Purchaser. If Seller elects to control any such Tax Proceeding, Seller shall (i) keep Purchaser reasonably informed of the progress of any such Tax Proceeding, (ii) provide Purchaser with copies of material correspondence with respect to any such Tax Proceeding, (iii) permit Purchaser (or Purchaser’s counsel) to participate in meetings (including conference calls) with the applicable Governmental Authority with respect to any such Tax Proceeding (at Purchaser’s cost), and (iv) not effect any settlement or compromise of any such Tax Proceeding without the written consent of Purchaser, not to be unreasonably conditioned, delayed or withheld. Purchaser shall control any Tax Proceeding that (x) relates solely to a Tax period ending before the Effective Date that Seller does not elect to control or (y) relates to any Straddle Period; provided, that Purchaser shall (I) keep Seller reasonably informed of the progress of any such Tax Proceeding, (II) provide Seller with copies of material correspondence with respect to any such Tax Proceeding, (III) permit Seller (or Seller’s counsel) to participate in meetings (including conference calls) with the applicable Governmental Authority with respect to any such Tax Proceeding (at Seller’s cost), and (IV) not effect any settlement or compromise of any such Tax Proceeding without the written consent of Seller, not to be unreasonably conditioned, delayed or withheld. In the event of a conflict between the provisions in this Section 9.6 and those in Section 11.4, this Section 9.6 shall control.

9.7          Allocation of Purchase Price. The Parties shall cooperate in good faith to allocate the Purchase Price and all other items constituting consideration for U.S. federal income tax purposes (to the extent known at such time) among the six categories of assets specified in Part II of IRS Form 8594 (Asset Acquisition Statement under Section 1060), in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent permissible under applicable U.S. federal income tax Law, in a manner consistent with Schedule 2.2, within thirty (30) days after the date that the Final Settlement Statement is finally determined pursuant to Section 8.4 (the “Allocation”). If Seller and Purchaser reach an agreement with respect to the Allocation, (i) Seller and Purchaser shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the purchase consideration for Tax purposes pursuant to this Agreement, and (ii) Seller and Purchaser shall report, and cause their respective Affiliates to report, the transactions contemplated by this Agreement consistently with such agreed-upon Allocation on any Tax Return, including Internal Revenue Service Form 8594, as applicable, and will not assert, and will cause their respective Affiliates not to assert, in connection with any Tax audit or other proceeding with respect to Taxes, any asset values or other items inconsistently with such agreed-upon Allocation except with the agreement of the other Party or as required by applicable Law; provided, however, that (A) if Purchaser and Seller cannot mutually agree on the Allocation, each Party shall be entitled to determine its own allocation and file its IRS Form 8594 consistent therewith, (B) nothing in this Agreement shall prevent Purchaser or Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation and (C) neither Purchaser or Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging the Allocation. The Parties agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation.

9.8          Intended Tax Treatment. The Parties agree that the purchase and sale of the Assets pursuant to this Agreement shall be treated for U.S. federal (and applicable state and local) income tax purposes as the purchase and sale of the Assets in a taxable transaction governed by Section 1001 of the Code. Seller and Purchaser shall report, and cause their respective Affiliates to report, the transactions contemplated by this Agreement consistently with such treatment.

Article 10
TERMINATION

10.1        Termination. This Agreement may be terminated at any time prior to Closing:

(a)            by the mutual prior written consent of Seller and Purchaser;

(b)            by either Seller or Purchaser if the Closing has not occurred on or before December 12, 2023 (the “Outside Date”);

(c)            by Seller, at Seller’s option, if any of the conditions set forth in Section 7.1 (other than Sections 7.1(c), 7.1(d) or 7.1(g)) have not been satisfied by the Target Closing Date (except for those conditions that by their nature are to be satisfied at or in connection with the Closing and that would have been capable of being satisfied at or in connection with the Closing) and, following written notice thereof from Seller to Purchaser specifying the reason any such condition is unsatisfied (including any material breach by Purchaser of this Agreement), such condition remains unsatisfied for a period of twenty (20) days after Purchaser’s receipt of written notice thereof from Seller;

(d)            by Purchaser, at Purchaser’s option, if any of the conditions set forth in Section 7.2 (other than Sections 7.2(c), 7.2(d) or 7.2(f)) have not been satisfied by the Target Closing Date (except for those conditions that by their nature are to be satisfied at or in connection with the Closing and that would have been capable of being satisfied at or in connection with the Closing) and, following written notice thereof from Purchaser to Seller specifying the reason any such condition is unsatisfied (including any material breach by Seller of this Agreement), such condition remains unsatisfied for a period of twenty (20) days after Seller’s receipt of written notice thereof from Purchaser;

(e)            by either Seller or Purchaser if consummation of the transactions contemplated hereby is enjoined, restrained or otherwise prohibited or otherwise made illegal by the terms of a final, non-appealable order or other Law; or

(f)             by Seller, on or after the second (2nd) Business Day after the Execution Date, if, at the time Seller seeks to exercise its rights pursuant to this Section 10.1(f), Purchaser has not deposited the Stock Deposit with the Escrow Agent;

provided, however, that, no Party shall be entitled to terminate this Agreement under Section 10.1(b), 10.1(c) or 10.1(d), as applicable, if, at the time such Party would otherwise be entitled to exercise such right to terminate this Agreement, such Party: (A) is in breach of any of its representations or warranties set forth in this Agreement or (B) such Party has failed to perform or observe such Party’s covenants and agreements in this Agreement, in each case of (A) or (B), in a manner that causes any condition with respect to the other Party’s obligation to consummate the transactions contemplated by this Agreement set forth in Sections 7.1(a), 7.1(b), 7.1(e), 7.1(f), 7.1(g), 7.2(a), 7.2(b), 7.2(e), or 7.2(f) as applicable, not to be satisfied, or (C) such Party fails to proceed with the consummation of the transactions contemplated by this Agreement once the applicable conditions in Section 7.1 (in the case of a failure by Seller) or Section 7.2 (in the case of a failure by Purchaser) have been satisfied or waived; provided, further, that either Seller or Purchaser may, if such Party is a breaching party that is not entitled to terminate this Agreement pursuant to the foregoing proviso, terminate this Agreement prior to the Closing pursuant to Section 10.1(b) at any time following the sixtieth (60th) day after the Outside Date unless, prior to such breaching Party so terminating this Agreement, the other Party has commenced appropriate proceedings to enforce its rights of specific performance hereunder and is diligently and in good faith pursuing such proceedings (and any such termination by such breaching Party pursuant to this proviso shall be without prejudice to the other Party’s rights and remedies under Section 10.3).

10.2        Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, (a) this Agreement shall become void and of no further force or effect (except for the provisions of Article 1, this Article 10, Sections 4.9, 4.25, 5.16, 5.19, 6.3, 6.5, 11.4 (as it relates to claims under Section 6.5), 12.2, 12.3, 12.6, 12.7, 12.8, 12.9, 12.11, 12.13, 12.14, 12.16, 12.17, and 12.18, all of which shall continue in full force and effect) and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of all or any portion of the Assets to any Person without any restriction under this Agreement and (b) there shall be no liability under this Agreement on the part of Purchaser or Seller or any of their respective Affiliates, partners, officers, owners, shareholders, members, officers, directors, managers, employees, agents or other Representatives except as expressly set forth in this Section 10.2, Section 10.3 and the Non-Disclosure Agreement, which Non-Disclosure Agreement shall survive any termination of this Agreement in accordance with its terms.

10.3        Distribution of Deposit and Remedies Upon Termination; Specific Performance.

(a)            In the event that (i) all conditions precedent to the obligations of Seller set forth in Section 7.1 have been fulfilled, satisfied or waived in writing by Seller (except for those conditions that by their nature are to be satisfied by or on behalf of Purchaser at or in connection with Closing, all of which Purchaser stands ready, willing and able to satisfy, and other than the failure of any such conditions to Closing of Seller resulting from the breach or failure of any of Seller’s representations, warranties or covenants hereunder) and (ii) Purchaser is entitled to terminate this Agreement under Section 10.1(b) or 10.1(d) because the conditions precedent to the obligations of Purchaser set forth in Section 7.2 are not satisfied as of such time solely as a result of the breach or failure of Seller’s representations, warranties, or covenants hereunder, including, if and when required, Seller’s obligations to consummate the transactions contemplated hereunder at Closing, then Purchaser shall be entitled, as its sole and exclusive remedy, to elect in writing, in its sole discretion, to either: (A) seek specific performance of this Agreement (without the necessity of posting bond or furnishing other security); provided that Purchaser’s ability to terminate this Agreement and seek recovery pursuant to clause (B) below shall not be limited if Purchaser causes any such action for specific performance to be dismissed prior to reaching a final, non-appealable decision; or (B) terminate this Agreement pursuant to Section 10.1(b) or 10.1(c), as applicable, in which case, Purchaser shall be entitled (1) to receive the entirety of the Stock Deposit for the sole account and use of Purchaser and (2) to recover an amount equal to Purchaser’s reasonable and documented out-of-pocket costs and expenses paid or incurred in connection with negotiating the Transactions, up to an amount not to exceed One Million Dollars ($1,000,000); provided, that Purchaser may simultaneously pursue either of the remedies referred to in clause (A) or (B) but in no event shall Purchaser be permitted or entitled to realize on or otherwise receive more than one of the remedies referred to clause (A) or clause (B). In the case of clause (B) above, not later than two (2) Business Days following Purchaser’s election to terminate this Agreement, Seller and Purchaser shall execute and deliver joint written instructions to the Escrow Agent to disburse all of the Stock Deposit to Purchaser.

(b)            In the event that (i) all conditions precedent to the obligations of Purchaser set forth in Section 7.2 have been fulfilled, satisfied or waived in writing by Purchaser (except for those conditions that by their nature are to be satisfied by or on behalf of Seller at or in connection with Closing, all of which Seller stands ready, willing and able to satisfy) and (ii) Seller is entitled to terminate this Agreement under Section 10.1(b) or 10.1(c) because the conditions precedent to the obligations of Seller set forth in Section 7.1 are not satisfied as of such time solely as a result of the breach or failure of Purchaser’s representations, warranties, or covenants hereunder, including, if and when required, Purchaser’s obligations to consummate the transactions contemplated hereunder at Closing, then Seller shall be entitled, as its sole and exclusive remedy, to elect in writing either (A) seek specific performance of this Agreement (without the necessity of posting bond or furnishing other security); provided that Seller’s ability to terminate this Agreement and seek recovery pursuant to clause (B) below shall not be limited if Seller causes any such action for specific performance to be dismissed prior to reaching a final, non-appealable decision; or (B) to terminate this Agreement pursuant to Section 10.1(b) or 10.1(c), as applicable, and receive the entirety of the Stock Deposit for the sole account and use of Seller as liquidated damages hereunder without waiving or releasing the Purchaser’s obligations under the provisions that remain in effect following a termination pursuant to Section 10.2(a); provided, that Seller may simultaneously pursue either of the remedies referred to in clause (A) or (B) but in no event shall Seller be permitted or entitled to realize on or otherwise receive more than one of the remedies referred to clause (A) or clause (B). Seller and Purchaser acknowledge and agree that (x) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (y) the Deposit is a fair and reasonable estimate by the Parties of such aggregate actual damages of Seller, and (z) such liquidated damages do not constitute a penalty. In the case of clause (B) above, Seller and Purchaser shall execute and deliver joint written instructions to the Escrow Agent to disburse all of the Stock Deposit to Seller.

(c)            If this Agreement is terminated for any reason other than the reasons set forth in Sections 10.3(a) or 10.3(b), Purchaser shall be entitled to receive the entirety of the Stock Deposit, free of any claims by Seller or any other Person with respect thereto. In such event, Seller and Purchaser shall execute and deliver joint written instructions to the Escrow Agent to disburse all of the Stock Deposit to Purchaser.

(d)            Notwithstanding anything to the contrary herein but subject to the other terms and provisions of this Section 10.3, if a Party has failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at, prior to or, if Closing has occurred, after the Closing (including, if applicable pursuant to Section 10.3(a) or 10.3(b) above, the obligation of Seller or Purchaser to consummate the Closing), the other Party may seek specific performance of such covenant or agreement at any time prior to the valid termination of this Agreement without the necessity of posting bond or furnishing other security. Each Party understands and agrees that the other Party may suffer irreparable damage as a result of it failing to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at, prior to or, if Closing has occurred, after the Closing. Accordingly, each Party waives any right it may have to challenge the enforceability of this Agreement by a decree of specific performance and agrees it will not argue in any proceeding that the requirements for specific performance have not been met, that monetary damages constitute a sufficient remedy or make any other argument in opposition to the specific performance of this Agreement.

Article 11
INDEMNIFICATION; LIMITATIONS

11.1        Assumed Obligations. Subject to, and without limitation of, Purchaser’s rights to indemnity under this Article 11, the terms of Article 3 (including Purchaser’s rights and remedies arising thereunder), the special warranty of Defensible Title in the Assignment and Bill of Sale, the special warranty of title in the Mineral Deed or any adjustments to the Unadjusted Purchase Price set forth in Section 2.3, on the Closing Date, Purchaser shall assume and hereby agrees to fulfill, perform, pay, and discharge (or cause to be fulfilled, performed, paid, or discharged) all of the obligations and liabilities of Seller and its Affiliates, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on, or after the Effective Date, including the following (collectively, and, for purposes of clarity, excluding the Retained Obligations, the “Assumed Obligations”):

(a)            all obligations and liabilities arising from or in connection with any production, pipeline, storage, processing, or other imbalance attributable to Hydrocarbons produced from the Properties, whether before, on, or after the Effective Date, including obligations to furnish makeup gas in accordance with the terms of applicable gas sales, gathering, or transportation Contracts;

(b)            obligations to pay working interests, Royalties and other Suspense Funds held by Seller as of the Closing Date (with respect to such Suspense Funds, solely to the extent Purchaser receives a downward adjustment to the Purchase Price at Closing pursuant to Section 2.3 in respect thereof);

(c)            obligations for plugging and abandonment of all of the Wells and dismantlement, decommissioning, or abandonment of all structures and Equipment included in the Assets or located on the lands covered by, or described in, the Leases (whether such Leases have terminated or expired) and restoration of the surface covered by the Assets in accordance with applicable Laws (whether or not required to be plugged, abandoned, dismantled, or restored as of the Effective Date, and whether or not the applicable Lease has terminated or expired), including any obligations to assess, remediate, remove, and dispose of NORM, asbestos, mercury, drilling fluids, chemicals, and produced waters and Hydrocarbons;

(d)            subject to the terms of Article 3, the special warranty of Defensible Title in the Assignment and Bill of Sale and the special warranty in the Mineral Deed, all Damages and obligations arising from, or relating to, Title Defects, deficiencies, or other title matters with respect to the Assets, whether arising or relating to periods of time before, on, or after the Effective Date;

(e)            subject to the terms of Article 3, all Damages and obligations arising from, or relating to, Environmental Defects, or other environmental matters, with respect to the Assets, whether arising or relating to periods of time before, on, or after the Effective Date; and

(f)             following the expiration of the applicable survival periods described in Sections 11.6(b)(i) and 11.6(b)(iii) with respect thereto, the Retained Obligations described in Sections 11.2(b), 11.2(d), 11.2(e), 11.2(f), 11.2(h) and 11.2(i).

11.2        Retained Obligations. Notwithstanding the terms of Section 11.1, the Assumed Obligations shall not include, and Seller shall retain and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged), any and all liabilities, Damages, duties, or obligations, known or unknown, to the extent they are attributable to, arise out of or in connection with, or are based upon (collectively, the “Retained Obligations”):

(a)            the Excluded Assets (including the ownership or operation thereof);

(b)            Property Costs relating to the Assets with respect to the period prior to the Effective Date;

(c)            Seller Taxes;

(d)            any personal injury or death attributable to, or arising out of, Seller’s or any of its Affiliates’ ownership or operation of the Assets prior to the Closing Date;

(e)            the off-site disposal of any Hazardous Substances, mercury, drilling fluids, chemicals, produced waters, Hydrocarbons or other materials of any nature generated by or on behalf of Seller or any of its Affiliates or otherwise produced from or attributable to any of the Assets operated by Seller or its Affiliates and taken from a location that is on or within any of such operated Assets to a location that is not on or within any of such operated Assets, to the extent that such disposal occurred prior to the Closing Date;

(f)            any fines or penalties of Governmental Authorities levied at any time against Seller or any of its Affiliates, or imposed or assessed at any time related to or arising out of Seller’s or its Affiliates’ ownership or operation of the Assets prior to the Closing Date;

(g)            the actions, suits, proceedings and other matters set forth on Schedule 4.2 (or that should have been set forth on Schedule 4.2 in order for Seller’s representation in Section 4.2 to have been true and correct at and as of the Execution Date and the Closing);

(h)            the gross negligence or willful misconduct of Seller or any of its Affiliates in connection with the ownership or operation of the Assets prior to the Closing Date that is alleged by any Third Party; or

(i)             any payment, nonpayment, mispayment or miscalculation by or on behalf of Seller or any of its Affiliates of any Royalties, similar Lease burdens or other production proceeds owing to Working Interest owners and escheat obligations, in each case, attributable to periods prior to the Effective Date (excluding, however, Suspense Funds that are properly held in suspense and for which a downward adjustment to the Purchase Price is made at Closing pursuant to Section 2.3(g)).

11.3        Indemnification.

(a)            From and after Closing, but subject to the applicable limitations set forth in this Article 11, Purchaser shall indemnify, defend, and hold harmless Seller, the Riverstone Indemnitees, and its and their Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and other Representatives (collectively, the “Seller Group”) from and against all Damages incurred or suffered by Seller Group:

(i)            caused by, arising out of, or resulting from, the Assumed Obligations;

(ii)            caused by, arising out of, or resulting from, Purchaser’s breach or nonfulfillment of, or failure to perform, any of Purchaser’s covenants or agreements contained in this Agreement; or

(iii)            caused by, arising out of, or resulting from, any breach or inaccuracy of any representation or warranty made by Purchaser contained in Article 5 of this Agreement or in the certificate delivered at Closing pursuant to Section 8.3(g), even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Indemnified Person, invitee, or third Person, and whether or not caused by a pre-existing condition, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERson and further excepting in each case Damages against which Seller would be required to indemnify Purchaser Group under Section 11.3(b).

(b)            From and after Closing, but subject to the applicable limitations set forth in this Article 11, Seller shall indemnify, defend, and hold harmless Purchaser and its Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and Representatives (“Purchaser Group”) from and against all Damages incurred or suffered by Purchaser Group:

(i)            caused by or arising out of, or resulting from, the Retained Obligations;

(ii)            caused by, arising out of, or resulting from, Seller’s breach or nonfulfillment of, or failure to perform, any of Seller’s covenants or agreements contained in this Agreement; or

(iii)            caused by, arising out of, or resulting from any breach or inaccuracy of any representation or warranty made by Seller contained in Article 4 of this Agreement, or in the certificate delivered at Closing pursuant to Section 8.2(e), even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Indemnified Person, invitee, or third Person, and whether or not caused by a pre-existing condition, but excluding the gross negligence or willful misconduct of any indemnified person.

(c)            Notwithstanding anything to the contrary contained in this Agreement, and without limitation of the special warranty of Defensible Title in the Assignment and Bill of Sale or the special warranty of title in the Mineral Deed from and after Closing, Seller’s and Purchaser’s sole and exclusive remedy against each other with respect to breaches of the representations, warranties, covenants, and agreements of the Parties contained in this Agreement (excluding Sections 6.5 and 6.7, which shall also be separately enforceable by Seller and Purchaser, as applicable, pursuant to whatever rights and remedies are available to it outside of this Article 11, and Section 4.7, the sole and exclusive remedy for which shall be pursuant to Section 2.3), and the affirmations of such representations, warranties, covenants, and agreements contained in the certificates respectively delivered by each Party at Closing pursuant to Sections 8.2(e) and 8.3(g), as applicable, is set forth in this Article 11 (and, with respect to the representation and warranty in Section 4.7, in Section 2.3) and if no such right of indemnification (or, with respect to the representations and warranty in Section 4.7, right under Section 2.3) is expressly provided, then such claims are hereby waived to the fullest extent permitted by Law. Except for the remedies contained in this Article 11 (and, with respect to the representation and warranty in Section 4.7, Section 2.3), and without limitation of the special warranty of Defensible Title in the Assignment and Bill of Sale or the special warranty of title in the Mineral Deed, upon Closing, each Party releases, remises, and forever discharges the other Party and its Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and other Representatives from any and all suits, legal or administrative proceedings, claims, demands, Damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Party might now or subsequently may have, based on, relating to, or arising out of this Agreement or Seller’s ownership, use, or operation of the Assets, or the condition, quality, status, or nature of the Assets, including rights to contribution under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the oil pollution act of 1990, as amended, breaches of statutory and implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, any rights under insurance policies issued or underwritten by the other Party or any of its Affiliates, even if caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of any released Person, invitee, or third party, and whether or not caused by a pre-existing condition.

(d)            The Parties shall treat, for Tax purposes, any amounts paid pursuant to this Article 11 as an adjustment to the Purchase Price.

(e)            Notwithstanding anything else in this Agreement to the contrary, nothing in this Agreement shall be construed to limit any claim for Fraud or any remedies that may be available to any Party in connection with any claim for Fraud.

11.4        Indemnification Actions. All claims for indemnification under Section 6.5, Section 9.4 or Section 11.3 shall be asserted and resolved as follows:

(a)            For purposes of this Article 11, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article 11, Section 6.5 or Section 9.4 (including, for the avoidance of doubt, those Persons identified in Section 11.4(g)).

(b)            To make a claim for indemnification under Section 6.5, Section 9.4 or Article 11, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a complete copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 11.4 shall not relieve the Indemnifying Person of its obligations under Section 6.5, Section 9.4 or Article 11, except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Person’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached and the basis of such inaccuracy or breach.

(c)            In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend and indemnify the Indemnified Person against such Claim under Section 6.5, Section 9.4 or this Article 11, as applicable. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed obligated to provide such indemnification hereunder. The Indemnified Person is authorized, prior to and during such thirty (30) day period but prior to the Indemnifying Person admitting (or being deemed to have admitted such obligation pursuant to this Section 11.4(c)) its obligation to provide indemnification with respect to the matter in question, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)            If the Indemnifying Person admits its obligation (or is deemed to have admitted its obligation), it shall have the right and obligation to diligently defend and indemnify, at its sole cost and expense, the Claim. The Indemnifying Person shall have full control of such defense and proceedings, including, subject to the remainder of this Section 11.4(d), any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may, at its own expense, participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 11.4(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final, non-appealable, resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e)            If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend, indemnify against, or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final, non-appealable determination thereof. If the Indemnifying Person has not yet admitted its obligation to defend and indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Claim and (ii) if its obligation is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing (or is deemed to be obligated to indemnify such Indemnified Person pursuant to Section 11.4(c) or this Section 11.4(e)), the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f)            In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages, or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed to be obligated to provide indemnification hereunder, subject to the other provisions of this Article 11.

(g)            Any claim for indemnity under Section 6.5, Section 9.4 or this Article 11 by any Affiliate, partner, member, shareholder, owner, officer, director, manager, employee, agent or Representative must be brought and administered by the applicable Party to this Agreement that is related to such Person. No Indemnified Person other than Seller and Purchaser shall have any rights against Seller or Purchaser under the terms of Section 6.5, Section 9.4 or this Article 11 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 11.4(g). Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section 11.4 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 11.4.

11.5        Casualty and Condemnation.

(a)            Subject to, and without limitation of, Seller’s representations, warranties, covenants and agreements made pursuant to this Agreement, if Closing occurs, then, from and after the Effective Date, Purchaser shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of any Equipment due to ordinary wear and tear, in each case, with respect to the Assets.

(b)            If, after the Execution Date but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), then:

(i)            Seller shall promptly notify Purchaser in writing following the occurrence of such Casualty Loss, which notice shall include reasonable detail of the nature of such Casualty Loss and Seller’s good faith estimate of the costs to repair or replace the relevant Asset(s);

(ii)            Seller shall use commercially reasonable efforts to mitigate (or attempt to mitigate) any Damages resulting from, or relating to, such Casualty Loss;

(iii)            Purchaser shall, subject to the other terms and conditions of this Agreement, nevertheless be required to proceed with Closing; and

(iv)            Seller, at the Closing, shall pay to Purchaser all sums paid or credited to Seller or any of its Affiliates by Persons by reason of such Casualty Loss insofar as with respect to the relevant Assets and shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller’s (and, if applicable, its Affiliates’) right, title and interest (if any) in and to any and all insurance claims, unpaid awards and other rights against any third Persons arising out of or in connection with such Casualty Loss insofar as with respect to the Assets.

(c)            Notwithstanding anything herein to the contrary, neither Seller nor any of its Affiliates shall compromise, settle or adjust any amounts payable by reason of, or in connection with, any Casualty Loss without the prior written consent of Purchaser.

11.6        Limitation on Actions.

(a)            The representations and warranties of Seller in Article 4 (excluding, for purposes of clarity, the Seller Fundamental Representations and Seller’s representations and warranties in Sections 4.3 and 4.7), the corresponding representations, warranties, and affirmations given in the certificate delivered by Seller at Closing pursuant to Section 8.2(e), and the covenants and agreements of the Parties to be performed at or prior to Closing shall, in each case, survive the Closing for a period of twelve (12) months. The Seller Fundamental Representations, and the corresponding representations, warranties, and affirmations given in the certificate delivered by Seller at Closing pursuant to Section 8.2(e), and the Purchaser Fundamental Representations and the corresponding representations, warranties, and affirmations given in the certificate delivered by Purchaser at Closing pursuant to Section 8.3(g) shall, in each case, survive the Closing for a period of three (3) years. The representations and warranties of Seller set forth in Section 4.3 shall survive the Closing for the applicable statute of limitations period plus thirty (30) days, and the representations and warranties of Seller set forth in Section 4.7 shall survive the Closing until the Cut-Off Date. The representations and warranties of Purchaser in Article 5 (excluding the Purchaser Fundamental Representations), and the corresponding representations, warranties, and affirmations given in the certificate delivered by Purchaser at Closing pursuant to Section 8.3(g), shall, in each case, survive the Closing for a period of twelve (12) months. The covenants and agreements of the Parties to be performed at any time after Closing shall survive Closing until fully performed, subject to the applicable limitations set forth in this Section 11.6. The remainder of this Agreement shall survive the Closing and delivery of the Assignment and Bill of Sale without time limit except as may otherwise be expressly provided herein. Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date (and, for purposes of clarity, there shall be no termination of any indemnification obligations underlying any such claim in such circumstance).

(b)            The indemnities in Sections 11.3(a)(ii), 11.3(a)(iii), 11.3(b)(ii), and 11.3(b)(iii) shall terminate as of the termination date of each respective representation, warranty, covenant, or agreement that is subject to indemnification thereunder, except in each case as to matters for which a bona fide specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date (and, for purposes of clarity, there shall be no termination of any indemnification obligations underlying any such claim in such circumstance). The indemnity in Section 11.3(b)(i) shall survive the Closing (i) until the Cut-Off Date, with respect to Section 11.2(b), (ii) for the applicable statute of limitations period plus thirty (30) days with respect to Section 11.2(c), (iii) for a period of three (3) years with respect to Sections 11.2(d), 11.2(e), 11.2(f), 11.2(h), and 11.2(i), and (iv) without time limit with respect to Sections 11.2(a) and 11.2(g). The indemnities in Section 11.3(a)(i) shall continue without time limit.

(c)            Seller shall not have any liability for any indemnification under Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties of Seller in Section 4.3), for an individual matter until and unless the amount of the liability for Damages with respect to which Seller an obligation to indemnify the Purchaser Group pursuant to the terms of Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties of Seller in Section 4.3) exceeds One Hundred Twenty-Five Thousand Dollars ($125,000) (the “Individual Indemnity Threshold”). Without limiting the foregoing, Seller shall not have any liability for any indemnification under Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties of Seller in Section 4.3) until and unless the aggregate amount of the liability for all Damages (i) for which Claim Notices are delivered by Purchaser under Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties of Seller in Section 4.3), (ii) with respect to which Seller has an obligation to indemnify Purchaser pursuant to the terms of Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties of Seller in Section 4.3), and (iii) which exceed the Individual Indemnity Threshold exceeds an amount equal to one and three quarters of one percent (1.75%) of the Unadjusted Purchase Price, and then only to the extent such Damages exceed an amount equal to one and three quarters of one percent (1.75%) of the Unadjusted Purchase Price.

(d)            Purchaser shall not have any liability for any indemnification under Section 11.3(a)(iii) (except for breaches or inaccuracies of any of the Purchaser Fundamental Representations), for an individual matter until and unless the amount of the liability for Damages with respect to which Purchaser has an obligation to indemnify the Seller Group pursuant to the terms of Section 11.3(a)(iii) (except for breaches or inaccuracies of any of the Purchaser Fundamental Representations) exceeds the Individual Indemnity Threshold.

(e)            Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not be required to indemnify Purchaser (i) under Section 11.3(b)(iii) (except for breaches or inaccuracies of any of the Seller Fundamental Representations and/or the representations and warranties in Section 4.3) for aggregate Damages in excess of fifteen percent (15%) of the Unadjusted Purchase Price, and (ii) under this Article 11, for aggregate Damages in excess of one hundred percent (100%) of the Unadjusted Purchase Price.

(f)            The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 11 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates); provided, however, that no Party shall be required to seek recovery under any policy of insurance as a condition to indemnification hereunder.

(g)            Seller shall be subrogated to the rights of any Indemnified Person that is a member of the Purchaser Group and Purchaser shall be subrogated to the rights of any Indemnified Person that is a member of the Seller Group, in each case, against any insurer, indemnitor, guarantor or other Person with respect to the subject matter of any Damages subject to indemnification by such Party pursuant to Article 11 to the extent that a Party pays any such Indemnified Person with respect to such Damages. Any member of the Purchaser Group or Seller Group, as applicable, who is indemnified pursuant to Article 11 shall assign or otherwise cooperate with Seller or Purchaser, as applicable, in the pursuit of any claims against, and any efforts to recover amounts from, such other Person for any such Damages for which any member of the Seller Group or Purchaser Group, as applicable, has been paid. Any such Purchaser Group Indemnified Person shall remit to Seller or Seller Group Indemnified Person shall remit to Purchaser, as applicable, within five (5) Business Days after receipt, any insurance proceeds or other payment that is received by any member of the Purchaser Group or Seller Group, as applicable, from a third Person and which relates to Damages for which (but only to the extent) such member of the Seller Group or Purchaser Group, as applicable, has been previously compensated hereunder (minus the reasonable out-of-pocket costs incurred in obtaining such recovery).

(h)            Neither Seller nor Purchaser shall have any obligation or liability under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement for any breach, misrepresentation, or noncompliance with respect to any representation, warranty, covenant, indemnity, or obligation if such breach, misrepresentation, or noncompliance shall have been affirmatively and expressly waived in writing by the other Party.

(i)             As used in this Agreement, the term “Damages” means the amount of any actual liability, loss, cost, expense, Tax, claim, award, or judgment incurred or suffered by any Person, whether attributable to personal injury or death, property damage, contract claims, torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to the matters in question, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity provided hereunder. NOTWITHSTANDING THE FOREGOING, NEITHER PURCHASER NOR SELLER SHALL BE ENTITLED TO INDEMNIFICATION UNDER SECTION 6.5, SECTION 9.4 OR THIS ARTICLE 11 FOR, AND “DAMAGES” SHALL NOT INCLUDE, (I) LOSS OF PROFITS, TO THE EXTENT SUCH LOSS OF PROFITS DO NOT CONSTITUTE DIRECT DAMAGES, OR CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES (OTHER THAN SUCH DAMAGES SUFFERED BY THIRD PERSONS FOR WHICH RESPONSIBILITY IS ALLOCATED AMONG THE PARTIES), AND (II) ANY INCREASE IN LIABILITY, LOSS, COST, EXPENSE, CLAIM, AWARD OR JUDGMENT TO THE EXTENT SUCH INCREASE IS CAUSED BY THE ACTIONS OR OMISSIONS OF ANY INDEMNIFIED PERSON AFTER THE CLOSING DATE.

(j)             Notwithstanding anything herein to the contrary, for purposes of determining the indemnity obligations set forth in this Article 11, (i) when determining whether a breach or inaccuracy of Seller’s representations or warranties contained in this Agreement has occurred, and (ii) when calculating the amount of Damages incurred, arising out of or relating to any such breach or inaccuracy of any such representation or warranty by Seller, in each case, all references to materiality (excluding references to “Material Contract” or “Material Consent”) and Seller Material Adverse Effect contained in such representation or warranty shall be disregarded.

Article 12
MISCELLANEOUS

12.1        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

12.2        Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and by personal delivery (if signed for receipt), by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via facsimile transmission or transmitted via electronic mail (following appropriate confirmation of receipt by return email, including an automated confirmation of receipt) and shall be deemed to have been made and the receiving Party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day. All notices shall be addressed as follows:

If to Seller:	Maple Energy Holdings, LLC
602 Sawyer Street
Suite 710
Houston, TX 77007
Attention: John Gayle, CEO

Email: gayle@fractalresources.com

and

Riverstone Credit Partners LLC
712 Fifth Avenue
36th Floor
New York, NY 10019

Email: legal@riverstonellc.com; whughes@riverstonecredit.com

With a copy to (which shall not constitute notice):

Vinson & Elkins LLP
1114 Sixth Avenue, 32nd Floor
New York, NY 10036
Attention: John Grand, Patrick Whelan
Telephone: (214) 220-7866; (212) 237-0142
Email: jgrand@velaw.com; pwhelan@velaw.com

If to Purchaser:	Vital Energy, Inc.
521 East 2nd Street, Suite 1000
Tulsa, Oklahoma 74120
Attention: Mark Denny
Telephone: (918) 858-5272
Email: mark.denny@vitalenergy.com

With a copy to (which shall not constitute notice):

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention: Stephen Szalkowski
Telephone: (713) 546-7431
Email: stephen.szalkowski@lw.com

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

12.3        Expenses. Except as provided in Sections 3.10(c), 6.6, 8.4(c), 10.2 and in Section 11.4, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, and the exhibits and schedules hereto and thereto, and all other matters related to the Closing and the transactions related thereto, including all fees and expenses of counsel, accountants, and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

12.4        Replacement of Credit Support. The Parties understand that none of the Credit Support, if any, posted by Seller or any Affiliate thereof with or for the benefit of any Governmental Authority or third Person and relating to the Assets will be transferred to Purchaser. On or before Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such Credit Support that is listed on Schedule 4.18 as is necessary for Purchaser to own and, if applicable, operate the Assets, and shall cooperate in good faith with Seller to assist Seller in causing, effective as of the Closing, the cancellation or return to Seller of the Credit Support that is listed on Schedule 4.18 and posted by Seller or its Affiliates; provided, however, that if, as of the Closing Date, Purchaser is unable to (a) obtain replacements of any such Credit Support and/or (b) the cancellation of or return to Seller of any such Credit Support, then, Purchaser shall indemnify and reimburse Seller for any costs, expenses or other Damages paid or incurred by Seller under or pursuant to such Credit Support resulting from the ownership or operation of the any of the applicable Assets from and after the Closing Date until such time as Purchaser is able to obtain such replacements of such Credit Support and/or the cancellation of or return to Seller of any such Credit Support, as applicable, following the Closing Date.

12.5        Records.

(a)            As soon as practicable, but in no event later than (i) one (1) Business Day after the Closing Date, Seller shall provide any Records held in electronic format to Purchaser, and (ii) twenty (20) days after the Closing Date, Seller shall make available to Purchaser for pickup, at Purchaser’s sole cost and expense, at Seller’s service provider’s offices or other reasonable location designated by Seller, the original Records (or digital copies of Records to the extent Seller does not have originals of such Records) that are in the possession of Seller or its Affiliates, subject to Section 12.5(b). Notwithstanding anything to the contrary herein, Seller shall cooperate in good faith with Purchaser (at no cost or expense to Seller) to cause the Records to be delivered to Purchaser in the format or formats that are reasonably requested by Purchaser.

(b)           Seller may retain a copy of all data room materials for the transactions contemplated by this Agreement along with the originals of those Records (i) relating to Tax and accounting matters, (ii) relating to Properties in which Seller retains any interest, or (iii) which are subject to a legal hold by Seller (until such hold is released) and provide Purchaser, at its request, with copies of such Records other than Records that pertain solely to Income Tax matters. Seller may retain copies of any other Records, including geological, geophysical, and similar data and studies.

(c)            Purchaser, for a period of seven (7) years after the Closing shall: (i) retain the Records and (ii) provide Seller, and the members of the Seller Group with access to the Records during normal business hours for review and copying at Seller’s sole expense.

12.6          Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.

12.7        Venue; Waiver of Jury Trial. Each Party consents to personal jurisdiction in any action brought in the United States federal courts located in the State of Texas with respect to any dispute, claim, or controversy arising out of, in relation to, or in connection with, this Agreement, and each of the Parties agrees that any action instituted by it against the other with respect to any such dispute, controversy, or claim (except to the extent a dispute, controversy, or claim arising out of, in relation to, or in connection with, title or environmental matters pursuant to Section 3.10 or the determination of Purchase Price adjustments pursuant to Section 8.4(b) is referred to an expert pursuant to those Sections) will be instituted exclusively in the United States District Court for the Southern District of Texas, Houston Division; provided, that if such court denies jurisdiction with respect to such dispute, such dispute, claim or controversy may be initiated in any State court located in Harris County, Texas. Each Party (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it, and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 12.2. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer any rights on any Person other than the Parties to this Agreement. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF, IN RELATION TO, OR IN CONNECTION WITH, THIS AGREEMENT.

12.8        Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

12.9        Waivers. Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No course of dealing on the part of Seller or Purchaser, or their respective Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and Representatives or any failure by Seller or Purchaser to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12.10      Assignment. Other than as permitted by Section 9.4, no Party shall assign or otherwise transfer all or any part of this Agreement to any third Person, nor shall any Party delegate any of its rights or duties hereunder to any third Person, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void ab initio; provided that Purchaser may, without consent of Seller but with prior written notice to Seller and subject to the immediately succeeding sentence, assign to one or more of its wholly-owned subsidiaries its rights hereunder to receive assignment and transfer of the Assets, but Purchaser shall remain liable for its obligations hereunder. Any assignment of this Agreement permitted by this Section 12.10 shall be made subject to the obligations contained in this Agreement and such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

12.11      Entire Agreement. This Agreement, the Non-Disclosure Agreement and the documents to be executed hereunder and the exhibits and schedules attached hereto and thereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. In entering into this Agreement, neither Party has relied on any statement, representation, warranty, covenant, nor agreement of the other Party or its Representatives other than those expressly contained in this Agreement. For the avoidance of doubt, this Agreement constitutes a “definitive written agreement” as contemplated by the Non-Disclosure Agreement and, as such, upon Closing the Non-Disclosure Agreement shall automatically terminate, effective as of the Closing Date, or if Closing does not occur, the Non-Disclosure Agreement shall survive in accordance with its terms. This Agreement shall not create and it is not the purpose or intention of the Parties to create any partnership, mining partnership, joint venture, general partnership or other partnership relationship and none shall be inferred.

12.12      Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Seller and Purchaser and expressly identified as an amendment or modification.

12.13      No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Sections 6.5, Section 9.4, Section 12.19 and Article 11, which rights shall be exercised through the applicable Party. Accordingly, references to the indemnification rights of Purchaser or Seller under this Agreement shall be deemed to include the indemnification rights of the Purchaser Group or the Seller Group, as applicable.

12.14      Severability. If any provision of this Agreement, or any application thereof, is held invalid, illegal, or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal, or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality, and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.

12.15      Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

12.16      References. In this Agreement, unless the context requires otherwise: (a) references to any gender includes a reference to all other genders; (b) references to the singular includes the plural, and vice versa; (c) reference to any Article or Section means an Article or Section of this Agreement; (d) reference to any exhibit or schedule means an exhibit or schedule to this Agreement, all of which are incorporated into, and made a part of, this Agreement for all purposes; (e) unless expressly provided to the contrary, “hereunder”, “hereof”, “herein”, and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; (f) references to “$” or “Dollars” means United States Dollars; (g) “include” and “including” mean include or including without limiting the generality of the description preceding such term and (h) as used in this Agreement, the term “Seller” shall be deemed and construed to refer to the various individual Persons that collectively constitute Seller. If the date of performance falls on a day that is not a Business Day, then the actual date of performance will be the next succeeding day that is a Business Day.

12.17      Construction. Purchaser is capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Assets, their value, operation, and suitability. Seller and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof.

12.18      Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN BUT WITHOUT LIMITATION OF SECTION 10.2, NEITHER PURCHASER NOR SELLER, NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO LOSS OF PROFITS, OTHER THAN LOSS OF PROFITS CONSTITUTING DIRECT DAMAGES, OR CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (OTHER THAN SUCH DAMAGES SUFFERED BY THIRD PERSONS FOR WHICH RESPONSIBILITY IS ALLOCATED BETWEEN THE PARTIES) AND PURCHASER AND SELLER, FOR THEMSELVES AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES, HEREBY EXPRESSLY WAIVE ANY RIGHT TO SUCH LOSS OF PROFITS, CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (OTHER THAN SUCH DAMAGES SUFFERED BY THIRD PERSONS FOR WHICH RESPONSIBILITY IS ALLOCATED BETWEEN THE PARTIES). NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY IN THIS SECTION 12.18 OR ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NOTHING IN THIS SECTION 12.18 SHALL BE CONSTRUED AS LIMITING ANY PERSON’S ABILITY TO RECOVER ANY DIRECT DAMAGES (INCLUDING LOST PROFITS THAT ARE DIRECT DAMAGES) AS PROVIDED UNDER TEXAS LAW.

12.19      Non-Recourse Parties. Subject to the remainder of this Section 12.19, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, are in respect of, arise under, arise out or by reason of, are connected with, or relate in any manner to this Agreement, the negotiation, execution, or the performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) or the transaction contemplated hereby and thereby, may be made only against (and are expressly limited to) the entities that are expressly identified as “Parties” in the preamble to this Agreement or any successor or permitted assign of any such Parties (“Contracting Parties”). No Person who is not a Contracting Party, including without limitation any trustee, director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or Representative of, and any financial advisor, lender, investor or equity provider (whether actual or prospective) of, any Contracting Party, or any trustee, director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or Representative of, and any financial advisor, lender, investor or equity provider (whether actual or prospective) of, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or granted by statute) to any Contracting Party with which it is not engaged or does not have a contractual relationship with (outside of this Agreement) or any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement, the performance of this Agreement, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of the other Contracting Party on any of its Nonparty Affiliates, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any of the other Contracting Party’s Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding anything in this Section 12.19 to the contrary, this Section 12.19 does not provide (and shall in no event be interpreted to provide) for any waiver, release or relinquishment by any Contracting Party of any claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) of any sort which such Contracting Party may have against any of Nonparty Affiliates (being those that such Contracting Party has engaged or has a contractual relationship with outside of this Agreement).

12.20      No Reliance.

(a)            PURCHASER HEREBY ACKNOWLEDGES AND AGREES TO THE DISCLAIMERS AND OTHER TERMS AND PROVISIONS SET FORTH IN SECTION 4.25. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER MAKES NO, AND PURCHASER IS NOT RELYING ON, ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF SELLER OR ANY OTHER PERSON WITH RESPECT TO THIS AGREEMENT, THE TRANSACTION AGREEMENTS, THE TRANSACTIONS, OR THE ASSETS EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE 4, THE CORRESPONDING CERTIFICATION IN THE CERTIFICATE TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 8.2(e) AS TO THE ACCURACY AS OF THE CLOSING DATE OF THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE 4, THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT AND BILL OF SALE, AND THE SPECIAL WARRANTY OF TITLE IN THE MINERAL DEED

(b)            SELLER HEREBY ACKNOWLEDGES AND AGREES TO THE DISCLAIMERS AND OTHER TERMS AND PROVISIONS SET FORTH IN SECTION 5.19. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER ACKNOWLEDGES AND AGREES THAT PURCHASER MAKES NO, AND SELLER IS NOT RELYING ON, ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF PURCHASER OR ANY OTHER PERSON WITH RESPECT TO THIS AGREEMENT, THE TRANSACTION AGREEMENTS, THE TRANSACTIONS, OR THE ASSETS EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF PURCHASER SET FORTH IN Article 5, AND THE CORRESPONDING CERTIFICATION IN THE CERTIFICATE TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 8.3(g) AS TO THE ACCURACY AS OF THE CLOSING DATE OF THE REPRESENTATIONS AND WARRANTIES OF PURCHASER SET FORTH IN Article 5.

12.21      Waiver of Right of Rescission. Seller and Purchaser acknowledge that, following the Closing, the payment of money or Purchaser Stock, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement and each of the Transaction Agreements. As the payment of money or Purchaser Stock shall be adequate compensation, following the Closing, Purchaser and Seller waive any right to rescind this Agreement or any of the Transaction Agreements or any of the transactions contemplated hereby or thereby.

12.22      Conspicuous. THE PARTIES HERETO AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

12.23      Change of Name. Unless otherwise authorized by Seller in writing, as promptly as practicable, but in any case, within ninety (90) days after the Closing Date, Purchaser shall eliminate the name “Maple Energy Holdings, LLC” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.

SELLER:

MAPLE ENERGY HOLDINGS, LLC

By:	/s/ John Gayle
Name:	John Gayle
Title:	Chief Executive Officer

Signature Page to Purchase and Sale Agreement

PURCHASER:

VITAL ENERGY, INC.

By:	/s/ Jason Pigott
Name:	Jason Pigott
Title:	Chief Executive Officer

Signature Page to Purchase and Sale Agreement

Exhibit Form

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [__], 2023 (the “Closing Date”), is entered into by and among Vital Energy, Inc., a Delaware corporation (the “Company”), Maple Energy Holdings, LLC, a Delaware limited liability company (the “Investor”), and the other Holders (as defined below) from time to time parties hereto.

RECITALS

WHEREAS, this Agreement is being entered into pursuant to, and in connection with the closing of the transactions contemplated by, that certain Purchase and Sale Agreement, dated as of September 13, 2023, by and between the Company, as purchaser, and the Investor, as seller (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”);

WHEREAS, on the Closing Date, in connection with the closing of the transactions contemplated by the Purchase Agreement, the Company has issued to the Investor [___] shares of Common Stock (as defined herein), including [___] shares of Common Stock held in escrow and governed by the Escrow Agreement (as defined in the Purchase Agreement) (collectively, the “Issued Shares”), in accordance with the terms of the Purchase Agreement;

WHEREAS, resales by the Holders of the Issued Shares may be required to be registered under the Securities Act (as defined herein) and applicable state securities laws, depending on the status of the Holders or the intended method of distribution of the Issued Shares; and

WHEREAS, the Company and the Holders have agreed to enter into this Agreement pursuant to which the Company hereby grants the Holders certain registration rights under the Securities Act and other rights with respect to the Registrable Securities (as defined herein) in furtherance of the foregoing.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND REFERENCES

Section 1.1            As used herein, the following terms shall have the following respective meanings:

“Adoption Agreement” means an Adoption Agreement substantially in the form attached hereto as Exhibit A.

“Affiliate” means (a) as to any Person, other than an individual Holder, any other Person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person and (b) as to any individual, (i) any Relative of such individual, (ii) any trust whose primary beneficiaries are one or more of such individual and such individual’s Relatives, (iii) the legal representative or guardian of such individual or any of such individual’s Relatives if one has been appointed and (iv) any Person controlled by any one or more of such individual and the Persons referred to in clauses (i), (ii) or (iii) above. As used in this Agreement, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise).

“Agreement” has the meaning set forth in the introductory paragraph.

“Block Trade” has the meaning set forth in Section 2.5.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday, any federal holiday or any other day on which banking institutions in the State of Texas or the State of New York are authorized or required to be closed by law or governmental action.

“Closing Date” has the meaning set forth in the introductory paragraph.

“Commission” means the Securities and Exchange Commission or any successor governmental agency.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the introductory paragraph.

“Company Securities” means, with respect to any Shelf Underwritten Offering or Piggyback Underwritten Offering, the shares of Common Stock that the Company proposes to include in such Underwritten Offering for its own account.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Henry Registration Rights Agreement” means that certain registration rights agreement, dated as of September [__], 2023, by and between the Company and Henry Resources LLC, Henry Energy LP, and Moriah Henry Partners LLC.

“Holder” means any record holder of Registrable Securities.

“Holder Securities” means (a) with respect to any Shelf Underwritten Offering, the Registrable Securities requested to be included in such Shelf Underwritten Offering by the Requesting Holders and the Shelf Piggybacking Holders and (b) with respect to any Piggyback Underwritten Offering, the Registrable Securities requested to be included in such Piggyback Underwritten Offering by the Piggybacking Holders.

“Indemnified Party” has the meaning set forth in Section 3.3.

“Indemnifying Party” has the meaning set forth in Section 3.3.

“Investor” has the meaning set forth in the introductory paragraph.

“Issued Shares” has the meaning set forth in the recitals.

“Losses” has the meaning set forth in Section 3.1.

“Majority Holders” means, at any time, the Holder or Holders of more than fifty percent (50%) of the Registrable Securities at such time.

“Managing Underwriter” means, with respect to any Underwritten Offering, the lead book-running manager(s) of such Underwritten Offering.

“Opt-Out Holder” means a Holder that has delivered to the Company an Opt-Out Notice, and has not revoked such Opt-Out Notice, pursuant to Section 2.11.

“Opt-Out Notice” has the meaning set forth in Section 2.11.

“Other Coordinated Offering” has the meaning set forth in Section 2.5.

“Other Holder Securities” means the “Holder Securities” as defined in each of the Henry Registration Rights Agreement and the Tall City Registration Rights Agreement, as applicable.

“Other Holders” means the “Holders” as defined in each of the Henry Registration Rights Agreement and the Tall City Registration Rights Agreement, as applicable.

“Permitted Transferee” means (a) with respect to the Investor or any other Person described in this clause (a) that becomes a Holder, (i) any of the direct or indirect partners, stockholders or members of such Investor or (ii) any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are a Person described in the foregoing clause (i) or Relatives of such a Person, and (b) with respect to any Holder, any Affiliate of such Holder.

“Person” means any individual, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Piggyback Underwritten Offering” has the meaning set forth in Section 2.4(a).

“Piggybacking Holder” has the meaning set forth in Section 2.4(a).

“Proceeding” means an action, claim, suit, arbitration, or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Registrable Securities” means (a) the Issued Shares and (b) any securities issued or issuable with respect to the Issued Shares by way of distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise; provided, however, that a Registrable Security shall cease to be a Registrable Security when (i) such Registrable Security has been disposed of pursuant to an effective Registration Statement, (ii) such Registrable Security has been disposed of under Rule 144 or any other exemption from the registration requirements of the Securities Act as a result of which the Transferee thereof does not receive “restricted securities” as defined in Rule 144, or (iii) (1) such Registrable Security and all other Registrable Securities held by the Holder of such Registrable Security are freely tradeable by such Holder without volume or other limitations or requirements under Rule 144 and (2) such Holder and its Affiliates collectively hold less than five percent (5%) of the outstanding shares of Common Stock.

“Registration Expenses” means all expenses incurred by the Company in complying with Article II, including, without limitation, all registration and filing fees, printing expenses, road show expenses, fees and disbursements of counsel and independent public accountants and independent reserve engineers for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, and the reasonable fees and disbursements of one special legal counsel to represent all Holders in an applicable Shelf Underwritten Offering, Piggyback Underwritten Offering, Block Trade or Other Coordinated Offering not to exceed $75,000 per Shelf Underwritten Offering, Piggyback Underwritten Offering, Block Trade or Other Coordinated Offering, but excluding any Selling Expenses.

“Registration Statement” means any registration statement of the Company filed or to be filed with the Commission under the Securities Act, including the related prospectus, amendments, and supplements to such registration statement, and including pre- and post-effective amendments and all exhibits and all material incorporated by reference in such registration statement.

“Relative” means, with respect to any individual: (a) such individual’s spouse, (b) any lineal descendant, parent, grandparent, great grandparent or sibling of such individual or any lineal descendant of any such sibling (in each case whether by blood or legal adoption), and (c) the spouse of an individual person described in clause (b) of this definition.

“Requesting Holders” has the meaning set forth in Section 2.2(a).

“Required Shelf Filing Date” means the third (3rd) Business Day after the Closing Date, or such other date as may be agreed to by the parties hereto in writing.

“Section 2.2 Maximum Number of Shares” has the meaning set forth in Section 2.2(c).

“Section 2.4 Maximum Number of Shares” has the meaning set forth in Section 2.4(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Selling Expenses” means all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities, and (b) transfer taxes allocable to the sale of the Registrable Securities.

“Selling Holder” means a Holder selling Registrable Securities pursuant to a Registration Statement.

“Shelf Piggybacking Holder” has the meaning set forth in Section 2.2(b).

“Shelf Registration Statement” has the meaning set forth in Section 2.1(a).

“Shelf Underwritten Offering” has the meaning set forth in Section 2.2(a).

“Shelf Underwritten Offering Request” has the meaning set forth in Section 2.2(a).

“Suspension Period” has the meaning set forth in Section 2.3.

“Tall City Registration Rights Agreement” means that certain registration rights agreement, dated as of September [__], 2023, by and between the Company and Tall City Property Holdings III LLC and Tall City Operations III LLC.

“Transfer” means any offer, sale, pledge, encumbrance, hypothecation, entry into any contract to sell, grant of an option to purchase, short sale, assignment, transfer, exchange, gift, bequest or other disposition, direct or indirect, in whole or in part, by operation of law or otherwise. “Transfer,” when used as a verb, and “Transferee” and “Transferor” have correlative meanings.

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which shares of Common Stock are sold to an underwriter for reoffer.

“Underwritten Offering Filing” means (a) with respect to a Shelf Underwritten Offering, a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to the Shelf Registration Statement relating to such Shelf Underwritten Offering, and (b) with respect to a Piggyback Underwritten Offering, (i) a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to an effective shelf Registration Statement (other than the Shelf Registration Statement) or (ii) a Registration Statement, in each case relating to such Piggyback Underwritten Offering.

“WKSI” means a “well-known seasoned issuer” as such term is defined in Rule 405.

Section 1.2            References. In this Agreement, unless otherwise expressly indicated, (a) each reference to an Article or Section is to the applicable Article or Section of this Agreement; (b) the terms “herein”, “hereunder”, “hereof” or terms of similar import refer to this Agreement as a whole and not to any particular Article, Section or other part of this Agreement; (c) references to any Rule are to the applicable rule promulgated under the Securities Act; and (d) references to any statute, rule or regulation (or to any particular section or other part of any of the foregoing) include (i) such statute, rule or regulation (or part thereof) as amended and in effect from time to time and (ii) any successor statute, rule or regulation (or part thereof) to such statute, rule or regulation (or part thereof).

ARTICLE II
REGISTRATION RIGHTS

Section 2.1            Shelf Registration.

(a)            As soon as practicable after the Closing Date, and in any event on or prior to the Required Shelf Filing Date, the Company shall prepare and file a “shelf” registration statement under the Securities Act to permit the resale of all of the Registrable Securities by the Holders from time to time as permitted by Rule 415 (such Registration Statement and any other Registration Statement contemplated by Section 2.1(b) or Section 2.1(c), the “Shelf Registration Statement”). The Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to become or be declared effective as soon as practicable after the filing thereof; provided, however, that, if the Company is a WKSI at time of filing of the Shelf Registration Statement, the Shelf Registration Statement shall be an automatic shelf registration statement that becomes effective upon filing with the Commission pursuant to Rule 462(e). The Company shall notify the Holders of the effectiveness of the Shelf Registration Statement no later than one (1) Business Day after the Shelf Registration Statement becomes or is declared effective.

(b)            The Shelf Registration Statement shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities pursuant to Rule 415; provided, however, that if the Company has filed the Shelf Registration Statement on Form S-1 and subsequently becomes eligible to use Form S-3 or any equivalent or successor form, the Company shall (i) file a post-effective amendment to the Shelf Registration Statement converting such Registration Statement on Form S-1 to a Registration Statement on Form S-3 or any equivalent or successor form or (ii) file a new Shelf Registration Statement on Form S-3 or any equivalent or successor form, upon the effectiveness of which the Company may withdraw the Shelf Registration Statement on Form S-1. The Shelf Registration Statement shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. The Shelf Registration Statement shall provide for the distribution or resale pursuant to any method or combination of methods legally available to the Holders.

(c)            The Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended as promptly as practicable to the extent necessary to ensure that the Shelf Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all of the Registrable Securities by the Holders from time to time as permitted by Rule 415 until all of the Registrable Securities have ceased to be Registrable Securities or the earlier termination of this Agreement as to all Holders pursuant to Section 6.1.

(d)            When effective, the Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in the Shelf Registration Statement, in the light of the circumstances under which such statements are made).

Section 2.2             Underwritten Shelf Offering Requests.

(a)            In the event that any Holder or group of Holders elects to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering and reasonably expects gross proceeds of at least $25 million from such Underwritten Offering (including proceeds attributable to any Registrable Securities included in such Underwritten Offering by any Shelf Piggybacking Holders), the Company shall, at the request (a “Shelf Underwritten Offering Request”) of such Holder or Holders (in such capacity, the “Requesting Holders”), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the underwriter or underwriters selected by the Company (provided that each such underwriter shall be a nationally recognized investment banking firm reasonably acceptable to the Requesting Holders holding a majority of the shares of Common Stock requested to be included in such Underwritten Offering by the Requesting Holders) and shall take all such other reasonable actions as are requested by the Managing Underwriter of such Underwritten Offering and/or the Requesting Holders in order to expedite or facilitate the disposition of such Registrable Securities and, subject to Section 2.2(c), the Registrable Securities requested to be included by any Shelf Piggybacking Holder in an Underwritten Offering (a “Shelf Underwritten Offering”); provided, however, that the Company shall have no obligation to facilitate or participate in more than two (2) Shelf Underwritten Offerings during any 12-month period (and no more than one (1) Shelf Underwritten Offering in any 90-day period).

(b)            If the Company receives a Shelf Underwritten Offering Request, it will give written notice of such proposed Shelf Underwritten Offering to each Holder (other than the Requesting Holders and any Opt-Out Holder), which notice shall include the anticipated filing date of the related Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Shelf Underwritten Offering, and of such Holders’ rights under this Section 2.2(b). Such notice shall be given promptly (and in any event at least five (5) Business Days before the filing of the Underwritten Offering Filing or two (2) Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering); provided, that if the Shelf Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises the Company and the Requesting Holder that the giving of notice pursuant to this Section 2.2(b) would adversely affect the offering, no such notice shall be required (and such Holders (other than the Requesting Holders) shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering). If such notice is delivered pursuant to this Section 2.2(b), each such Holder shall then have two (2) Business Days (or one (1) Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 2.2(b) to request inclusion of Registrable Securities in the Shelf Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities) (any such Holder making such request, a “Shelf Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Shelf Underwritten Offering.

(c)            If the Managing Underwriter of the Shelf Underwritten Offering shall inform the Requesting Holders of its belief that the number of Registrable Securities requested to be included in such Shelf Underwritten Offering by the Holders (and any other shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering) would materially and adversely affect such offering, then the Company shall include in the applicable Underwritten Offering Filing, to the extent of the total number of shares of Common Stock that the Requesting Holders are so advised can be sold in such Shelf Underwritten Offering without so materially adversely affecting such offering (the “Section 2.2 Maximum Number of Shares”), Registrable Securities in the following priority:

(i)            first, the Holder Securities, pro rata among the Holders based on the number of Registrable Securities each requested to be included, and

(ii)            second, to the extent that the number of Holder Securities is less than the Section 2.2 Maximum Number of Shares, the shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Shelf Underwritten Offering).

(d)            The Requesting Holders shall determine the pricing of the Registrable Securities offered pursuant to any Shelf Underwritten Offering and the applicable underwriting discounts and commissions and determine the timing of any such Shelf Underwritten Offering, subject to Section 2.3.

(e)            Each Holder shall have the right to withdraw its Registrable Securities from the Shelf Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of its request to withdraw.

Section 2.3            Delay and Suspension Rights. Notwithstanding any other provision of this Agreement, the Company may (a) delay effecting a Shelf Underwritten Offering or (b) suspend the Holders’ use of any prospectus that is a part of a Shelf Registration Statement upon written notice to each Holder whose Registrable Securities are included in such Shelf Registration Statement (provided that in no event shall such notice contain any material non-public information regarding the Company) (in which event such Holder shall discontinue sales of Registrable Securities pursuant to such Registration Statement but may settle any then-contracted sales of Registrable Securities), in each case, for a period of up to sixty (60) consecutive days, if the Board determines (i) that such delay or suspension is in the best interest of the Company and its stockholders generally due to a pending financing or other transaction involving the Company and that the disclosure of such pending financing or other transaction would be required in any such prospectus for its use by the Holders and such disclosure would materially and adversely affect the Company’s ability to consummate such pending financing or other transaction, (ii) that such registration or offering would violate applicable securities laws or (iii) that such registration or offering would require disclosure of material information for its use by the Holders that the Company has a bona fide business purpose for preserving as confidential (any such period, a “Suspension Period”); provided, however, that in no event shall any Suspension Periods collectively exceed an aggregate of one hundred (100) days in any 12-month period; provided, further, that (1) the number of days that the Company may so delay or suspend in accordance with this Section 2.3 in the 12-month period immediately following the Closing Date shall be reduced by the number of days after the Required Shelf Filing Date that the Shelf Registration Statement is declared or otherwise becomes effective, and (2) the number of days that the Company may so delay or suspend in accordance with this Section 2.3 in any 12-month period shall be reduced by the number of days in such period during which the Holders were obligated to discontinue their disposition of Registrable Securities pursuant to Section 2.7(b).

Section 2.4            Piggyback Registration Rights.

(a)            Subject to Section 2.4(c), if the Company at any time proposes to file an Underwritten Offering Filing for an Underwritten Offering of shares of Common Stock for its own account or for the account of any other Persons who have or have been granted registration rights, other than the Holders (a “Piggyback Underwritten Offering”), it will give written notice of such Piggyback Underwritten Offering to each Holder (other than any Opt-Out Holder), which notice shall include the anticipated filing date of the Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Piggyback Underwritten Offering, and of such Holders’ rights under this Section 2.4(a). Such notice shall be given promptly (and in any event at least five (5) Business Days before the filing of the Underwritten Offering Filing or two (2) Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering). Each such Holder shall then have four (4) Business Days (or one (1) Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 2.4(a) to request inclusion of Registrable Securities in the Piggyback Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities) (any such Holder making such request, a “Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Piggyback Underwritten Offering. Subject to Section 2.4(c), the Company shall use its commercially reasonable efforts to include in the Piggyback Underwritten Offering all Registrable Securities that the Company has been so requested to include by the Piggybacking Holders; provided, however, that if, at any time after giving written notice of a proposed Piggyback Underwritten Offering pursuant to this Section 2.4(a) and prior to the execution of an underwriting agreement with respect thereto, the Company or such other Persons who have or have been granted registration rights, as applicable, shall determine for any reason not to proceed with or to delay such Piggyback Underwritten Offering, the Company shall give written notice of such determination to the Piggybacking Holders and (i) in the case of a determination not to proceed, shall be relieved of its obligation to include any Registrable Securities in such Piggyback Underwritten Offering (but not from any obligation of the Company to pay the Registration Expenses in connection therewith), and (ii) in the case of a determination to delay, shall be permitted to delay inclusion of any Registrable Securities for the same period as the delay in including the shares of Common Stock to be sold for the Company’s account or for the account of such other Persons who have or have been granted registration rights, as applicable.

(b)            Each Piggybacking Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of its request to withdraw.

(c)            If the Managing Underwriter of the Piggyback Underwritten Offering shall inform the Company of its belief that the number of Registrable Securities requested to be included in such Piggyback Underwritten Offering, when added to the number of shares of Common Stock proposed to be offered by the Company or such other Persons who have or have been granted registration rights (and any other shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering), would materially and adversely affect such offering, then the Company shall include in such Piggyback Underwritten Offering, to the extent of the total number of securities which the Company is so advised can be sold in such offering without so materially adversely affecting such offering (the “Section 2.4 Maximum Number of Shares”), shares of Common Stock in the following priority:

(i)            if the Piggyback Underwritten Offering is initiated for the account of the Company:

(1)            first, the Company Securities,

(2)            second, to the extent that the number of Company Securities is less than the Section 2.4 Maximum Number of Shares, the Holder Securities and the Other Holder Securities proposed to be included, pro rata among the Holders and the Other Holders based on the number of shares of Common Stock each requested to be included, and

(3)            third, to the extent that the number of Company Securities plus the number of Holder Securities and Other Holder Securities proposed to be included is less than the Section 2.4 Maximum Number of Shares, the shares of Common Stock that other Persons who have or have been granted registration rights propose to include, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Piggyback Underwritten Offering);

(ii)            if the Piggyback Underwritten Offering is initiated on or before the third (3rd) anniversary of the Closing Date for the account of any Other Holder(s):

(1)            first, the Other Holder Securities for whose account the Piggyback Underwritten Offering is initiated, pro rata among such Other Holders based on the number of shares of Common Stock each requested to be included,

(2)            second, to the extent that the number of securities of the Other Holders covered in Section 2.4(c)(ii)(1) is less than the Section 2.4 Maximum Number of Shares, the Holder Securities and any Other Holder Securities for whose account the Piggyback Underwritten Offering was not initiated, pro rata among such Holders and Other Holders based on the number of shares of Common Stock each requested to be included,

(3)            third, to the extent that the number of securities of the Other Holders covered in Section 2.4(c)(ii)(1) and the Holders and Other Holders covered in Section 2.4(c)(ii)(2) is less than the Section 2.4 Maximum Number of Shares, the shares of Common Stock that other Persons who have or have been granted registration rights propose to include, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Piggyback Underwritten Offering), and

(4)            fourth, to the extent that the number of Other Holder Securities covered in Section 2.4(c)(ii)(1), Holder Securities and Other Holder Securities covered in Section 2.4(c)(ii)(2) and the shares of Common Stock that such other Persons covered in Section 2.4(c)(ii)(3) is less than the Section 2.4 Maximum Number of Shares, any Company Securities;

(iii)            if the Piggyback Underwritten Offering is initiated on or before the third (3rd) anniversary of the Closing Date for the account of any other Persons who have or have been granted registration rights (excluding the Other Holders):

(1)            first, the Holder Securities and Other Holder Securities, pro rata among such Holders or Other Holders based on the number of shares of Common Stock each requested to be included,

(2)            second, to the extent that the number of securities of such Holders or Other Holders covered in Section 2.4(c)(iii)(1) is less than the Section 2.4 Maximum Number of Shares, the shares of Common Stock that other Persons who have or have been granted registration rights propose to include, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Piggyback Underwritten Offering), and

(3)            third, to the extent that the number of Holder Securities, Other Holder Securities and the shares of Common Stock that such other Persons covered in Section 2.4(c)(iii)(2) is less than the Section 2.4 Maximum Number of Shares, any Company Securities; or

(iv)            if the Piggyback Underwritten Offering is initiated after the third (3rd) anniversary of the Closing Date for the account of any other Persons who have or have been granted registration rights (including the Other Holders):

(1)            first, the shares of Common Stock that such other Persons propose to include, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Piggyback Underwritten Offering),

(2)            second, to the extent that the number of shares of Common Stock proposed to be included by such other Persons is less than the Section 2.4 Maximum Number of Shares, the Holder Securities and the Other Holder Securities proposed to be included (to the extent not covered in Section 2.4(c)(iv)(1)), pro rata among the Holders and Other Holders based on the number of shares of Common Stock each requested to be included,

(3)            third, to the extent that the number of shares of Common Stock proposed to be included by such other Persons plus the number of Holder Securities and Other Holder Securities proposed to be included is less than the Section 2.4 Maximum Number of Shares, the shares of Common Stock that other Persons who have or have been granted registration rights propose to include (to the extent not covered by Section 2.4(c)(iv)(1)), pro rata among such other Persons based on the number of shares of Common Stock each requested to be included (or on such other basis of allocation among such other Persons as may be provided for in the instruments governing the registration rights of such Persons with respect to such Piggyback Underwritten Offering), and

(4)            fourth, to the extent that the number of shares of Common Stock proposed to be included by such other Persons plus the number of Holder Securities and Other Holder Securities and the shares of Common Stock covered in Section 2.4(c)(iv)(3) proposed to be included is less than the Section 2.4 Maximum Number of Shares, any Company Securities.

Section 2.5            Block Trades; Other Coordinated Offerings.

(a)            Notwithstanding any other provision of this Agreement, at any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, if a Requesting Holder wishes to engage in (i) a registered block trade with the assistance of the Company not involving a “roadshow” (a “Block Trade”), or (ii) an “at the market” or similar registered offering with the assistance of the Company through a broker, sales agent, distribution agent or placement agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $25 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Requesting Holder, then such Requesting Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least three (3) Business Days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering, including the delivery of customary comfort letters, customary legal opinions and customary underwriter due diligence; provided that the Requesting Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to coordinate with the Company and any underwriters, brokers, sales agents, distribution agents or placement agents prior to making such request in order to facilitate preparation of the prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

(b)            Prior to the filing of any applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Requesting Holders initiating such Block Trade or Other Coordinated Offering shall have the right to withdraw upon written notification to the Company, the underwriter or underwriters (if any) and any brokers, sales agents, distribution agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering.

(c)            For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.5 shall not be counted as a demand for a Shelf Underwritten Offering pursuant to Section 2.2, and neither the Company nor any of its security holders (other than the Requesting Holder) shall be entitled to include securities of the Company in a Block Trade or an Other Coordinated Offering initiated by the Requesting Holder pursuant to this Section 2.5.

(d)            The Requesting Holder in a Block Trade or Other Coordinated Offering shall have the right to select the underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

(e)            A Requesting Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.5 in any twelve (12) month period (and no more than one Block Trade or Other Coordinated Offering in any 90-day period).

Section 2.6            Participation in Underwritten Offerings.

(a)            In connection with any Underwritten Offering or Block Trade or Other Coordinated Offering contemplated by Section 2.2, Section 2.4 or Section 2.5, the underwriting agreement or distribution or sales agreement (or similar agreement), as applicable, into which each Selling Holder and the Company shall enter into shall contain such representations, covenants, indemnities (subject to Article III) and other rights and obligations as are customary in Underwritten Offerings or Block Trades or Other Coordinated Offerings of securities by the Company, as applicable, and the Company shall be entitled to designate counsel for the underwriters. No Selling Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

(b)            Any participation by the Piggybacking Holders in a Piggyback Underwritten Offering shall be in accordance with the plan of distribution of the Company or the other Persons who have registration rights, as applicable.

(c)            In connection with any Piggyback Underwritten Offering in which any Piggybacking Holder includes Registrable Securities pursuant to Section 2.4, such Piggybacking Holder agrees (i) to supply any information reasonably requested by the Company in connection with the preparation of any Underwritten Offering Filing for such Piggyback Underwritten Offering and (ii) to execute and deliver any agreements and instruments being executed by all Holders on substantially the same terms reasonably requested by the Company or the Managing Underwriter, as applicable, to effectuate such Piggyback Underwritten Offering, including, without limitation, underwriting agreements (subject to Section 2.6(a)), custody agreements, powers of attorney, questionnaires, and lock-ups or “hold back” agreements pursuant to which such Piggybacking Holder agrees with the Managing Underwriter not to sell or purchase any securities of the Company for the shorter of (x) the same period of time following the registered offering as is agreed to by the Company and the other participating Holders (not to exceed the shortest number of days that any director of the Company, “executive officer” (as defined under Section 16 of the Exchange Act) of the Company or any stockholder of the Company (other than a Holder or director or employee of, or consultant to, the Company) who owns ten percent (10%) or more of the outstanding shares contractually agrees with the underwriters of such Piggyback Underwritten Offering not to sell any securities of the Company following such Piggyback Underwritten Offering) and (y) thirty (30) days from the date of the execution of the underwriting agreement with respect to such Piggyback Underwritten Offering.

Section 2.7            Registration Procedures.

(a)            In connection with its obligations under this Article II, the Company will take all reasonably necessary action to facilitate and effect the transactions contemplated thereby, including, but not limited to, the following:

(i)            promptly prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Selling Holder thereof set forth in such Registration Statement;

(ii)            furnish to each Selling Holder, without charge, such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including without limitation all exhibits), such number of copies of the prospectus contained in such Registration Statement (including without limitation each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424, in conformity with the requirements of the Securities Act, and such other documents, as such Selling Holder may reasonably request;

(iii)            if applicable, use its commercially reasonable efforts to register or qualify all Registrable Securities and other securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as each Selling Holder thereof shall reasonably request, to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition in such jurisdictions of the securities owned by such Selling Holder, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (iii) be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

(iv)            use its commercially reasonable efforts to provide to each Selling Holder and any underwriters a copy of any customary auditor “comfort” letters, legal opinions or reports of the independent reserve engineers of the Company relating to the oil and gas reserves of the Company;

(v)            in accordance with Section 2.3 of this Agreement, promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such Selling Holder promptly prepare and file or furnish to such Selling Holder a reasonable number of copies of a supplement or post-effective amendment to the Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(vi)            otherwise comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, and furnish to each such Selling Holder at least the Business Day prior to the filing thereof a copy of any amendment or supplement to such Registration Statement or prospectus;

(vii)            provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

(viii)            in connection with the preparation and filing of any Registration Statement or any sale of Registrable Securities in connection therewith, give the Holders offering and selling thereunder, any underwriters and their respective counsels the opportunity to review and provide comments on such Registration Statement, each Prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto (other than amendments or supplements that do not make any material change in the information related to the Company) (provided that the Company shall not file any such Registration Statement including Registrable Securities or an amendment thereto or any related prospectus or any supplement thereto to which such Holders or any underwriter shall reasonably object in writing), and give each of them, together with any underwriter, broker, dealer or sales agent involved therewith, such access to its books and records and such opportunities to discuss the business of the Company and its subsidiaries with its officers, its counsel, the independent public accountants who have certified its financial statements, and the independent reserve engineers of the Company as shall be necessary, in the opinion of the Holder’s and such underwriters’ (or broker’s, dealer’s or sales agent’s, as the case may be) respective counsel, to conduct a reasonable due diligence investigation within the meaning of the Securities Act;

(ix)            use its commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of the Registration Statement, and, if any such order suspending the effectiveness of such Registration Statement is issued, promptly use its commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment;

(x)            promptly notify the Holders (i) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (ii) of any delisting or pending delisting of the Common Stock by any national securities exchange or market on which the Common Stock are then listed or quoted, and (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose;

(xi)            cause all Registrable Securities covered by such Registration Statement to be listed on any securities exchange on which the Common Stock is then listed;

(xii)            enter into such customary agreements, including but not limited to lock-up agreements by the Company (and, if reasonably requested by the Managing Underwriter(s), the Company’s directors and “executive officers” (as defined under Section 16 of the Exchange Act)) that extend through thirty (30) days following the entrance into the corresponding underwriting agreement, and to take such other actions as the Holder or Holders shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities; and

(xiii)            cause its officers to use their commercially reasonable efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including, without limitation, participation in electronic or telephonic “road shows”).

(b)            Each Holder agrees by acquisition of Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.7(a)(v), such Holder will forthwith discontinue such Holder’s disposition of Registrable Securities pursuant to the Registration Statement until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.7(a)(v) as filed with the Commission or until it is advised in writing by the Company that the use of such Registration Statement may be resumed, and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. The Company may provide appropriate stop orders to enforce the provisions of this Section 2.7(b).

Section 2.8            Cooperation by Holders. The Company shall have no obligation to include Registrable Securities of a Holder in any Registration Statement or Underwritten Offering if such Holder has failed to timely furnish such information as the Company may, from time to time, reasonably request in writing regarding such Holder and the distribution of such Registrable Securities that the Company determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.9            Expenses. The Company shall be responsible for all Registration Expenses incident to its performance of or compliance with its obligations under this Article II. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

Section 2.10          No Inconsistent Agreements; Additional Rights. The Company is not currently a party to and shall not hereafter enter into any agreement with respect to its securities that is inconsistent with or that in any way violates or subordinates rights granted to the Holders by this Agreement without the prior written consent of the Majority Holders.

Section 2.11          Opt-Out Notices. Any Holder may deliver notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of any proposed Shelf Underwritten Offering or Piggyback Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice by giving notice to the Company of such revocation. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any notice to such Opt-Out Holder pursuant to Section 2.2 or Section 2.4, as applicable, and such Opt-Out Holder shall no longer be entitled to the rights associated with any such notice.

ARTICLE III
INDEMNIFICATION AND CONTRIBUTION

Section 3.1            Indemnification by the Company. The Company will indemnify and hold harmless each Holder, its officers, directors, employees, agents, managers and affiliates and each Person (if any) that controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees) (“Losses”) caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact (a) contained in any Registration Statement relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (b) included in any prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that such indemnity shall not apply to that portion of such Losses caused by, or arising out of, any untrue statement, or alleged untrue statement or any such omission or alleged omission, to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Holder expressly for use therein.

Section 3.2            Indemnification by the Holders. Each Holder agrees to indemnify and hold harmless the Company, its officers and directors and each Person (if any) that controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statement is made), only to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing by or on behalf of such Holder expressly for use therein.

Section 3.3            Indemnification Procedures. In case any Proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 3.1 or Section 3.2, such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing (provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article III, except to the extent the Indemnifying Party is actually and materially prejudiced by such failure to give notice), and the Indemnifying Party shall be entitled to participate in such Proceeding and, unless in the reasonable opinion of outside counsel to the Indemnified Party a conflict of interest between the Indemnified Party and Indemnifying Party may exist in respect of such claim, to assume the defense thereof jointly with any other Indemnifying Party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (a) if the Indemnifying Party fails to assume the defense or employ counsel reasonably satisfactory to the Indemnified Party, (b) if such Indemnified Party who is a defendant in any action or Proceeding that is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party that are not available to the Indemnifying Party or (c) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties in each jurisdiction, except to the extent any Indemnified Party or Parties reasonably shall have concluded that there may be legal defenses available to such party or parties that are not available to the other Indemnified Parties or to the extent representation of all Indemnified Parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the Indemnifying Party shall be liable for any expenses therefor. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (a) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (b) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

Section 3.4            Contribution.

(a)            If the indemnification provided for in this Article III is unavailable to an Indemnified Party in respect of any Losses in respect of which indemnity is to be provided hereunder, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by law contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company (on the one hand) and a Holder (on the other hand) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b)            The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Article III were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 3.4(a). The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in Section 3.4(a) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article III, no Holder shall be liable for indemnification or contribution pursuant to this Article III for any amount in excess of the net proceeds of the offering received by such Holder, less the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE IV
RULE 144; ASSISTANCE WITH TRANSFERS

Section 4.1            Rule 144.

(a)            With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Company agrees to use its commercially reasonable efforts to:

(i)            make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144, at all times from and after the date hereof;

(ii)            file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(iii)            so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Company that it has complied with the reporting requirements of Rule 144 and (ii) unless otherwise available via the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 4.2            Assistance with Transfers. In connection with any sale or transfer of Registrable Securities by any Holder, including any sale or transfer pursuant to Rule 144 and other rules and regulations of the Commission that may at any time permit a Holder of Registrable Securities to sell or transfer securities of the Company without registration, the Company shall, to the extent allowed by law, promptly take any and all action necessary or reasonably requested by such Holder in order to permit or facilitate such sale or transfer, including, without limitation, at the sole expense of the Company, by (a) issuing such directions to any transfer agent, registrar or depositary, as applicable, (b) delivering such opinions to the transfer agent, registrar or depositary as are customary for the transaction of this type and are reasonably requested by the same, and (c) taking or causing to be taken such other actions as are reasonably necessary (in each case on a timely basis) in order to cause any legends, notations or similar designations restricting transferability of the Registrable Securities held by such Holder to be removed and to rescind any transfer restrictions with respect to such Registrable Securities; provided, however, that such Holder shall deliver to the Company, in form and substance reasonably satisfactory to the Company, representation letters regarding such Holder’s compliance with such rules and regulations, as may be applicable. In addition, the Company, at its sole expense, shall use commercially reasonable efforts to promptly remove any restrictive legend on any shares of Common Stock that are Registrable Securities upon request by the Holder if (a) such shares of Common Stock are sold pursuant to an effective registration statement, (b) a registration statement covering the resale of such shares of Common Stock is effective under the Securities Act and the applicable Holder delivers to the Company a representation letter agreeing that such shares of Common Stock will be sold under such effective registration statement or (c) such shares of Common Stock are eligible to be sold or transferred pursuant to Rule 144 without volume or other limitations or restrictions; provided, however, that with respect to clauses (b) and (c) above, the applicable Holder has provided all documentation and evidence as may be reasonably required by the Company or its transfer agent to confirm that the legend may be removed under applicable securities laws. Furthermore, if any Holder and its Affiliates collectively beneficially own at least ten percent (10%) of the outstanding shares of Common Stock following the third (3rd) anniversary of the Closing Date, at the request of such Holder, the Company shall use its commercially reasonable efforts to assist such Holders with respect to any potential private transfer of any Common Stock held by such Holder and its Affiliates, including (a) entering into customary confidentiality agreements with any prospective transferees, (b) affording to such Holders, its Affiliates and any prospective transferees and their respective counsel, accountants, lenders and other representatives, reasonable access during normal business hours to the properties, books, contracts and records of the Company and (c) providing reasonable availability of appropriate members of senior management of the Company to provide customary due diligence assistance in connection with any such transfer; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the Company’s business and operations.

ARTICLE V
TRANSFER OR ASSIGNMENT OF RIGHTS

The rights to cause the Company to register Registrable Securities and other rights under this Agreement may be transferred or assigned by each Holder to one or more Transferees or assignees of Registrable Securities if (a) such Transferee is (i) a Permitted Transferee of such Holder or (ii) acquiring at least $25 million of Registrable Securities as determined by reference to the volume weighted average price for such Registrable Securities on any securities exchange or market on which the Common Stock is then listed or quoted for the five trading days immediately preceding the applicable determination date, and (b) such Transferee has delivered to the Company a duly executed Adoption Agreement.

ARTICLE VI
MISCELLANEOUS

Section 6.1            Termination. This Agreement shall terminate as to any Holder, when such Holder no longer owns any shares of Common Stock that constitute Registrable Securities; provided, however, that Article III, Section 4.2 and this Article VI (other than Section 6.6) shall survive any termination hereof.

Section 6.2            Severability. If any provision of this Agreement, or any application thereof, is held invalid, illegal, or unenforceable in any respect under any law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the parties, to such law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal, or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality, and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.

Section 6.3            Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 6.4            Remedies. In the event of actual or potential breach by the Company of any of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

Section 6.5            Governing Law; Waiver of Jury Trial.

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

(b)            THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF, IN RELATION TO, OR IN CONNECTION WITH, THIS AGREEMENT.

Section 6.6            Adjustments Affecting Registrable Securities. The provisions of this Agreement shall apply to any and all shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution for the Registrable Securities, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Company as so changed.

Section 6.7            Binding Effects; Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and each Holder and its successors and assigns. Except as provided in Article V, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any Holder without the prior written consent of the Company.

Section 6.8            Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and by personal delivery (if signed for receipt), by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via electronic mail (following appropriate confirmation of receipt by return email, including an automated confirmation of receipt) and shall be deemed to have been made and the receiving party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day. All notices shall be addressed as follows:

(a)            If to the Company, to:

Vital Energy, Inc.

521 E. 2nd Street, Suite 1000

Tulsa, Oklahoma 74120

Attention: Mark Denny

Email: mark.denny@vitalenergy.com

with copies to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention: Christopher Centrich

Email: ccentrich@akingump.com

(b)            If to the Investor, to

Maple Energy Holdings, LLC

c/o Riverstone Credit Partners LLC

712 Fifth Avenue

36th Floor

New York, NY 10019

Email: legal@riverstonellc.com; whughes@riverstonecredit.com with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

1114 Sixth Avenue, 32nd Floor

New York, NY 10036

Attention: John Grand, Stancell Haigwood

E-mail: jgrand@velaw.com; shaigwood@velaw.com

(c)            If to any other Holders, to their respective addresses set forth on the applicable Adoption Agreement;

Any party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

Section 6.9            Modification; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company and the Majority Holders. No course of dealing between the Company and the Holders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.10          Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

Section 6.11          Third Party Beneficiaries. Except as otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns and other Persons expressly named herein.

Section 6.12          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

[Signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its undersigned duly authorized representative as of the date first written above.

VITAL ENERGY, INC.
a Delaware corporation

By:
	Name:	Jason Pigott
	Title:	President and Chief Executive Officer

Signature Page To Registration Rights Agreement

MAPLE ENERGY HOLDINGS, LLC
a Delaware limited liability company

By:
	Name:	[●]
	Title:	[●]

Signature Page To Registration Rights Agreement

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned transferee (“Transferee”) pursuant to the terms of that certain Registration Rights Agreement, dated as of [____], 2023, by and among Vital Energy, Inc., a Delaware corporation (the “Company”), Maple Energy Holdings, LLC, a Delaware limited liability company, and the Holders from time to time party thereto (as amended, supplemented, or otherwise modified from time to time, the “Registration Rights Agreement”). Terms used and not otherwise defined in this Adoption Agreement have the meanings set forth in the Registration Rights Agreement.

By the execution of this Adoption Agreement, the Transferee agrees as follows:

1.	Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of Common Stock of the Company, subject to the terms and conditions of Registration Rights Agreement, among the Company and the Holders party thereto.

2.	Agreement. Transferee (i) agrees that the shares of Common Stock of the Company acquired by Transferee shall be bound by and subject to the terms of the Registration Rights Agreement, pursuant to the terms thereof, and (ii) hereby adopts the Registration Rights Agreement with the same force and effect as if he, she, or it were originally a party thereto.

3.	Notice. Any notice required as permitted by the Registration Rights Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

4.	Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the shares of Common Stock and other securities referred to above and in the Registration Rights Agreement, to the terms of the Registration Rights Agreement.

Signature:

Address:
Contact Person:
Telephone No:
Email: